UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 Amendment No. 4

                                   XFONE, INC.
                 (Name of small business issuer in its charter)

    Nevada                           7389                     11-3618510
  (State of            (Primary Standard Industrial       (I.R.S. Employer
 Incorporation)         Classification Code Number)    Identification Number)

                        c/o Swiftnet Ltd. Britannia House
                                  960 High Road
                          London, United Kingdom N12 9RY
               (Address of principal executive offices) (Zip Code)

     Registrant's telephone number, including area code: 011.44.845.1087777

                                 Britannia House
                                  960 High Road
                         London, United Kingdom N12 9RY
                    (Address of principal place of business)

                          Incorporation Services, Inc.
                       6075 South Eastern Avenue, Suite 1
                          Las Vegas, Nevada 89119-3146
                                 (702) 866-2500
            (Name, address and telephone number of agent for service)

   3,110,211 SHARES ARE BEING OFFERED BY SELLING SHAREHOLDERS, WHICH INCLUDES 2,123,474 SHARES TO BE ISSUED UPON THE EXERCISE OF WARRANTS A AND WARRANTS B

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                    CALCULATION OF REGISTRATION FEE (1)(2)(3)

-------------------------------------------------------------------------------------------------------
                                                  Proposed maximum    Proposed maximum      Amount of
Title of each class of securities   Amount to be   offering price    aggregate offering   registration
         to be registered            registered      per share             price               fee
-------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(1)       986,737         $4.50(1)         $4,440,316.50         $562.59
-------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value
underlying Warrants A to Purchase
Common Stock (2)                     1,136,737         $5.50(2)         $6,252,053.50         $792.14
-------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value
underlying Warrants B (3) to
Purchase Common Stock                  986,737         $3.50(3)         $3,453,579.50         $437.57
-------------------------------------------------------------------------------------------------------
Total                                3,110,211                         $14,145,949.50       $1,792.30
-------------------------------------------------------------------------------------------------------

(1) Estimated solely to calculate the registration fee pursuant to Rule 457 of the Securities Act. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on February 20, 2004.
(2) Represents shares of common stock issuable upon the exercise of Warrants A. Each warrant entitles the Holder to purchase shares of common stock at an exercise price of $5.50 per share.
(3) Represents shares of common stock issuable upon the exercise of Warrants B. Each warrant entitles the Holder to purchase shares of common stock at an exercise price of $3.50 per share.

This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar adjustment to the warrants.

Selling shareholders hold all of the shares that we are registering. Our common stock shares are quoted on the OTC Bulletin Board under the symbol "XFNE". There is currently only a limited market in our common stock and we do not know whether an active market in our common stock will develop. We will not receive proceeds from the sale of shares by the selling shareholders. We will receive proceeds from the exercise of Warrants A and Warrants B, if and to the extent that any of the Warrants A and B are exercised.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

                                   XFONE, INC.

  986,737 SHARES OF OUR COMMON STOCK ARE BEING OFFERED BY SELLING SHAREHOLDERS;
    1,136,737 SHARES OF OUR COMMON STOCK ARE ISSUABLE IN CONNECTION WITH THE
       EXERCISE OF WARRANTS A; AND 986,737 SHARES OF OUR COMMON STOCK ARE
            ISSUABLE IN CONNECTION WITH THE EXERCISE OF WARRANTS B.

This prospectus relates to the resale by certain selling shareholders of our common stock of up to 3,110,211 shares of our common stock in connection with the resale of: (a) up to 986,737 shares of our common stock which we issued in our private placement; (b) up to 1,136,737 shares of our common stock which may be issued upon the exercise of Warrants A issued in connection with our private placement; and (c) up to 986,737 shares of our common stock which may be issued upon the exercise of Warrants B issued in connection with our private placement.

The selling shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling shareholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus brokerage fees. We are responsible for all other costs, expenses and fees, including filing, legal, accounting and miscellaneous fees incurred or expected to be incurred of approximately $238,287 in registering the shares offered by this Prospectus. Selling shareholders will pay no offering expenses. Our common stock is traded on the National Association of Security Dealers OTC Bulletin Board under the symbol "XFNE." On September 10, 2004, the closing bid price of our common stock was $2.90.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Preliminary Prospectus Statement is September 13, 2004.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you read the entire prospectus.


                                TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS
Front of Registration Statement and Outside Front Cover of Prospectus .......
Inside Front and Outside Back Cover Pages of Prospectus......................
     Summary Information.....................................................  4
     Risk factors............................................................  7


AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE PROSPECTIVE INVESTORS THAT WE WILL CONTINUE OPERATIONS OR MAKE A PROFIT IN THE FUTURE. NO PURCHASE OF THE COMMON STOCK SHOULD BE MADE BY ANY PERSON WHO CANNOT AFFORD A TOTAL LOSS OF HIS OR HER INVESTMENT.

IF ANY OF OUR AGREEMENTS WITH SERVICE PROVIDERS THAT PROVIDE US WITH TELEPHONE ROUTING AND SWITCHING SERVICES ARE TERMINATED, OR IF ANY OF THE SERVICE PROVIDERS CEASE DOING BUSINESS, OUR OPERATIONS, REVENUES, AND POTENTIAL PROFITABILITY MAY BE ADVERSELY AFFECTED.

WE ARE SUBJECT TO EXTENSIVE REGULATION IN THE UNITED KINGDOM AND FOREIGN COUNTRIES WHICH MAY LEAD US TO INCUR INCREASED BUSINESS COSTS AND NEGATIVE EFFECTS UPON OUR REVENUES AND POTENTIAL PROFITABILITY.

IF OUR INFORMATION AND BILLINGS SYSTEMS ARE UNABLE TO FUNCTION PROPERLY AS OUR OPERATIONS GROW, WE MAY EXPERIENCE SYSTEM DISRUPTIONS, REDUCED LEVELS OF CUSTOMER SERVICE, AND A DECLINING CUSTOMER BASE AND REVENUES.

TERRORIST ATTACKS, WAR, OR ARMED CONFLICT OR POLITICAL/ECONOMIC EVENTS OR UPHEAVALS IN FOREIGN COUNTRIES WHERE WE CONDUCT BUSINESS MAY NEGATIVELY AFFECT OUR REVENUES AND RESULTS OF OPERATIONS.

IF WE ARE NOT ABLE TO OBTAIN FINANCING AS WE GROW OUR BUSINESS, WE WILL HAVE TO CURTAIL THESE PLANS AND THE VALUE OF YOUR INVESTMENT MAY BE NEGATIVELY AFFECTED.

SHOULD OUR AGREEMENTS WITH STORY TELECOM, WORLDNET OR BRITISH TELECOM BE CANCELLED, OUR REVENUES WILL BE NEGATIVELY IMPACTED.

OUR REVENUES AND OUR POTENTIAL PROFITABILITY MAY BE NEGATIVELY AFFECTED BECAUSE WE DO NOT HAVE A CONTROLLING INTEREST OR MANAGEMENT CONTROL OF STORY TELECOM AND/OR IF OUR JOINT VENTURE WITH STORY TELECOM IS TERMINATED.

THE DEMAND FOR OUR SERVICES FLUCTUATES DURING CERTAIN PERIODS WHICH WILL NEGATIVELY AFFECT OUR REVENUES AND MAKE IT DIFFICULT FOR YOU TO DETERMINE WHETHER OUR BUSINESS WILL BE SUCCESSFUL.

U.S.   INVESTORS   MAY  INCUR   INCREASED   LEGAL   FEES  AND  HAVE   DIFFICULTY
ENFORCINGLIABILITIES OR BRINGING ACTIONS AGAINST US BECAUSE OUR OPERATING SUBSIDIARY IS NOT A U.S. CORPORATION.

OUR MANAGEMENT DECISIONS ARE MADE BY OUR FOUNDER AND CHAIRMAN OF OUR BOARD OF DIRECTORS, ABRAHAM KEINAN, AND OUR PRINCIPAL EXECUTIVE OFFICER/PRESIDENT, GUY NISSENSON; IF WE LOSE THEIR SERVICES, OUR OPERATIONS WILL BE NEGATIVELY IMPACTED.

WE DO NOT HAVE INDEPENDENT DIRECTORS OR AN AUDIT COMMITTEE WHICH MAY HARM OUR MINORITY STOCKHOLDERS AND NEGATIVELY AFFECT OUR FINANICAL CONDITION.

OUR  OPERATIONS  ARE  SUBJECT  TO  POSSIBLE   CONFLICTS  OF  INTEREST  REGARDING
SWIFTNET'S AGREEMENTS WITH CAMPBELTOWN BUSINESS, LTD. AND ABRAHAM KEINAN WHICH MAY NOT BE RESOLVED IN A MANNER FAVORABLE TO OUR MINORITY SHAREHOLDERS.

OUR COMMON STOCK IS THINLY TRADED AND AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NEVER DEVELOP.

THE PRICE OF OUR COMMON STOCK IS SUBJECT TO DILUTION AND ILLIQUIDITY, AND THE RESALE OF THE SHARES BEING REGISTERED IN THIS PROSPECTUS MAY NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK.


WE ARE SUBJECT TO SECURITIES AND EXCHANGE COMMISSION PENNY STOCK RULES AND NASD SALES PRACTICE REQUIREMENTS WHICH MAY LIMIT YOUR ABILITY TO BUY AND SELL OUR COMMON STOCK.

SHOULD WE BREACH TERMS OF OUR AGREEMENTS WITH THE SELLING SHAREHOLDERS, WE MAY BE SUBJECT TO PENALTIES OR OTHER LIABILITIES WHICH MAY REDUCE THE VALUE OF OUR COMMON STOCK AND NEGATIVELY AFFECT OUR POTENTIAL PROFITABILITY.

Forward Looking Statements ................................................. 15
Use of Proceeds ............................................................ 16
Determination of Offering Price ............................................ 17
Dilution ................................................................... 17
Selling Shareholders ....................................................... 17
Plan of Distribution ....................................................... 23
Legal Proceedings .......................................................... 26
Directors, Executive Officers, Promoters and Control Persons................ 27
Security Ownership of Certain Beneficial Owners and Management.............. 31
Description of Securities................................................... 35
Interest of Named Experts and Counsel....................................... 38
Disclosure of Commission Position on Indemnification........................ 38
Organization within Last Five Years......................................... 39
Description of Business..................................................... 39
Management's Discussion and Analysis or Plan of Operation................... 74
Description of Property..................................................... 93
Certain Relationships and Related Transactions.............................. 94
Market for Common Equity and Related Stockholder Matters.................... 101
Executive Compensation...................................................... 104
Financial Statements................................................. F-1 - F-52

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers...................................II-1
Other Expenses of Issuance and Distribution.................................II-1
Recent Sales of Unregistered Securities.....................................II-2
Exhibits
Undertakings

PROSPECTUS SUMMARY

HOW OUR COMPANY IS ORGANIZED

We were incorporated in the State of Nevada on September 1, 2000 to acquire Swiftnet, Ltd. and to conduct Swiftnet's telecommunications business. Swiftnet was incorporated under the laws of the United Kingdom on February 12, 1990. On October 4, 2000, we acquired all of Swiftnet's issued and outstanding stock in exchange for 2.4 million newly issued shares of our common stock, which represented 55% of our outstanding common stock at the time of the acquisition. As a result, Swiftnet became our subsidiary, the members of Swiftnet's board of directors were appointed to our board of directors, and Swiftnet's officers became our officers. During 2004, we established 2 other subsidiaries: Xfone Communication Ltd and Xfone USA, Inc. We are authorized to issue 25,000,000 shares of common stock, of which 6,111,155 shares were issued and outstanding as of September 13, 2004. We are authorized to issue 50,000,000 shares of preferred stock of which no shares are issued and outstanding. We currently have 500,000 options to purchase 500,000 shares of our common stock.

WHERE YOU CAN FIND US

Our principal executive offices are located at Britannia House, 960 High Road, London, United Kingdom N12 9RY. Our telephone number is 011.44.845.1087777

ABOUT OUR BUSINESS

We provide international long distance voice and data communications services through our subsidiary, Swiftnet, Ltd, which has conducted communications service operations in the United Kingdom since 1990. Our customers are located in over 75 countries in Europe, Australia, North America, South America, Asia, and Africa. As of June 30, 2004, approximately 90% of our revenues were derived from our customers located in the United Kingdom; however, due to a management contract and a merger agreement that we have with a United States based entity and our telecom license to conduct business in Israel, we expect that this percentage will decrease due to more of our business being conducted in the United States and Israel.

Our services include home and business telephone services utilizing access numbers and calling cards. We also provide e-mail and facsimile messaging services, including multiple facsimile distributions, e-mail to facsimile and facsimile to e-mail services.

On April 15, 2004, we established an Israel based subsidiary, Xfone Communication Ltd. On July 4, 2004 the Ministry of Communications of the state of Israel granted Xfone Communication a license to provide international telecom services in Israel. We plan to start providing services in Israel through Xfone Communication by November 1, 2004.

On May 28, 2004,  we entered  into an  agreement  to acquire WS Telecom  Inc., a
Mississippi corporation, and its two wholly owned subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, through the merger of WS Telecom into our wholly owned subsidiary, Xfone USA, Inc.

ABOUT THE OFFERING:

This prospectus relates to the resale by certain security holders of up to 3,110,211 shares of our common stock in connection with the resale of:

           o up to 986,737 shares of our common stock which were issued in our January/February 2004 private placement;

           o up to 1,136,737 shares of our common stock which may be issued upon the exercise of certain Warrants A issued in connection with our January/February 2004 private placement; and

           o up to 986,737 shares of our common stock which may be issued upon the exercise of certain Warrants B issued in connection with our January/February 2004 private placement.

We will not receive any proceeds from the resale of the common stock by the selling shareholders; however, we will receive proceeds from the exercise of the Warrants A and B if and to the extent that any of the warrants are exercised. We have agreed to pay all offering expenses. The selling shareholders are offering 986,737 shares of common stock which they already own and an additional 2,123,474 shares of common stock that may be held by them if and to the extent that they exercise Warrants A and B which they currently hold. We are registering the common stock covered by this Prospectus in order to fulfill the obligations we have under agreements with the Selling Shareholders as detailed on page 17 of this Prospectus.

ABOUT WARRANTS OUTSTANDING

In connection with our January/February 2004 private placement, we currently have 1,136,737 Warrants A outstanding which are exercisable into 1,136,737 shares of common stock and 986,737 Warrants B outstanding which are exercisable into 986,737 shares of our common stock. In addition, we may grant up to 125,000 warrants without a class designation, such as A or B, in connection with investor and media relations services to be rendered to us during the next 12 months, the underlying shares of our common stock of which are not being registered in this offering.

Our common stock is quoted on the OTC Bulletin Board under the symbol ("XFNE"). On September 10, 2004, the closing bid price of our common stock was $2.90.

       Selected Historical Financial Information

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

                                                                    December 31
                                         2003                 2002              2001               2000
                                       Audited               Audited          Audited            Audited
IN POUNDS:
----------------------------------------------------------------------------------------------------------------
REVENUES ...............           (pound)7,282,181     (pound)3,741,436  (pound)2,658,905    (pound)1,354,746
OPERATING PROFIT .......           (pound)  666,367     (pound)  315,602  (pound)  235,336    (pound)   97,687
NET INCOME .............           (pound)  421,445     (pound)  240,981  (pound)  145,606    (pound)   69,559
BASIC EPS ..............           (pound)     0.08     (pound)     0.05  (pound)     0.03    (pound)     0.02
TOTAL ASSETS ...........           (pound)3,290,227     (pound)2,169,816  (pound)1,569,336    (pound)  968,544
LONG TERM LIABILITY.....           (pound)  125,838     (pound)   66,193  (pound)   50,488    (pound)   40,676

                                         Three months ended June 30                 Six Months Ending June 30
                                         2004                 2003                 2004                  2003
                                       Unaudited            Unaudited             Unaudited            unaudited
IN POUNDS:
---------------------------------------------------------------------------------------------------------------------
REVENUES ...............           (pound)2,232,495     (pound)1,410,947       (pound)4,539,710     (pound)2,485,609
OPERATING PROFIT .......           (pound)   99,627     (pound)  104,659       (pound)  234,228     (pound)  220,199
NET INCOME .............           (pound)   70,859     (pound)   78,196       (pound)  173,928     (pound)  172,535
BASIC EPS ..............           (pound)     0.01     (pound)    0.01        (pound)     0.03     (pound)     0.03
TOTAL ASSETS ...........           (pound) 4,737,875    (Pound) 3,485,790
LONG TERM LIABILITY.....           (pound)   146,109    (pound)   101,361


CONVENIENCE TRANSLATION

                             Three Months ended                Six months ended
                               June 30, 2004                     June 30, 2004
                               ---------------                    ------------
IN DOLLARS $1.81 = (pound) 1:
Revenues ...............        $4,040,816                            $8,216,875

Operating profit .......        $  180,325                            $  423,953
Net Income .............        $  128,255                            $  314,810
Basic EPS ..............        $     0.02                            $     0.05

Total Assets ...........        $8,575,550                            $8,575,550
Long Term Liability ....        $  264,452                            $  264,452

                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE PROSPECTIVE INVESTORS THAT WE WILL CONTINUE OPERATIONS OR MAKE A PROFIT IN THE FUTURE. NO PURCHASE OF THE COMMON STOCK SHOULD BE MADE BY ANY PERSON WHO CANNOT AFFORD A TOTAL LOSS OF HIS OR HER INVESTMENT.

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any shares of our common stock.

IF ANY OF OUR AGREEMENTS WITH SERVICE PROVIDERS THAT PROVIDE US WITH TELEPHONE ROUTING AND SWITCHING SERVICES ARE TERMINATED, OR IF ANY OF THE SERVICE PROVIDERS CEASE DOING BUSINESS, OUR OPERATIONS, REVENUES, AND POTENTIAL PROFITABILITY MAY BE ADVERSELY AFFECTED.

Should any of our agreements with our primary service providers, WorldCom International, Ltd., Teleglobe, British Telecom, Openair and ITXC be terminated or any such companies cease doing business, we would attempt to secure new agreements with providers or we would have to reprogram the systems for our direct access customers, from our service provider switches to another provider; however, the occurrence of either event may cause disruptions in service, prolonged interruptions, or a cessation of our customer services, all of which could negatively affect our operations, revenues and potential profitability.

WE ARE SUBJECT TO EXTENSIVE REGULATION IN THE UNITED KINGDOM AND FOREIGN COUNTRIES WHICH MAY LEAD US TO INCUR INCREASED BUSINESS COSTS AND NEGATIVE EFFECTS UPON OUR REVENUES AND POTENTIAL PROFITABILITY.

Our business operates in at least 75 countries, all of which have different regulations, jurisdictions, and standards and controls related to licensing, telecommunications, import/export, currency and trade. Regulatory changes pertaining to future regulatory classification of Internet related telephone services, otherwise known as VoIp telephony, may lead to burdensome regulatory requirements and fees, as well as additional interconnection fees to carriers and changes in access charges, universal service, and regulatory fee payments, which would affect our long distance services related costs, may have a material impact upon our ability to conduct business, as well as our revenues. Our compliance with foreign rules and regulations may lead to increased costs of doing business or reduced revenues from having to decrease or eliminate our business in certain foreign countries, all of which may negatively affect our potential profitability. For more detailed information regarding our foreign business, please see our "Description of Business" Section beginning at page 27.

IF OUR INFORMATION AND BILLINGS SYSTEMS ARE UNABLE TO FUNCTION PROPERLY AS OUR OPERATIONS GROW, WE MAY EXPERIENCE SYSTEM DISRUPTIONS, REDUCED LEVELS OF CUSTOMER SERVICE, AND A DECLINING CUSTOMER BASE AND REVENUES.

Over the past two years, our business revenues and operations have more than doubled. We now handle at least 3,000,000 transactions on a daily basis with over 10,000 customers located in 75 countries. Accordingly, our information and billing systems are under increasing stress. We use internally developed systems to operate our services and for transaction processing, including billing and collections processing. We must continually improve these systems in order to meet the level of use. Furthermore, in the future, we may add features and functionality to our products and services using internally developed or third party licensed technologies. Our inability to add software and hardware or develop and upgrade existing technology, transaction processing systems and network infrastructure to meet increased volume through our processing systems or provide new features or functionality, may cause system disruptions, slower response times, reductions in levels of customer service, decreased quality of the user's experience, collection difficulties, and delays in reporting accurate financial information. Any such failure could cause system disruptions, reduced levels of customer service, and a declining customer base and revenues.

TERRORIST ATTACKS, WAR, OR ARMED CONFLICT OR POLITICAL/ECONOMIC EVENTS OR UPHEAVALS IN FOREIGN COUNTRIES WHERE WE CONDUCT BUSINESS MAY NEGATIVELY AFFECT OUR REVENUES AND RESULTS OF OPERATIONS.

Terrorist attacks in Great Britain or Great Britain's involvement in the war with Iraq or other armed conflict or political/economic events in other countries where we conduct business, may negatively impact consumer confidence and spending in Great Britain, as well as spending in the other countries where we conduct our business. Any such occurrences could lead to interruption in our services and could negatively affect our revenues and results of operations.

IF WE ARE NOT ABLE TO OBTAIN FINANCING AS WE GROW OUR BUSINESS, WE WILL HAVE TO CURTAIL THESE PLANS AND THE VALUE OF YOUR INVESTMENT MAY BE NEGATIVELY AFFECTED.

Our future business will involve substantial costs, primarily those costs associated with marketing, business development, and possible acquisitions. If our revenues are insufficient to fund our operations as we grow our business, we may need traditional bank financing or financing from debt or equity offerings. However, if we are unable to obtain financing when needed, we may be forced to curtail our operations, which could negatively affect our revenues and potential profitability and the value of your investment.

SHOULD OUR AGREEMENTS WITH STORY TELECOM, WORLDNET OR BRITISH TELECOM BE CANCELLED, OUR REVENUES WILL BE NEGATIVELY IMPACTED.

During 2003, we were dependent upon the revenues of:

      o our affiliate, Story Telecom, which represented 37% of our total revenues;

      o     our  largest  reseller,   Worldnet,  which  represented  6%  of  our
            revenues; and

      o     our   largest   customer,   British   Telecom,   which   represented
            approximately 18% of our total revenues.

Should our agreements involving Story Telecom, Worldnet or British Telecom be cancelled, our revenues will be negatively affected.

OUR REVENUES AND OUR POTENTIAL PROFITABILITY MAY BE NEGATIVELY AFFECTED BECAUSE WE DO NOT HAVE A CONTROLLING INTEREST OR MANAGEMENT CONTROL OF STORY TELECOM AND/OR IF OUR JOINT VENTURE WITH STORY TELECOM IS TERMINATED.

Our subsidiary, Swiftnet, established a joint business with Mr. Nir Davison to develop, sell, market, and distribute telecommunications products bearing the name of Story Telecom Ltd. Our joint venture with Story Telecom accounted for approximately 36% of our revenues during 2003, and, and we expect it to continue to account for a significant percentage. If for any reason our joint venture with Story Telecom is terminated, our revenues and potential profitability may be adversely affected. In addition, under our agreement with Story Telecom Ltd., our subsidiary, Swiftnet, has a 40% interest in Story Telecom while Nir Davison has a 60% interest and is Story Telecom's Managing Director. Because we do not have a controlling interest in or management control of Story Telecom, our strategic objectives may be impeded, which also may negatively affect our revenues and potential profitability.

THE DEMAND FOR OUR SERVICES FLUCTUATES DURING CERTAIN PERIODS WHICH WILL NEGATIVELY AFFECT OUR REVENUES AND MAKE IT DIFFICULT FOR YOU TO DETERMINE WHETHER OUR BUSINESS WILL BE SUCCESSFUL.

Our business is characterized by a lower demand for our services during the months of April, August and December. Because our revenues correspond to the demand for our services, our revenues will be lower during those months and will reflect lower earnings, and make it difficult for you to assess whether our business will be successful.

U.S.   INVESTORS   MAY  INCUR   INCREASED   LEGAL   FEES  AND  HAVE   DIFFICULTY
ENFORCINGLIABILITIES  OR  BRINGING  ACTIONS  AGAINST  US BECAUSE  OUR  OPERATING

SUBSIDIARY IS NOT A U.S. CORPORATION.

All of our operations are conducted through our subsidiary, Swiftnet, Ltd., which is incorporated and located in the United Kingdom, and all of our assets are located outside the United States. In addition, our executive officer and all of our directors are foreign citizens. As a result, it may be expensive, difficult or impossible for United States investors to obtain service of process upon us within the United States or to enforce or collect judgments against us for civil liabilities in United States courts.

OUR MANAGEMENT DECISIONS ARE MADE BY OUR FOUNDER AND CHAIRMAN OF OUR BOARD OF DIRECTORS, ABRAHAM KEINAN, AND OUR PRINCIPAL EXECUTIVE OFFICER/PRESIDENT, GUY NISSENSON; IF WE LOSE THEIR SERVICES, OUR OPERATIONS WILL BE NEGATIVELY IMPACTED.

The success of our business is dependent upon the expertise of our Chairman of the Board, Abraham Keinan, and our Principal Executive Officer/President, Guy Nissenson. Because Messrs. Keinan and Nissenson are essential to our operations, you must rely solely on their management decisions. Messrs. Keinan and Nissenson will continue to control our business affairs after the offering. We have not entered into any agreement with Messrs. Keinan or Nissenson that would prevent them from leaving our company, nor have we obtained any "key man" life insurance relating to them. There is no assurance that we would be able to hire and retain another Chairman of the Board or President/Principal Executive Officer/Principal Financial Officer/Principal Accounting Officer with comparable experience. As a result, the loss of either Mr. Keinan's or Mr. Nissenson's services would have a materially adverse affect upon our business, financial condition, and results of operation.

WE DO NOT HAVE INDEPENDENT DIRECTORS OR AN AUDIT COMMITTEE WHICH MAY HARM OUR MINORITY STOCKHOLDERS AND NEGATIVELY AFFECT OUR FINANICAL CONDITION.

We have no independent directors or audit committee to oversee or make decisions regarding our auditors, audit procedures, investments, or executive compensation. Accordingly, our executive officers determine their own executive compensation and our investments, which may be harmful to our minority stockholders. We have a 47 1/2% interest and 40% interest in two business ventures, Auracall Limited and Story Telecom, respectfully, from which we receive substantial revenues; however, to date we have only net losses from such operations. Our management receives a bonus and success fee or other compensation based on certain targeted revenue levels, including such revenues that are derived from Auracall. In addition, our Chairman of the Board and Chief Executive Officer are directors of Auracall and our Chief Executive Officer is a director of Story Telecom. Because our executive officers determine their own compensation, including such bonus and success related fees, a conflict of interest between our executives officers' interest and our stockholder's interest exists, which may favor the interests of our executives over that of our minority stockholders and our long term financial and operational interests. In addition, because we do not have such independent oversight or an audit committee, our financial record keeping, financial reporting and disclosure, and our ability to maintain an effective use of our resources may be negatively affected, all of which may negatively affect our financial condition.

OUR MANAGEMENT HAS SIGNIFICANT CONTROL OVER STOCKHOLDER MATTERS, WHICH MAY AFFECT THE ABILITY OF MINORITY STOCKHOLDERS TO INFLUENCE OUR ACTIVITIES.


Collectively, our officers/directors beneficially own approximately 66.25% of our outstanding common stock. In addition, our Principal Executive Officer/President, Guy Nissenson has significant influence over an additional 11.8% of our common stock, which is owned by Campbeltown Business, Ltd., an entity controlled by Mr. Nissenson and his family. Also, as a result of Irrevocable Proxies signed by the Selling Shareholders identified in this
Prospectus,  Mr.  Nissenson has an additional  969,237  shares that he may vote, representing an additional 15.9% of our common stock. Therefore, our officers/directors potentially may vote 93.95% of our common stock, without giving effect to the issuance of any shares upon the exercise of outstanding warrants. As such, our officers/directors and their family members control the outcome of all matters submitted to a vote of the holders of our common stock, including the election of our directors, amendments to our certificate of incorporation and approval of significant corporate transactions. Additionally, our officers/directors could delay, deter or prevent a change in our control that might be beneficial to our other stockholders.

OUR  OPERATIONS  ARE  SUBJECT  TO  POSSIBLE   CONFLICTS  OF  INTEREST  REGARDING
SWIFTNET'S AGREEMENTS WITH CAMPBELTOWN BUSINESS, LTD. AND ABRAHAM KEINAN WHICH MAY NOT BE RESOLVED IN A MANNER FAVORABLE TO OUR MINORITY SHAREHOLDERS.

Since May 2000, Swiftnet, Ltd., our subsidiary, has a consulting agreement with Campbeltown Business, Ltd., a privately held company that is owned by our

Principal Executive Officer/President, Guy Nissenson, and his family. This agreement expires in November 2004. This agreement provides for cash payments of $2,946 each month to Campbeltown Business, Ltd. for consulting services and an additional monthly performance bonus based upon Swiftnet attaining certain revenue levels. During June 2000, Swiftnet, Ltd. entered into a Stock Purchase Agreement with our Chairman of the Board, Abraham Keinan, and Campbeltown Business, Ltd. This agreement provides for compensation to Campbeltown Business Ltd., in the form of options and stock, including an outstanding option to acquire a 10% interest in us for $200,000. In addition, this agreement also prohibits us from issuing additional shares or equity rights without a written agreement from Campbeltown Business, Ltd., and grants them under certain conditions a right of first refusal on any securities offering we conduct until December 31, 2005. These agreements were not negotiated at "arms length" and are subject to potential conflicts of interest that may not be resolved in a manner favorable to our minority shareholders. These agreements will enable Campbeltown Business, Ltd. to exert significant influence over our future operations, including our future equity financing transactions. You should be aware that any stock issuances to Campbeltown Business, Ltd. will dilute your percentage stock ownership. For more detailed information regarding these agreements and other potential conflicts of interest please see our "Certain Relationships and Related Transactions" Section beginning on page 94.

OUR COMMON STOCK IS THINLY TRADED AND AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NEVER DEVELOP

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the Nasdaq Small Cap or a stock In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock. Our common stock is quoted on the OTC Bulletin Board.

Accordingly, you may have difficulty reselling any of the shares you purchase from the selling shareholders.

THE PRICE OF OUR COMMON STOCK IS SUBJECT TO DILUTION AND ILLIQUIDITY, AND THE RESALE OF THE SHARES BEING REGISTERED IN THIS PROSPECTUS MAY NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK.

As a result of the shares which we are registering for the selling stockholders, you may have difficulty selling your shares at the current trading price of our common stock. When this registration statement is declared effective, the selling shareholders may be reselling up to an additional 3,110,211 shares of our common stock, assuming the selling shareholders resell the 2,123,474 shares of our common stock from the exercise of all of the A and B warrants. As a result, a substantial number of our shares of common stock will be available for immediate resale, which could have an adverse effect on the price of our common stock. Any such decreases in the price of our common stock, may cause purchasers who acquire shares from the selling stockholders, to lose some or all of their investment. To the extent any of the selling stockholders exercise any of their warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease even further due to the additional shares of common stock in the market. The exercise of the warrants and outstanding options into common stock will substantially dilute existing stockholders and likely have a negative affect on the market price of our common stock. We have outstanding options of 500,000 to purchase shares of our common stock. We have 2,123,474 Warrants A and B to acquire as many as 2,123,474 shares of our common stock, which exclusively represent the warrants held by the selling shareholders to acquire shares of common stock. We lack control over the timing of any exercise or the number of shares offered or sold if the selling shareholders exercise all or a portion of the Warrants A and B.

WE ARE SUBJECT TO SECURITIES AND EXCHANGE COMMISSION PENNY STOCK RULES AND NASD SALES PRACTICE REQUIREMENTS WHICH MAY LIMIT YOUR ABILITY TO BUY AND SELL OUR COMMON STOCK

Because our common stock is a penny stock, it is covered by the penny stock rules, which impose stringent sales practice requirements on broker-dealers who execute sales of our common stock to persons other than established customers or "accredited investors." The penny stock rules require that a broker-dealer must determine if the potential purchaser is suitable to invest in our common stock prior to selling our common stock to the potential purchaser. The broker-dealer must also obtain the written consent of all purchasers to purchase our common stock. In addition, the broker-dealer must disclose the best bid and offer prices available for our stock and price at which the broker-dealer last purchased or sold our common stock. In addition, NASD sales practice requirements require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer and requires it to obtain information about the customer's financial status, tax status, and investment objectives. These additional SEC and NASD requirements discourage brokers from effecting transactions in our common stock, which make it difficult for stockholders to their shares. These requirements may restrict trading of our common stock and/or limit a stockholder's ability to buy and sell our common stock. Therefore, SEC and NASD rules may discourage investor interest in our common stock and limit the marketability and tradability of our common stock.

SHOULD WE BREACH TERMS OF OUR AGREEMENTS WITH THE SELLING SHAREHOLDERS, WE MAY BE SUBJECT TO PENALTIES OR OTHER LIABILITIES WHICH MAY REDUCE THE VALUE OF OUR COMMON STOCK AND NEGATIVELY AFFECT OUR POTENTIAL PROFITABILITY.

In connection with our January/February 2004 private placement, we entered into agreements with selling shareholders which subject us to possible monetary penalties if we fail to remove the restrictive legends on the selling shareholder's certificates when the shares represented by the certificates are eligible for resale. In addition, if we conduct other financing where we sell shares of our common stock at prices of less than $3.00 per share, we may be required to adjust the selling shareholder's purchase price to the any lower price by issuing the selling shareholders additional shares of our common stock. Additionally, there are certain provisions in our agreements with selling shareholders that provide if our registration statement is not effective within a certain period of time, we will have to issue additional shares to them equal to a maximum of approximately 236,816 shares of our common stock. Because our registration statement has not been declared effective as of September 13, 2004, we are now obligated to issue to our selling shareholders a total of 66,689 additional shares of our common stock in connection with these provisions of the selling shareholder agreements. We are not subject to any additional penalties under the terms of these selling shareholders agreements. Should we incur cash penalties, our liabilities will be increased. Should we be required to issue additional shares of our common stock, our stockholders interests in our common stock will be diluted.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

The discussion contained in this prospectus contains "forward-looking statements" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "believes," "expects," "may," "should," or "anticipates," or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled "Risk Factors," as well as those discussed elsewhere in this prospectus. We undertake no obligation to update or revise any forward-looking statements in this document to reflect any future events or developments.

USE OF PROCEEDS

We have registered these shares because of registration rights granted to the investors in our recent private equity financing and the other selling shareholders. We will not receive any proceeds from the shares of the common stock offered hereby that are being registered for the selling shareholders named in this prospectus. As a result, we will not receive any proceeds from the resale of the common stock by selling shareholders. We have received proceeds of approximately $2,907,700 from the sale of restricted shares of common stock to the selling shareholders and we could receive up to a gross of $9,705,633, from the exercise of the Warrants A and B when and if all were exercised. The gross proceeds received form the exercise of the warrants will be used as set forth in the table below.

The following table represents estimates only. The actual amounts may vary from these estimates.

--------------------------------------------------------------------------
            Use of Funds               Funds Received from Exercise of
                                        Warrants A and B (Assuming all
                                           warrants are exercised)
--------------------------------------------------------------------------
Working capital* and/or investment
in equipment** and/or acquisitions
and/or business development***                    $9,705,633
--------------------------------------------------------------------------

* Working capital use of funds would be used for possible growth in our business, including general corporate purposes, general and administrative expenses, salaries, and financing additional receivables.

** Investment in equipment would be used for telecommunications equipment, such as a switch to expand out capacity.

*** Business development would be used to expand activities and operations in existing countries where we do business and additional countries by seeking the following business arrangements of companies or other entities that provide telecom services similar to those that we provide: (a) establishing local companies; or (b) acquiring existing United States or foreign companies; or (c) through joint ventures within the United States or foreign countries. We currently have no informal or formal agreements, understandings, or plans pertaining to any of these type business arrangements or for specific acquisitions or product lines.


DETERMINATION OF OFFERING PRICE

Not applicable

DILUTION

Not Applicable. We are not offering any shares in this Registration Statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

Transaction Overview

On February 12, 2004, we closed an offering of 986,737 shares of common stock, with 1,136,737 Warrants A and 986,737 Warrants B. We sold 969,237 shares of common stock with a Warrant A and B attached for aggregate proceeds of $2,907,700. Each Warrant A, which is not freely transferable, entitles the owner to purchase one share, until not later than January/February 2009 at an exercise price of $5.50. Each Warrant B, which is not freely transferable, entitles the owner to purchase one share, until not later than until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange. The Warrants B are exercisable at an exercise price of $3.50. We sold shares with attached Warrants A and B to a total of 16 persons and 8 entities whom we had reasonable grounds to believe were accredited investors. Each of the investors: (a) had access to business and financial information concerning us, (b) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that he or she was able to evaluate the risks and merits of an investment in our common stock. Therefore each investor was also sophisticated within the meaning of Federal securities laws. In addition, the certificates evidencing the shares and warrants that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.


In addition, we issued the following for services rendered to us: (a) 17,500 shares, Warrants A to purchase 17,500 shares of our common stock and Warrants B to purchase 17,500 shares of our common stock to Stern and Company in exchange for business consulting type services rendered to us; and (b)100,000 Warrants A to our attorneys, Hamilton, Lehrer & Dargan, P.A. for legal services rendered to us. In connection with our private placement of securities we utilized the assistance of Oberon Group, LLC, a limited liability company registered in New York, which is owned, managed and controlled by Adam Breslawsky, as a finder and granted $162,800 and Warrants A to purchase 50,000 shares of our common stock for Oberon Group's services. The Warrants A and B will be exercisable at the same prices and under the same term as described above.

The selling shareholders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the Warrants A and B. Because the selling shareholders may offer all or only some portion of the 3,110,211 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling shareholders as of February 23, 2004, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

None  of  the  selling  shareholders  has  any  position,   office  or  material
relationship with us. Except as otherwise, indicated, all securities are owned directly by each selling shareholder.

Notwithstanding the foregoing, the following table assumes that the warrants issued in our private placement will be exercised upon the effectiveness of this registration statement.

------------------------------------------------------------------------------------------------------------
                                                                                      Number of Shares
                                                                                      Owned by Selling
                                         Warrant A      Warrant B                   Security holder After
Name of Selling         Common Shares     Warrants       Warrants                   Offering and Percent
Security Holder          owned by        owned by       owned by                    of Total Issued and
and Position,            the Selling     the Selling    the Selling      Total      Outstanding (1a)(2a)
Office or Material        Security       Security       Security        Shares        Number of Shares
Relationship with us.    holder(2a)       holder(2a)    holder(2a)    Registered(3a)  Percent of Class
------------------------------------------------------------------------------------------------------------
Ecker, Arik(1) ..........    5,000          5,000            5,000       15,000            <1%/0
------------------------------------------------------------------------------------------------------------
Ecker, Zwi(2) ...........    8,500          8,500            8,500       25,500            <1%/0
------------------------------------------------------------------------------------------------------------
Langbart, Simon(3) ......   13,000         13,000           13,000       39,000            <1%/0
------------------------------------------------------------------------------------------------------------
Langbart, Robert(4) .....    5,000          5,000            5,000       15,000            <1%/0
------------------------------------------------------------------------------------------------------------
Derman, Michael .........    3,000          3,000            3,000        9,000            <1%/0
------------------------------------------------------------------------------------------------------------
Derman, Errol(5) ........    7,000          7,000            7,000       21,000            <1%/0
------------------------------------------------------------------------------------------------------------
Sobel, Yuval Haim(6) ....    8,000          8,000            8,000       24,000            <1%/0
------------------------------------------------------------------------------------------------------------
Sobel, Zvi(7) ...........    8,000          8,000            8,000       24,000            <1%/0
------------------------------------------------------------------------------------------------------------
Tenram Investments,
Ltd.(8) .................    8,400          8,400            8,400       25,200            <1%/0
------------------------------------------------------------------------------------------------------------
Zinn, Michael ...........   10,000         10,000           10,000       30,000            <1%/0
------------------------------------------------------------------------------------------------------------
Weiss, Michael ..........   20,000         20,000           20,000       60,000            <1%/0
------------------------------------------------------------------------------------------------------------
Countrywide Partners,
LLC(9) ..................   50,000         50,000           50,000      150,000           2.45%/0
------------------------------------------------------------------------------------------------------------
WEC Partners, LLC(10) ...   16,667         16,667           16,667       50,001            <1%/0
------------------------------------------------------------------------------------------------------------


                                       19

------------------------------------------------------------------------------------------------------------
Platinum Partners
Value Arbitrage Fund
LP(11) ..................  100,000        100,000          100,000      300,000           4.9%/0
------------------------------------------------------------------------------------------------------------
Levy, Oded ..............   16,667         16,667           16,667       50,001            <1%/0
------------------------------------------------------------------------------------------------------------
Crestview Capital
Master LLC(12) ..........  500,000        500,000          500,000    1,500,000          24.5%/0
------------------------------------------------------------------------------------------------------------
Southridge Partners,
LP(13) ..................   66,667         66,667           66,667      200,001           3.3%/0
------------------------------------------------------------------------------------------------------------
Breslawsky, Adam ........    5,000          5,000            5,000       15,000            <1%/0
------------------------------------------------------------------------------------------------------------
Epstein, Michael ........    6,667          6,667            6,667       20,001            <1%/0
------------------------------------------------------------------------------------------------------------
Frank, Stephen ..........   13,334         13,334           13,334       40,002            <1%/0
------------------------------------------------------------------------------------------------------------
Southshore Capital
Fund LTD(14) ....           66,667         66,667           66,667      200,001           3.3%/0
------------------------------------------------------------------------------------------------------------
Stern & Co.(15) .........   17,500         17,500           17,500       52,500            <1%/0
------------------------------------------------------------------------------------------------------------
Hamilton, Lehrer
& Dargan(16) ............        0        100,000                0      100,000           1.6%/0
------------------------------------------------------------------------------------------------------------
Lobel, Joshua ...........    3,334          3,334            3,334       10,002            <1%/0
------------------------------------------------------------------------------------------------------------
Kazam, Joshua ...........    8,334          8,334            8,334       25,002            <1%/0
------------------------------------------------------------------------------------------------------------
The Oberon Group,
LLC(17) .................   20,000         70,000           20,000      110,000            <1%/0
------------------------------------------------------------------------------------------------------------
Total ...................  986,737      1,136,737          986,737    3,110,211
------------------------------------------------------------------------------------------------------------


The number of shares indicated includes shares acquired directly from us by the Selling Shareholders as well as shares which are issuable upon the exercise of warrants held by the Selling Shareholders.

We intend to seek qualification for sale of the shares in those states where the shares will be offered. That qualification is necessary to resell the shares in the public market in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve re-sales of the shares.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

-----------
(1a) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 6,111,155 common shares issued and outstanding on September 9, 2004.

(2a) The number of shares of common stock listed as beneficially owned by such selling shareholder represents the number of shares of common stock currently owned and potentially issuable upon exercise of all A and B warrants.


(3a) The total of 3,110,211 shares registered represents the total amount that may be sold by the selling shareholders and includes: (a) the total common stock shares which are now owned by the selling shareholders; (b) 1,136,737 shares of common stock issuable upon exercise of the A warrants purchased in our private placement which are exercisable at $5.50 per share and are exercisable until January/February 2009; and (c)986,737 shares issuable upon exercise of the B warrants which are exercisable until the earlier of 10 days after the registration statement is declared effective or 10 days after our common stock will be trading on NASDAQ Small Cap or the American Stock Exchange.

exercisable  at  $3.50  per  share.   The  A  warrants  are  exercisable   until
January/February 2009. The B warrants (1) Arik Ecker is the son of Zwi Ecker.

(2) Zwi Ecker is the father of Arik Ecker.

(3) Simon  Langbart is the son of Robert  Langbart.

(4) Robert Langbart is the father of Simon Langbart.

(5) Errol Derman is the father of Michael Derman and the father-in-law of Simon Langbart.

(6) Yuval  Haim  Sobel is the son of Zvi  Sobel

(7) Zvi Sobel is the father of Yuval Haim Sobel

(8) Tenram Investments, Ltd. Ltd is incorporated in Israel and is owned, managed, and controlled by Dr. Ariel Halperin.

(9) Countrywide Partners, LLC is incorporated in Delaware and is owned, managed, and controlled by Mr. Harry Adler.

(10) WEC Partners, LLC is a Delaware limited liability which is owned and controlled by Ethan Benovitz, Daniel Saks, and Jaime Hartman.

(11) Platinum Partners Value Arbitrage Fund LP is a Cayman Islands based limited partnership; Mark Nordlicht is the Managing Member of the General Partner, Platinum Management Fund LP, which is a limited liability company registered in New York.

(12) Crestview Capital Master LLC is a limited liability company registered in Delaware controlled by Richard Levy and Stuart Flink. The fund is affiliated with Dillon Capital, a registered broker-dealer owned by Mr. Flink.

(13) Southridge Partners, LP is registered as a limited partnership in Delaware and is located in Ridgefield, Connecticut; Stephen Hicks is the President of the limited partnership's General Partner, Southridge Capital Management.

(14) Southshore Capital Fund LTD is a corporation registered in the Cayman Islands; Navigator Management is the Corporate Director of Southshore Capital Fund LTD and the Director and control person of Navigator Management is David Sims.

(15) 17,500 shares of our common stock are being offered by Selling Shareholder Stern and Company that were issued to Stern and Company on or about January 9, 2004 in exchange for services rendered by Stern and Company and, upon the exercise of A and B warrants issued to Stern and Company, an additional 35,000 shares of our common stock. Stern and Company is a Limited Liability company registered in the state of New York which is owned, managed, and controlled by Mr. Shai Stern. We have an agreement with Stern and Company to provide us with business consulting type services.

(16) 100,000 shares of our common stock upon exercise of 100,000 A warrants issued to Hamilton, Lehrer & Dargan, P.A. on or about January 22, 2004. Brenda Lee Hamilton is the sole shareholder, officer and director of Hamilton, Lehrer & Dargan, P.A. Hamilton, Lehrer & Dargan, P.A. is our corporate and securities counsel.

17) The Oberon Group, LLC is a limited liability company registered in New York, which is owned, managed, and controlled by Adam Breslawsky, who is also a selling shareholder. The Oberon Group, LLC was our finder for part of our January/February private placement. In addition, we have an agreement with The Oberon Group, LLC in which it will assist us in exploring, structuring, and negotiating financial alternatives, such as acquisitions, mergers, or otherwise. The Oberon Group paid Spelman Research Associates, Ltd., an independent investment research firm, a fee of $12,500 to conduct a research report regarding us.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell all or a portion of the shares of common stock on any market where our common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States and the Berlin, Germany stock market ), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods:

      (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

      (c) an exchange distribution in accordance with the rules of the applicable exchange;

      (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      (e) privately negotiated transactions;

      (f) market sales (both long and short to the extent permitted under the federal securities laws);

      (g) at the market to or through market makers or into an existing market for the shares;

      (h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

      (i) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling shareholders of its warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

Selling Shareholder Crestview Capital Master LLC, which is controlled by Richard Levy and Stuart Flink, is affiliated with Dillon Capital, a registered broker-dealer owned by Mr. Flink. Selling Shareholder Crestview Capital Master LLC purchased our shares of common stock in the ordinary course of business and at the time of purchasing these securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling shareholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Finders

We paid the following total finders fees to The Oberon Group, LLC: (a) $162,800; and (b) Warrants A to purchase 50,000 shares of our common stock which are exercisable until February 2009 at an exercise price of $5.50 per share. Oberon Group, LLC is a selling shareholder and is a limited liability company registered in New York, which is owned, managed and controlled by Adam Breslawsky, who is also a selling shareholder. The Oberon Group, LLC conducted no negotiations on our behalf with the selling shareholders. Additional information pertaining to the finders fees that we paid to The Oberon Group, LLC is contained in our Recent Sales of Unregistered Securities Section.

LEGAL PROCEEDINGS

In August 2002, we filed a summary procedure lawsuit in the court of Tel - Aviv, Israel against MG Telecom Ltd. and its Chief Executive Officer, Mr. Avner Shur. In this lawsuit, we allege an unpaid debt due to us in the amount of $50,000 from MG Telecom for services rendered by us to MG Telecom. The debt arose from an agreement between us and MG Telecom, a provider of calling card services, in which traffic originating from MG Telecom calling cards was delivered through our system in London, England. Mr. Shur signed a personal guarantee agreement to secure MG Telecom's obligations under the agreement. During October 2002, Mr. Shur filed a request for leave to defend. The court has not rendered a judgment in the matter and we are unable to determine the future disposition of this matter. The court session for the hearing of the evidence was scheduled for

February 24, 2004, but postponed to March 22, 2004, at which time an evidentiary hearing was held. A second evidentiary hearing was held on September 6 ,2004. An additional evidentiary hearing will be held on December 6, 2004.

Other than the above, we are not a party to any material pending legal proceeding, nor is any of our property the subject of such a legal proceeding. However, we may become subject to dispute and litigation in the ordinary course of our business. None of these matters, in the opinion of our management, is material or likely to result in a material effect on us based upon information available at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

Our Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies of our Board of Directors. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our bylaws provide that we have at least one director. Our directors and executive officers are as follows:


-----------------------------------------------------------------------------------------------------------
 Name                Age     Position                                   Term of Office
-----------------------------------------------------------------------------------------------------------
Abraham Keinan       54      Chairman of the Board of Directors         One Year (or until replaced by a
                                                                        new Director)
-----------------------------------------------------------------------------------------------------------
Guy Nissenson        29      President, Principal Executive Officer,
                             Principal Accounting Officer and           One Year (or until replaced by a
                             Director                                   new Director)
-----------------------------------------------------------------------------------------------------------
Eyal Harish          51      Director                                   One Year (or until replaced by a
                                                                        new Director)
-----------------------------------------------------------------------------------------------------------
Shemer Schwartz      29      Director                                   One Year (or until replaced by a
                                                                        new Director)
-----------------------------------------------------------------------------------------------------------
Tommy R. Ferguson    46      Chief Financial Officer                            Not Applicable
-----------------------------------------------------------------------------------------------------------


Mr. Abraham Keinan has been our Chairman of the Board of Directors since our inception. Abraham Keinan founded Swiftnet, Ltd., our subsidiary, in February 1990. From 1991 to October 2003, Mr. Keinan was Swiftnet's Managing Director. In or about January 2002, Mr. Keinan became a Director of Auracall, Ltd. In 1975, Mr. Keinan received a Bachelor of Science Degree in Mechanical Engineering from Ben-Gurion University, Beer-Sheeva - Israel.

Mr. Guy Nissenson has been our President, Chief Executive Officer, Principal Accounting Officer, Principal Financial Officer and a Director since our inception. Mr. Nissenson joined Swiftnet, Ltd. in October 1999, became a director of Swiftnet, Ltd. in May 2000, and its Managing Director in October 2003. In October 2002, Mr. Nissenson became a Director of Story Telecom, Ltd. In or about January 2002, Mr. Nissenson became a Director of Auracall, Ltd. He was a marketing manager of RADA Electronics Industries in Israel from May 1997 to October 1998. Mr. Nissenson was an audit and control officer with the rank of Lieutenant of the Israeli Defense Forces - Central Drafting Base and other posts from March 1993 to May 1997. In July 2000, Mr. Nissenson received a Bachelor of Science Degree in Business Management from Kings College - University of London. In September 2001, Mr. Nissenson received a Master of Business Administration in International Business from Royal Holloway at the University of London in London, United Kingdom.

Dr. Eyal Harish has been a member of our Board of Directors since December 19, 2002. From 1980 to present, Dr. Harish has maintained a private practice in Israel as a dentist. Prior to becoming a dentist, from 1974 to 1980, Dr. Harish was an Administration Manager with Consortium Holdings, an Israel based communication company. Dr. Harish is the brother-in-law of Mr. Keinan, our Chairman of the Board.

Mr. Shemer Schwartz has been a member of our Board of Directors since December 19, 2002. From March 2003 to present, Mr. Schwartz has been the co-founder and research and development expert of XIV Ltd., a data storage start up company located in Tel-Aviv, Israel. From November 2001 to March 2003, Mr. Schwartz has been an Application Team Leader of RF Waves, an Israel based high technology company in the field of wireless communication. From 1996 to 2001, Mr. Schwartz was a Captain in the Research and Development Center of the Israeli Defense Forces Intelligence. In July 1995, Mr. Schwartz received a BSc degree in Physics and Mathematics from the Hebrew University in Jerusalem. In September 2003, Mr. Schwartz received an MSc degree in Computer science from the Tel-Aviv University in Tel-Aviv, Israel.

Mr. Tommy R. Ferguson has been our Chief Financial Officer since August 30, 2004. From July 2001 to September 2003, Mr. Ferguson was employed as Chief Financial Officer with NewSouth Communications Corp., a communications provider based in Greenville, South Carolina, that recently merged with NuVox Communications. From March 2000 to June 2001, Mr. Ferguson was employed as Chief Financial Officer with NFUSEN, a start-up Internet connectivity management company located in Jackson, Mississippi. From August 1991 to February 2000, Mr. Ferguson was employed as a Vice President - Finance and Treasurer with SkyTel Communications, Inc., a telecommunications company based in Jackson, Mississippi that was a Securities and Exchange Commission reporting company and which traded on NASDAQ. In October 1999, MCI Worldcom acquired SkyTel Communications, Inc. Mr. Ferguson received a Bachelor of Accountancy Degree from the University of Mississippi in December 1979. Mr. Ferguson is a member of the American Society of Certified Public Accountants.

SIGNIFICANT EMPLOYEES

Mrs. Bosmat Houston, 41 years of age, has been our Research and Development Manager since our inception. She joined Swiftnet, Ltd., in September 1991 as its Research and Development Manager. Mrs. Houston received a Bachelor of Science Degree in Computer Science from the Technion - Institution of Technology, Haifa
- Israel in 1986.

Mr. Bryan Franks, 60 years of age, has been the Marketing Manager of Swiftnet, Ltd's Partner Division since April 2001. As our Marketing Manager, he has been responsible for recruiting and managing Swiftnet's resellers and agents. In May 2003, Mr. Franks became Swiftnet's Director of Sales and Marketing. From April 1998 to April 2001, Mr. Franks was employed as a Director of Sales and Marketing with Specialist DIY, Ltd., an import and distributor of a do it yourself products firm located in Manchester, United Kingdom.

Mr. Rafael Dick, 50 years of age, has been the Managing Director of our Israel based subsidiary, Xfone Communication Ltd., since its inception. From October 2001 to April 2004, Mr. Dick was employed as a Director of Sales and Marketing with "Hertz" - Kesher Rent a Car Ltd., a rental and leasing firm located in Israel. From December 2000 to September 2001, Mr. Dick was employed as a
Director of Sales and  Customers  Relations  with Artnet  Ltd.,  an  Outsourcing
Services firm located in Israel. From October 1996 to November 2000, Mr. Dick was employed as a Director of Sales and Customers Relations with 012 Golden Lines Ltd., an international telecommunication firm located in Israel.

Other than as identified above, we have no significant employees.

COMMITTEES OF THE BOARD OF DIRECTORS

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, our board of directors is considering establish various committees during the current fiscal year. Currently, our Board of Directors makes the decisions regarding compensation, our audit, the appointment of auditors, and the inclusion of financial statements in our periodic reports. Because our Chairman of the Board, Abraham Keinan, and our Chief Executive Officer, Guy Nissenson, collectively through their direct/indirect ownership of our shares of common stock, may vote shares equivalent to a majority of our outstanding voting shares, they have the authority to determine their own compensation.

FAMILY RELATIONSHIPS

Dr. Harish, one of our directors, is the brother-in-law of Mr. Abraham Keinan, our Chairman of the Board.

Guy Nissenson, our Chief Executive Officer/Director and other members of the Nissenson family own and control Campbeltown Business, Ltd. We have a consulting agreement with Campbeltown Business, Ltd. and have issued stock and options to Campbeltown.

Xfone Communication Ltd., one of our subsidiaries, is owned 26% by H.S.N. Communication Investments Ltd, an Israel based company, that is owned: (a) 40% by Mrs. Naama Harish, the wife of Dr. Harish, one of our directors; and (b) 40% by Dionysos Investments Ltd, a company owned by members of the family of Mr. Guy Nissenson, our Chief Executive Officer/Director.

Other than this family relationships, there are no other family relationships among our officers, directors, promoters, or persons nominated for such positions.

LEGAL PROCEEDINGS

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in legal proceedings that would be material to an evaluation of our management.

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

      1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

      2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

      3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

      4. being found by a court of competent jurisdiction (in a civil action),the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth, as of September 13, 2004, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. We are unaware of any contract or arrangement which could result in a change in control of our company.

The following table assumes, based on our stock records, that there are 6,111,155 shares issued and outstanding as of September 13, 2004.

The following tables set forth the ownership of our Common Stock as of the date of this Registration Statement by:

      o Each shareholder known by us to own beneficially more than 5% of our common stock;

      o     Each executive officer;

      o     Each director or nominee to become a director; and

      o     All directors and executive officers as a group.

Security Ownership of Beneficial Owners


---------------------------------------------------------------------------------------------------------
Title of        Name & Address of               Amount of Beneficial   Nature of             Percent of
Class           Beneficial Owner                Ownership              Ownership             Class
---------------------------------------------------------------------------------------------------------
Common          Abraham Keinan                  3,644,664            Direct*                 59.64
                Chairman of the Board
                4 Wycombe Gardens
                London Nw11 8al
                United Kingdom
---------------------------------------------------------------------------------------------------------
Common          Crestview Capital                 500,000            Direct                   8.18**
                Master LLC**
                95 Revere Drive, Suite F
                Northbrook, Illinois 60062

---------------------------------------------------------------------------------------------------------
Common          Guy Nissenson                   1,220,336            Direct/Indirect***      19.97
                Principal Executive Officer
                President/Director
                3A Finchley Park
                London N12 9JS
                United Kingdom

---------------------------------------------------------------------------------------------------------
Total                                           5,365,000                                    87.79

* Until June 23, 2004, Mr. Keinan indirectly held 1,302,331 shares of our common stock through Vision Consultants Limited, a Nassau, Bahamas incorporated company that is 100% owned by Mr. Keinan. On June 23, 2004, the shares held by Vision Consultants Limited were transferred to Mr. Keinan as an individual. On August 21, 2003, we issued 400,000 options to Mr. Keinan, but on March 1, 2004, our Board of Directors cancelled these options.

** Crestview Capital Master LLC, a selling shareholder, owns 500,000 shares of our common stock; however, upon the exercise of Warrants A and B issued to Crestview Capital Master, it will offer an additional 1,000,000 shares of our common stock. With a total of 1,500,000 shares that Crestview Capital Master LLC will offer, its beneficial ownership would be 24.5%.

*** Guy Nissenson, our Principal Executive Officer/President, has beneficial ownership of 19.97% or 1,220,336 shares of our common stock, which consists of the following: (a) 720,336 shares of our common stock owned by Campbeltown Business Ltd., a British Virgin Islands corporation, in which Mr. Nissenson owns 20% and his family are also shareholders; (b) 500,000 options to purchase shares of our common stock that Campbeltown Business Ltd has the right to acquire in accordance with a Stock Purchase Agreement, clarified on July 30, 2001 in which Campbeltown Business, Ltd. has an option to 500,000 shares of our outstanding stock if we become listed on the OTC Bulletin Board before December 31, 2005. We became listed on the OTC Bulletin Board on March 25, 2002. Campbeltown Business, Ltd. has not exercised its option as of September 13, 2004, and Campbeltown Business, Ltd. has until December 31, 2005 to exercise its option. Campbeltown Business, Ltd. also has a first right of refusal on any of our securities offerings until December 31, 2005, so long as Campbeltown Business, Ltd. owns more than 4% of our outstanding stock. To the extent that we issue any shares to Abraham Keinan. Campbeltown Business, Ltd. has the right to purchase or acquire such number of our shares on the same terms and conditions as Abraham Keinan such that the relative percentage ownership of Abraham Keinan and Campbeltown Business, Ltd. remains the same. On August 21, 2003, we issued 200,000 options to acquire our shares to Mr. Nissenson, but on March 1, 2004 these options were cancelled by our Board of Directors.

Security Ownership of Management:

-----------------------------------------------------------------------------------------------------------------
Title of               Name & Address of                Amount of Beneficial   Nature of             Percent of
Class                  Beneficial Owner                 Ownership              Ownership             Class
-----------------------------------------------------------------------------------------------------------------
Common                 Abraham Keinan                      3,644,664          Direct*                59.64
                       Chairman of the Board
                       4 Wycombe Gardens
                       London NW11 8AL
                       United Kingdom
-----------------------------------------------------------------------------------------------------------------
Common                 Guy Nissenson                       1,220,336          Direct/Indirect**      19.97
                       Principal Executive Officer
                       President/Director
                       3A Finchley Park
                       London N12 9JS
                       United Kingdom
-----------------------------------------------------------------------------------------------------------------
Common                 Eyal Harrish                           15,000          Direct                  0.25
                       Director
                       3 Moshe Dayan Street
                       Raanana, Israel
-----------------------------------------------------------------------------------------------------------------
Common                 Shemer Schwartz                             0          Not Applicable          0.0
                       Director
                       8 Haamoraim Street
                       Tel-Aviv, Israel
-----------------------------------------------------------------------------------------------------------------
Common                 All directors and
                       executive officers                  4,880,000                                 79.86
                       as a group
-----------------------------------------------------------------------------------------------------------------

* Until June 23, 2004, Mr. Keinan indirectly held 1,302,331 shares of our common stock through Vision Consultants Limited, a Nassau, Bahamas incorporated company that is 100% owned by Mr. Keinan. On June 23, 2004, the shares held by Vision Consultants Limited were transferred to Mr. Keinan as an individual. On August 21, 2003, we issued 400,000 options to Mr. Keinan, but on March 1, 2004, our Board of Directors cancelled these options.

** Guy Nissenson, our Principal Executive Officer/President, has beneficial ownership of 19.97% or 1,220,336 shares of our common stock, which consists of the following: (a) 720,336 shares of our common stock owned by Campbeltown Business Ltd., a British Virgin Islands corporation, in which Mr. Nissenson has a 20% and his family are also shareholders; (b) 500,000 options to purchase shares of our common stock that Campbeltown Business Ltd has the right to acquire in accordance with a Stock Purchase Agreement, clarified on July 30, 2001 in which Campbeltown Business, Ltd. has an option to 500,000 shares of our outstanding stock if we become listed on the OTC Bulletin Board before December 31, 2005. We became listed on the OTC Bulletin Board on March 25, 2002. Campbeltown Business, Ltd. has not exercised its option as of September 13, 2004, and Campbeltown Business, Ltd. has until December 31, 2005 to exercise its option. Campbeltown Business, Ltd. also has a first right of refusal on any of our securities offerings until December 31, 2005, so long as Campbeltown Business, Ltd. owns more than 4% of our outstanding stock. To the extent that we issue any shares to Abraham Keinan. Campbeltown Business, Ltd. has the right to purchase or acquire such number of our shares on the same terms and conditions as Abraham Keinan such that the relative percentage ownership of Abraham Keinan and Campbeltown Business, Ltd. remains the same. On August 21, 2003, we issued 200,000 options to acquire our shares to Mr. Nissenson, but on March 1, 2004 these options were cancelled by our Board of Directors.

We are unaware of any contract or arrangement which could result in a change in control of our company.

DESCRIPTION OF SECURITIES

Common Equity

We are authorized to issue 25,000,000 shares of common stock, par value $.001 per share. As of September 13, 2004, there were 6,111,155 common shares issued and outstanding held by 147 shareholders of record. All shares of common stock outstanding are, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

We have outstanding 1,136,737 Warrants A to purchase 1,136,737 shares of our common stock, which are exercisable until January/February 2009. These warrants are exercisable at $5.50 per share and were issued in our January/February 2004 private placement. We have outstanding 986,737 Warrants B to purchase 986,737 shares of our common stock, which are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange. These warrants are exercisable at $3.50 per share and were issued in our January/February 2004 private placement. Both Warrants A and B are not freely transferable.

We have  500,000  options  held  by  Campbeltown  Business,   Ltd.,  which  are
exercisable at $0.40 until December 31, 2005.

Until February 29, 2004, we had 600,000 options to purchase our common stock, which consisted of: (a) 400,000 options held by Abraham Keinan, our Chairman of the Board, which were exercisable at $0.475 until August 21, 2008; (b) 200,000 options held by Guy Nissenson, our President/Principal Executive Officer, which were exercisable at $0.475 until August 21, 2008; however, as of March 1, 2004, our Board of Directors cancelled the options granted to Messrs. Keinan and Nissenson.

Except for these warrants and options, there are no outstanding options, warrants, or rights to purchase any of our common stock.

Material Rights of Common stockholders

Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Common stock purchase warrants

In connection with our private placement of shares and warrants, in January and February 2004, we issued an aggregate of 986,737 shares of common stock, common stock warrants A for the purchase of 1,136,737 additional shares and common stock warrants B for the purchase of 986,737 additional shares.

Each Warrant A, which is not freely transferable, entitles the owner to purchase one share, until not later than January/February 2009 at an exercise price of $5.50. Each Warrant B, which is not freely transferable, entitles the owner to purchase one share, until not later than until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or until the date that is 375 days following the date of the purchase. The Warrants B are exercisable at an exercise price of $3.50. The shares, including those issuable upon exercise of the Warrants A and B, are being registered herein for resale on behalf of the holders. To date, none of the warrants have been exercised.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc. located in Portland, Oregon.

Preferred Stock

We are authorized to issue 50,000,000 shares of $.001 value par preferred stock. There are no preferred shares outstanding and we currently do not have plans to issue any shares of our preferred stock. However, preferred stock may be issued with preferences and designations as the Board of Directors may from time to time determine. The Board may, without stockholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common stockholders and which may assist our management in impeding an unfriendly takeover or attempted changes in our control.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended included in this prospectus are in reliance on the report of Chaifetz and Schreiber, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS:

The validity of the common stock being offered hereby will be passed upon for us by Hamilton, Lehrer & Dargan, P.A. who received $30,000 from us in exchange for legal services rendered to us in the preparation of this registration statement on Form SB-2 and 100,000 Class A Warrants which are exercisable until January/February 2009 at a price of $5.50 per share.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow us to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in our best interest.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ORGANIZATION IN LAST FIVE YEARS

We have not entered into any material transactions with any promoter within the last five years.

DESCRIPTION OF BUSINESS

General

We were incorporated in the State of Nevada on September 1, 2000 to acquire our wholly owned subsidiary, Swiftnet, Ltd. and to conduct Swiftnet's telecommunications business. Swiftnet was incorporated under the laws of the United Kingdom on February 12, 1990. We completed the acquisition of Swiftnet on October 4, 2000 whereby we acquired all of Swiftnet's issued and outstanding stock in exchange for 2.4 million shares of our newly issued common stock. At the time of the acquisition, the 2.4 million shares represented 55% of our issued and outstanding common stock. As a result, Swiftnet became our subsidiary, the members of Swiftnet's board of directors were appointed to our board of directors and Swiftnet's officers became our officers. We are authorized to issue 25,000,000 shares of common stock. As of September 13, 2004, there are 6,111,155 shares of common stock issued and outstanding. We are authorized to issue 50,000,000 shares of preferred stock, no shares of which are issued and outstanding.

We have never been the subject of a bankruptcy, receivership or similar proceeding.

Our principal executive offices are located at Britannia House, 960 High Road, London, United Kingdom N12 9RY. Our telephone number is 011.44.845.1087777

BUSINESS

We provide international long distance voice and data communications services through our subsidiary, Swiftnet Ltd., which has conducted communications service operations in the United Kingdom since 1990. Swiftnet's business consists of selling various telecommunication related services, including telephone, facsimile, e-mail, calling cards, and Internet driven applications.

Our customers are located in 75 countries in Europe, Australia, North America, South America, Asia, and Africa. As of June 30, 2004, approximately 90% of our revenues were derived from our customers located in the United Kingdom; however, due to a management contract and a merger agreement that we have with a United States based entity and our telecom license to conduct business in Israel, we expect that this percentage will decrease due to more of our business being conducted in the United States and Israel.

On April 15, 2004, we established an Israel based subsidiary, Xfone Communication Ltd. On July 4, 2004 the Ministry of Communications of the state of Israel granted Xfone Communication a license to provide international telecom services in Israel. We plan to start providing services in Israel through Xfone Communication by November 1, 2004.

On May 28, 2004,  we entered  into an  agreement  to acquire WS Telecom  Inc., a
Mississippi corporation, and its two wholly owned subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, through the merger of WS Telecom into our wholly owned subsidiary Xfone USA, Inc.

Our future business plans, as detailed below, include accelerating our program of recruiting resellers and agents, promoting additional services, purchasing new equipment and technology, attempting to negotiate lower rates with carriers, upgrading our database, and creating new marketing initiatives.

Our Principal Services and their Markets:

Although we have our own switch which connects to other telephone operators, our long distance voice and data communications services require the services of other telephone operators that operate switches, which are electronic devices that receive calls from customers on one side and move them on to their destination on the other side. We use the network switching and transport facilities of long distance providers in which calls are transferred either by more established large telephone operators or smaller telephone operators. The more established large telephone operators typically provide a better quality of communications, such as better sound, less interference, and less sudden disconnections; however, the large telephone operators are more expensive compared with small telephone operators which have lower cost prices, but typically less service quality in these areas.

We operate a live customer service center that operates 24 hours a day, 7 days a week.

We provide the following telecommunication services:

      o Indirect telephone service: Using a four digit access code we resell telephone services provided by other carriers or through the use of our own platform. This four digit access code is used so that that people in Great Britain can dial in order to reach certain other carriers. This enables us to take calls originated by customers and route them to different destinations.

      o PIN access using 0800 free numbers: Using 0800 free numbers and PIN access codes for client identification, our customers can call from almost any phone, including British Telecom pay phones, to access our platform and make calls to any destination.

      o Mobile access using 0800 free numbers: This service is similar to our PIN access service but uses mobile telephone devices. The identification of the client is automatic and PIN identifier numbers are not required.

      o Email to Facsimile service: Our Email2Fax service allows customers with an Internet Email account to send facsimiles at a discounted cost. The email arrives at our Internet server which we send via facsimile through high-speed facsimile modems to the proper destination. We issue a confirmation every 15 minutes indicating:
            (a) all successful or failed facsimile transmissions; and (b) a complete list of transmissions, including date and time of delivery, destination number, pages, duration, subject, and answerback of the transmission. Email2Fax will send a facsimile based on a pre-defined table of retries. If a facsimile does not go through within the pre-defined time, Email2Fax will cancel the facsimile and a report of the failed transmission will be included in the next status report.

      o Print to Facsimile service: Similar to our Email2Fax service, anyone with Windows 95 and an Internet browser will be able to utilize our Print2Fax service to send a facsimile through their printer driver, usually at a discounted cost. Using any Windows application that supports printing, the user selects the printer driver to receive a dialog box that allows entry of: (a) the recipient name and fax number (including multiple recipients, sent directly "To" or copied "CC"; (b) the sender's name; and (c) the subject.

      o Facsimile to Email or Cyber Number: This service allows the user to receive facsimile messages directly to an email address through the use of a personal identification number.

      o Facsimile Broadcast: This service enables our business customers to quickly send thousands of facsimiles to various destinations.

      o Nodal Services: This service enables our business customers to use a small platform located in their respective country, to establish their own messaging services within that country, including sending and receiving customer facsimiles.

      o Auracall: This is a service that was introduced in approximately March 2002, which permits any individual with a British Telecom line to make international calls at a lower cost and without prepayment for setting up an account with another carrier. The Auracall service can be accessed by any business or residential user through our website at www.auracall.com. When customers need to make an international or national call they can dial the appropriate designed number for that country and save on calling rates over the current British Telecommunications published rates by gaining access to our switch and providing savings on a per minute basis.

      o Story Telecom: Initiates, markets and distributes prepaid calling cards that are served by our switch and systems. Story Telecom supplies the prepaid calling cards to retail stores through its network of dealers. These cards are sold in 5, 10, and 20 United Kingdom pound denominations. The calling card enables the holder to call anywhere in the world by dialing a toll free number from any telephone that routes the holder's call to our Interactive Voice Response System that automatically asks for the holder's private pin code, validates the code dialed by the customer, and tells the credit balance of the card. The holder is then instructed to dial to his or her desired destination, at which time our Interactive Voice Response System tells the holder how long he or she can speak according to the balance on the card and what the cost per minute is. The holder of the card can use the card repeatedly until the balance is zero.

      o International Toll Free Calling Card Service: We began offering international toll free calling card service during approximately June 2002 from the United States, Canada, France, Germany, Greece, Israel, Chile, Columbia, Japan, Thailand, Hong Kong, Indonesia, Australia, New Zealand, Belgium, Netherlands, Austria, Italy, Switzerland, Spain,

            Poland, Hungary, Ireland, Norway, Philippines, South Korea and Sweden. We also offer Story Telecom Ltd.'s branded calling cards.

      o Internet Based Customer Service and Billing Interface. In June 2002, we completed the creation of our Internet based customer service and billing interface at www.xfone.com, which includes on-line registration, full account control, and payment and billing functions and information retrieval. To complete our Internet based customer service and billing interface, we enhanced our Internet operations by, among other things, fine-tuning our website which consisted of integrating and adding more services, perfecting our billing system, and launching our Internet operations in beta format.

            Carrier Pre Select Service - British Telecom is our main local service provider that manages our local telecom related infrastructure, which represents the lines from our customers to our switch. Therefore, when a customer dials "00" for international access, the call, by default, is channeled through British Telecom, and the customer pays British Telecom for that call. Prior to offering our Carrier Pre-Select Service, the customer would have to dial a special four digit code in order that British Telecom would address the call to our switch. Because many businesses and customers prefer not to dial a special code, we either programmed the customer's switchboard or installed a special add on box so that when dialing "00", it dials our four digit code. This need for this process was eliminated for customers that choose to register for our pre select service offered to our existing as well as our new customers without any additional charge. We initiated this service in October 2003. With this service, we instruct our main local service provider, British Telecom, to route the customer's telephone number when the customer dials "00" to our switch, so to Swiftnet, which allows customers to route their telephone calls through a carrier without dialing a special 4 digit access code, and without our having to program an existing switchboard or install a smart box. For instance, if our customers want to dial the United States, they can dial the standard 011, rather than having to also dial a special 4 digit access code.

Discontinued Service:

From approximately 1990 until January 2002, we offered an Email2telex service which allowed a user with an Internet email account to send telexes to anywhere in the world at a discounted cost. In January of 2002, we discontinued offering this service due to low demand.

Our Platforms:

A platform generally could be any personal computer with telecommunications applications, such as calling cards and transferring call applications. We operate the following platforms in our business:

      o Telesis Switch that enables us to interconnect with other telephone carriers;

      o Calling cards and prepay platforms that enable us to use voice prompts and to accept pin numbers; and

      o Messaging platform that manages facsimile broadcasts and messaging applications.

Revenues:

The percentage of our revenues are derived from the following:

      o     Approximately 60% from our telephone services;

      o Approximately 10% from our messaging services, including facsimile, nodal and e-mail related services; and

      o Approximately 30% from our calling cards, including 0800 and pin access.

Discount Telephone Rates:


As indicated below, some of our services offer discount rates compared to some other telecom operators, such as United Kingdom's largest telecom operator, British Telecom. For instance:

      o For a call from the United Kingdom to the United States, we charge between 3 United Kingdom pence ($0.05) per minute while British Telecom charges 17.5 to 20 United Kingdom pence ($0.32 to $0.36) per minute;

      o For a call from the United Kingdom to Australia, we charge 3 United Kingdom pence ($0.05) per minute while British Telecom charges 33.30 to 41.70 United Kingdom pence per minute ($0.6 to $0.74); and

This information was obtained from our website at www.xfone.com and British Telecom's website at www.serviceview.bt.com. We have many competitors, however, that also offer discounted rates.

Our Customers:

We have four major types of customers:

      o Residential - These customers either must dial a four digit access code or acquire a box that dials automatically.

      o Commercial - Smaller businesses are treated the same as residential customers. Larger businesses have the need for a Private Branch Exchange Unit, otherwise known as a PBX Unit, which is a centralized answering and calling System also known as a switchboard. We program the PBX Unit of our customers so that all of their calls are routed to us directly, and to save the customer the need to dial a four digit access code.

      o Government Agencies - Includes the United Nations World Economic Forum, the Argentine Embassy, and the Israeli Embassy.

      o     Resellers,  such as  WorldNet  and VSAT - We  provide  them with our
            telephone  and  messaging   services  for  a  wholesale  price.  For
            WorldNet, we also supply the billing system.

Our Billing Practices:

We charge our customers based on usage by full or partial minutes. Our rates vary with distance, duration, time, and type of call, but are not dependent upon the facilities selected for the call transmission. The standard terms for our regular telephone customers require that payments are due 21 days from the date of the invoice. Our prepay telephone services represent around 37 percent of our revenues. Our supplier's standard terms are payment within 30 days from invoice date; however, some new suppliers ask for shorter payment terms.

Divisions:

We operate the following divisions:

      o Partner Division - Our Partner Division operates as a separate profit center by attempting to recruit new resellers and agents to market our products and services and to provide support and guidance to resellers and agents. We currently have 20 active resellers and 21 active agents.

      o Operations Division - Our Operations Division provides the following operational functions to our business: (a) 24 hour/7 day a week technical support; (b) inter-company network; (c) hardware and software installations; and (d) operating switch and other platforms.

      o Administration Division - Our Administration Division provides the billing, collection, credit control, and customer support aspects of our business.

      o Research and Development - The function of our Research and Development Division is to develop and improve our billing system, switch and telephony platforms, websites and special projects.

      o     Retail - Our  Retail  Division  is  responsible  our  marketing  and
            selling   campaigns  that  target   potential  and  existing  retail
            customers.

Geographic Markets:

Our primary geographic market is the United Kingdom. We also have customers in Angola, Australia, Austria, Bangladesh, Belgium, Benin, Brazil, Bulgaria, Cambodia, Cameroon, Canada, China, Congo, Croatia, Cyprus, Czech Republic, Denmark, Egypt, Finland, France, Germany, Gibraltar, Greece, Guinea, Hong Kong, India, Indonesia, Iran, Irish Republic, Israel, Italy, Ivory Coast, Japan, North Korea, South Korea, Kuwait, Latvia, Lebanon, Liberia, Lithuania, Malawi, Malaysia, Maldives Isles, Mauritius, Nepal, Netherlands, New Zealand, Niger, Nigeria, Norway, Oman, Pakistan, Panama, Philippines, Poland, Portugal, Qatar, Russia, Saudi Arabia, Sierra Leone, Singapore, Slovak Republic, South Africa, Spain, Sri Lanka, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Togo, Turkey, U.A.E, Uganda, USA and Vietnam.

Our Distribution and Marketing Methods:

We use the following distribution methods to market our services:

      o We actively recruit independent contractor agents and resellers who purchase telephone traffic directly from us at an approximately 25% discount, and who then resell this telephone traffic to their customers at a mark-up according to their own price lists;

      o We use direct marketing, primarily using facsimile broadcasts and newspaper advertisements;

      o We utilize agents that sell our services directly to customers at our established prices; these agents receive a commission of approximately 10% of the total sale amount less any bad debts;

      o We attend telecommunications trade shows in the United Kingdom to promote our services;

      o     We   advertise   on  a   monthly   basis  in   "Comms   Dealer",   a
            telecommunications agents/resellers trade magazine; and


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

      o We utilize the Internet as an additional distribution channel for our services. We utilize Xfone.com as our brand name for our new e-commerce telecommunications operations. We plan to build a brand name with "xfone.com" by advertising our Internet services, partnering with other websites, and offering attractive rates and quality of lines.

We do not have in-house sales personnel.

Future Business Plans

Our future business plans during 2004 will include the following

Recruitment

We plan to accelerate our program of recruiting resellers and agents during 2004, as follows:

      o     advertising in telecoms trade publications;

      o an on-going targeted email campaign supported by telephone marketing by our in-house staff to potential re-sellers who have been identified as ideal candidates to become reseller partners;

      o We plan to recruit two senior sales personnel to sell our fixed line and mobile services to the corporate market; we will emphasize to potential corporate clients, our combination of low cost high quality fixed line telephony together with a range of competitively priced mobile price plans.

We estimate that our recruitment related costs will be approximately $5,000 per month.


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

New Products

Swiftnet Dial Direct

Swiftnet Dial Direct is a new service where residential and small business clients can immediately have access to low cost international calls without setting up an account, prepayment, or the purchase of a calling card. As this service is totally automatic and requires no billing or account maintenance, we can offer low prices coupled with low cost to us. We have an on-going plan to recruit self employed agents to sell this service. We estimate that our costs pertaining to this new service will be approximately $3,000 per month.

Wholesale Line Rental

In October 2004, we will be able to take over British Telecom's BT line, which is the telephone line supplied by British Telecom that connects the client with the national telephone network. We will accomplish this by purchasing the BT line at wholesale rates and then reselling the line to our clients. We will bill our customers with one bill for their telephone line and their calls. This gives us complete control of the client, who only has one place to go to order additional lines and services, as well as calls. This will also give us the opportunity to offer bundled packages which for a fixed amount per month will offer line rental, a mobile phone handset, and inclusive mobile and fixed line minutes. We estimate that our costs associated with the wholesale line rental will be approximately $8,000 per month.


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

New Marketing Initiatives

We will be seeking further partnerships with charities and groups or entities with a loyal client or supporter base, providing that they have a minimum of 1000 supporters. We will initially target over 1000 soccer clubs located in the United Kingdom to offer affinity deals, where supporters receive low cost telephone calls and the clubs receive a monthly percentage of the call revenue. We will also be looking at other opportunities in the sporting arena together with retailers who have their own loyalty card customer base and credit card companies.

Direct fax broadcasting and email and SMS marketing will continue to be used as tools to attract new end user clients. We are also considering setting up an outbound telemarketing operation which will be outsourced to a specialist call centre in Asia.

We estimate that our costs associated with the new marketing initiatives will be approximately $10,000 per month.

Carriers and Negotiating Lower Rates

Our increased sales in 2003 have enabled us to negotiate significantly lower rates with the carriers we use to carry our international call traffic, which gives us the opportunity to increase our margins or offer significant reductions to secure deals with major clients. If our sales increase, we will continue to negotiate for lower rates.

IT and Software Development

We are in the process of upgrading our database which the core of our client maintenance and billing system. This will give us daily access to sales and profitability per client and enable us to check carrier rates on a daily basis. We are also introducing new Customer Relationship Management software to track our prospects and clients. We estimate that our IT and software development related costs will be approximately $30,000, which we plan to fund from our operations.


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

Material Agreements:

RESELLER AGREEMENTS

We have agreements with approximately 40 resellers, 20 of which are currently active.

The following  agreements represent our principal reseller agreements.

Worldnet Reseller Services Agreement

Our wholly owned subsidiary, Swiftnet, Ltd, has a March 8, 2000 reseller agreement with Worldnet Global Communications, Ltd., which is located in London, United Kingdom. In this agreement, Worldnet agrees to sell the telecommunications services supplied by Swiftnet and to use its best endeavors to promote Swiftnet's services, but agrees not to refer directly or indirectly to Swiftnet or use any of Swiftnet's trade names or literature or hold it out to be in any way connection to Swiftnet. The agreement further provides that Swiftnet reserves the right to reject any customer and the right to use any carrier and/or subcontractor to perform some or all of its obligations. Swiftnet may without prejudice terminate the agreement immediately by serving written notice to the reseller if Worldnet becomes Insolvent or fails to make any payment when due under the agreement after having received 7 days written notice to do so from Swiftnet. Worldnet may terminate this agreement immediately by serving written notice on Swiftnet if Swiftnet becomes Insolvent or its license is revoked or altered so that it is not permitted by law to provide the services.

Story Telecom Ltd. Agreement

Our subsidiary, Swiftnet, owns a 40% interest in Story Telecom Ltd. This 40% interest was conveyed to Swiftnet in accordance with the terms of a September 30, 2002 agreement. The parties to the agreement, us, Swiftnet, Ltd., and Mr. Nir Davison who is the Managing Director of Story Telecom, Ltd, agreed to establish a joint business to develop, sell, market, and distribute telecommunications products bearing the name of Story Telecom Ltd.

Under the agreement, Swiftnet will supply Story Telecom Ltd. with:

      (a) Cost plus 6% prices (to cover certain costs) with the base cost plus percentage for the first three months of operations at 4%;

      (b) Its technological backbone, which includes Swiftnet's hardware and software capabilities, including its switch and billing system;


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

      (c)   Technical help service (24 Hours/7 Days a week); and

      (d) Use of relevant software and hardware, including switch, billing, and an Interactive Voice Response System. An Interactive Voice Response System is a voice recognition system that allows the customer to listen to the amount of minutes remaining on an individual's calling card and dial a desired telephone number without the need for an operator.

Under the agreement, Nir Davison will supply Story Telecom Ltd. with the following:

      (a)   Marketing and sales;

      (b)   Distribution channels; and

      (c) Management in which Nir Davison will function as the Managing Director of Story Telecom Ltd.

In addition, the agreement provides that Nir Davison will have the right to receive options to purchase our shares of common stock if by September 2003, the Story Telecom project meets the sales and profit formula specified in paragraph 28 of the agreement. Because Story Telecom failed to meet the sales and profit criteria, on September 30, 2003, the right for the options was cancelled.

Separate and apart from this agreement, because Story Telecom achieved growth since its inception, which has enabled us to attain certain achievements in our business plan, our Board of Directors issued a resolution on September 3, 2003 which provided that we or our major shareholders, Mr. Keinan, who is our Chairman of the Board, Vision Consultants Limited, an affiliated entity, and Campbeltown Business Ltd., also an affiliated entity, in order to provide an incentive to Mr. Davison and to enhance his loyalty to us, will grant him options to purchase 500,000 shares of common stock. The September 3, 2003 resolution further provides that these major shareholders have the first right to sell to Mr. Davison their own shares or a portion of them at the same terms, rather than our issuing such shares. Immediately after the September 3, 2003 resolution was passed, the major shareholders, Vision Consulting and/or Abraham Keinan and/or Campbeltown Business, Ltd., notified Mr. Davison and us that they decided to exercise their first right by granting Mr. Davison the options to purchase the 500,000 shares from their own shares of our common stock. Therefore, as of the date of this notice we were no longer under the obligation to grant an option or issue shares of common stock to Mr. Davison under this resolution.


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

Newco Agreement

Our wholly owned subsidiary, Swiftnet, Ltd., has an October 16, 2001 agreement titled "Formation of Newco" which became Auracall Limited. The agreement provides that Dr. Nissim Levy and Swiftnet, will establish a company, Newco, for the purpose of developing telecommunication business based on non-geographic numbers, which are identified in the agreement as using Swiftnet premium numbers bands for customers to call international or national destinations paying British Telecom directly while British Telecom pays Newco through Swiftnet. Swiftnet premium numbers bands are special numbers, such as "0870" that Switftnet can provide for Auracall's customers to call international or national destinations in which such customers pay British Telecom directly while British Telecom pays Swiftnet and Swiftnet pays Auracall. The agreement further provides that:

      a)    The  first   stage  of  the   budget  for  the   company   will  not
            exceed 100,000 United Kingdom pounds;

      b) Dr. Levy will finance by way of a loan, 75% of the ongoing expenses for 100% of the shares in Auracall;

      c) Swiftnet will finance by way of a loan, 25% of the ongoing expenses and provide cost plus prices as well as management advice and technical support, for an option to be exercised at any time to receive 50% of the shares of Newco or in case of a dilution, to receive the same amount of shares as Dr. Levy;

      d) Newco will repay the loans only from net profits. In case Swiftnet does not exercise its options, it will be entitled to management fees equal to the monies that Dr. Levy will be entitled to receive from Newco. Once the loans are repaid, Swiftnet and Dr. Levy (or assignees) will be entitled to the exact same amounts as a fee/profit share.

      e) Newco will receive 10% of the paid turnover of customers that it will introduce to Swiftnet, except for mobile phones where the percentage will be 7.

      f) Newco will have the right to sell other services and products that Swiftnet offers or will offer in the future for the beset wholesale price available.

In May 2002, Swiftnet exercised its option to receive 50% of the shares of Auracall and both Swiftnet and Dr. Levy agreed to give 5% of Auracall's shares to Mr. Kirschner; therefore, the shares of Auracall were allocated as follows:

      (a)   Swiftnet, Ltd - 475 shares, representing 47.5% of Auracall's shares;

      (b) Dr. Nissim Levy - 475 shares, representing 47.5% of Auracall's shares; and

      (c) Dan Kirschner, acting as Auracall's Managing Director - 50 shares, representing 5.0% of Auracall's shares.

In practice, Dr. Levy, and Swiftnet each provided a loan to Auracall to the level of about 45,000 and 15,000 United Kingdom pounds, respectively.

Agreement between Dan Kirschner and Swiftnet, Ltd.

On August 21, 2003, Dan Kirschner, the Managing Director of Auracall, Ltd. completed an agreement with Swiftnet providing that Swiftnet will not object that Dr. Nissim Levy will sell all of his shares in Auracall to Mr. Kirschner once the current agreement between Swiftnet and Dr. Levy concerning the payout of profits to cover debt/investments and other conditions are fulfilled.

Kirschner and Swiftnet agreed to accept the following conditions which were affirmed in the original agreement between Dr. Levy and Swiftnet:

      a) Any increase in Auracall's budget will require the approval of Kirscher and Swiftnet;

      b) Swiftnet will provide cost plus prices as well as management advice and technical support. Swiftnet will sell the service to Auracall and will be responsible for the technical side. Swiftnet undertakes to exhibit to Auracall all licenses, price lists, or other permissions/documents necessary for the operation of its business;

      c) Any decision about payments of loans, dividends, salaries, grants or similar expenses will have to be decided by the board of directors with veto rights to both sides;

      d) Auracall will receive ten percent of the paid turnover of customers that it will introduce to Swiftnet, except for mobile phones where the percentage will be seven;

      e) Auracall will have the right to sell other services and products that Swiftnet offers or will offer in the future for the best wholesale price available;

      f) Auracall's board of directors will be comprised of 4 members: 2 nominated by Swiftnet and 2 by Mr. Kirschner;

      g) Auracall will operate according to an agreed business plan and decide on each investment and expense based on the viability of the opportunity; and

      h) Both parties will make available their contacts, connections and influence for the success of Auracall.

The agreement further provides that once the current agreement between Swiftnet and Dr. Levy concerning the payout of profits to cover debt/investments is fulfilled, Kirschner's salary will be reinstated to 50,000 pounds and Swiftnet will receive 24,000 pounds as management/consultancy fees. Further salary/fees will be agreed together mutually.

The agreement further provides that as a bonus, Auracall will issue to Mr. Kirschner further shares from treasury to the level that Mr. Kirschner will hold 67.5% of Auracall and Swiftnet will hold only 32.5% of Auracall.

This bonus is subject to the following pre-conditions:

      (a)   Mr. Kirschner will purchase from Dr. Levy his shares of Auracall.

      (b)   Mr. Kirschner will still act as Auracall's Managing Director.

      (c)   Mr. Kirschner will hold no less than 40% of Auracall's shares.

      (d) Auracall will reach a monthly turnover of 150,000 pounds within two years from the date that the arrangement between Swiftnet and Dr. Levy will be finalized.

The agreement between Mr. Kirschner and Swiftnet also provides that it will take effect only after the arrangement between Mr. Kirschner and Dr. Levy will be finalized.

In January 2004, Dr. Levy sold all of his 475 shares to Mr. Dan Kirschner. Therefore, Mr. Kirschner now owns 52.5% of Auracall's shares and Swiftnet owns 47.% of Auracall's shares.

SUPPLIER AGREEMENTS

We have approximately 10 agreements with suppliers of telephone routing and switching services. The following represent material supplier agreements.

Wholesale Master Services Agreement with WorldCom International, Ltd.

Swiftnet has a 1998 agreement with Worldcom International, Ltd. in which Worldcom provides telephone connection services to Swiftnet as its customer. Such services are provided by Swiftnet providing Worldcom with service orders in the form proscribed by Worldcom. Swiftnet is required to pay the invoices submitted by Worldcom to Swiftnet within one month. Swiftnet is prohibited under the agreement with: (a) referring to Worldcom in any marketing or services literature, unless it obtains the written consent of Worldcom; (b) purport to act on behalf of or represent itself as acting on behalf of Worldcom; or (c) seek to resell the services of Worldcom to other Worldcom customers. Our agreement with WorldCom International, Ltd. may be terminated by either party with thirty days notice. In addition, the contract may be terminated immediately if either other party has committed a material breach of the agreement that is incapable of remedy. Any breach capable of remedy must becorrected within 15 days. We do not have an exclusive agreement with WorldCom International, Ltd.; Worldcom International, Ltd. provides these same services to our competitors.

Open Air Agreement

Swiftnet has an April 2, 2003 agreement with Easyair Limited which is located in London, United Kingdom, and is otherwise known as Openair. In this agreement, OpenAir agrees to sell and Swiftnet agrees to purchase goods and services that Swiftnet orders according to OpenAir's price list. In practice, this price list has changed on a daily or weekly basis. OpenAir reserves the right, by written notice to Swiftnet, to increase the price of goods or services to reflect any increase in OpenAir's cost. Swiftnet is required to pay OpenAir's invoices within 45 days of the date of the invoice. If Swiftnet fails to pay the invoice within that 45 day period, OpenAir may charge Swiftnet interest on the outstanding amount at 4% per annum of the Yorkshire Bank Plc base rate and may suspend delivery of goods and services. The agreement further provides that Swiftnet is required to perform certain obligations to OpenAir, including: (a) use its reasonable endeavors to promote the resale of goods and services to customers; (b) conform and adhere to OpenAir's manual for the soliciting and processing of orders from customers; (c) inform OpenAir of any changes in Swiftnet's ownership or organization or methods of doing business which might affect the performance of or financial ability to comply with Swiftnet's obligations under the agreement; and (d) cooperate fully with OpenAir to resolve any complaints from customers. Swiftnet and OpenAir are required to use their best endeavors to keep secret and confidential all confidential information. The terms of the agreement is one year and continues thereafter unless written notice is provided.

British Telecommunications Agreement

Swiftnet has an August 8, 2000 agreement with British Telecommunications, a public limited company registered in the United Kingdom. This agreement provides that British Telecommunications, as a Schedule 2 Public Operator, which permits it to sell local and national telephone connection services, will connect its systems to our operator system to furnish us with telecom related services and facilities. We are required to pay to British Telecommunications charges specified in their carrier price list. If Swiftnet or British Telecommunications are in receipt of any confidential information regarding the other party, such information is required to be kept confidential.

Teleglobe International Agreement

Swiftnet has a May 13, 1996 agreement with Teleglobe International (United Kingdom) Ltd., a company located in London, England. In this agreement, Swiftnet and Teleglobe agree to connect and keep connected their respective telecommunication systems allowing Swiftnet to convey international outbound calls via Teleglobe. Teleglobe agrees to convey calls received from Swiftnet's telecommunications system to the telephone number called or to another telecommunications system connected to Teleglobe's system. The term of the agreement is for an initial term of 6 months and continues in effect unless terminated in writing by Swiftnet or Teleglobe by giving notice of not less than 6 months. The rates payable by Swiftnet to Teleglobe may vary upon thirty days written notice to Swiftnet. The billing of the services is based on the total call seconds per month per destination. Teleglobe and Swiftnet are required to keep in confidence all confidential information. Teleglobe and Swiftnet may terminate the agreement without prejudice to the other party by written notice in the case of a material breach of the agreement, any license of either party is revoked or is terminated, or if there is an arrangement or composition with creditors generally or by a court application or bankruptcy order.

ITXC Corporation Services Agreement

Swiftnet has a February 20, 2003 agreement with ITXC Corporation, a Delaware corporation, in which ITXC at its sole cost, is required to purchase and furnish to Swiftnet equipment necessary to assist it in the performance of Switfnet's telecom services, including IP telephony gateways. ITXC is also required under the agreement to provide Swiftnet with remote management, maintenance, operation and support of the ITXC equipment. ITXC is required to route subscribers Internet Telephony to be routed over ITXC.net. The current ITXC prices for exchange rates are to be provided by Swiftnet by written notice and ITXS has the sole discretion in setting the rates.

Swiftnet is responsible under the agreement to provide all end-user or caller related services to its subscribers, such as billing, collections and customer care and is required to independently operate gateways for use by its subscribers and charge its subscribers such rates as Swiftnet deems appropriate. Swiftnet is required to pay for the services furnished by ITXC in connection with the equipment or as otherwise provided in the agreement. Swiftnet is required to meet a minimum monthly commitment of 75,000 minutes of use per month and if it fails to achieve this monthly requirement, Swiftnet is required to pay ITXC a monthly service charge in the amount of $1,000. The agreement further provides that title to the equipment will remain with ITXC. The term of the agreement is 1 year with successive 90 days terms renewed automatically.

CONSULTING AGREEMENT

Stern & Company Consulting Agreement

On January 9, 2004, we executed an agreement with Stern and Company, a business consultant, to provide us with the following services: (a) become familiar with our business and operations and review and analyze our formal and informal strategic, marketing, financial and business plans; and (b) advise us in strategic planning matters and assist in the implementation of short and long term strategic planning initiatives to enhance and accelerate the commercialization of our business objectives. The term of the agreement is 6 months from the date of acceptance by us. In return for the services furnished by Stern and Company to us, we agree to issue Stern and Company: (a) 17,500 shares of our common stock; (b) 17,500 warrants at $3.50 which expire 10 days after our commencement of trading on NASDAQ small cap or the AMEX; (c) 17,500 warrants at $5.50 which expire in 5 years. As further provided in the agreement, the shares and warrant shares have anti-dilution provisions, piggy-back registration rights and cashless exercise rights.

FINDERS AGREEMENT

November 24, 2003 Agreement with The Oberon Group, LLC

We have a November 24, 2003 Finders Agreement with The Oberon Group, LLC, which is identified in the agreement as a "Finder". The agreement provides that in consideration for The Oberon Group introducing an investor to us which culminates in the execution of a partial acquisition/investment/financing agreement, we agree to compensate it with a cash fee equal to 8% of the total transaction value in cash as well as 8% of the total transaction value in warrants priced at 100% of the market at closing. The term of the agreement is 6 months and will be automatically renewed for continuous consecutive terms, unless either party sends a written notice with a 60 day notice period, indicating the intent to terminate the agreement.

FINANCIAL CONSULTING AGREEMENT

February 12, 2004 Agreement with The Oberon Group, LLC

We have a February 12, 2004 agreement with The Oberon Group, LLC that is not an NASD registered broker dealer, which provides that The Oberon Group will assist us in exploring, structuring, and negotiating financial alternatives, particularly in the United States, such as acquisitions, mergers, or otherwise. The term of the agreement is one year and may be terminated by either The Oberon Group or us at any time after an initial six-month period, with or without cause, upon 30 day written notice. Aggregate consideration is defined in the agreement as the total amount of cash and the fair market value on the date that is five days prior to the consummation of the transaction of all other property paid or payable directly or indirectly to us or a counter party or any of its security holders in connection with a transaction.

The agreement provides that we agree to pay The Oberon Group an initial retainer fee of $60,000 in cash for a 6 month period ending August 12, 2004, which is payable upon the signing of the agreement. Thereafter, we agree to pay The Oberon Group a monthly retainer payment of: (a) $5,000 per month in cash, the first such payment of which commences on March 1, 2004; and (b) 1,500 five year warrants with a strike price of $5.50 per share. Additionally, the agreement provides that in conjunction with any transaction with any United States counter party, we agree to pay The Oberon Group: (a) 7% of the first $1 million of aggregate consideration; plus (b) 6% of the 2nd $1 million of aggregate consideration; plus (c) 5% of the 3rd $1 million of aggregate consideration; (d) 4% of the fourth $1 million of aggregate consideration; plus (e) 3% of the remaining aggregate consideration. The agreement further provides that for any given transaction, the consideration paid to The Oberon Group will mirror the consideration paid to any seller. For instance, if The Oberon Group is due a fee of $120,0900 and the consideration paid to the seller in a transaction is 1/3 cash, 1/3 debt (with an 8% annual coupon and a 2 year maturity) and 1/3 of our common stock, Oberon Group's fee will be $40,000 cash, $40,000 debt (with an 8% annual coupon and a 2 year maturity) and $40,000 in our common stock.

In addition, upon closing of a transaction, we will issue The Oberon Group, or its assigns, a warrant, valid for five years post closing, entitling its holder to purchase a total of: (a) 7% of the first $1 million of aggregate consideration; plus (b) 6% of the second $1 million of aggregate consideration; plus (c) 5% of any additional aggregate consideration. The warrants will have an exercise price equal to the market price of our common stock shares on the date of closing of the transaction. Any common stock shares throughout the agreement of any shares underlying the warrants throughout this agreement will entitle their holder to one-time piggyback registration rights. All warrants may be exchanged without the payment of any additional consideration for our stock based upon the values of the warrant and the stock at the time of the exchange.

The agreement further provides that for any revenues paid to us from parties introduced by The Oberon Group to us during the period of three years from the entry into the first agreement or purchase order with such third party, The Oberon Group will receive 1.5% of such revenues, which is referred to in the agreement as a "referral fee". Such referrals will include any revenues derived from the sale of products or services to such parties, any revenues derived from the sale of our product or services through the sales force of such parties, or any revenues derived by us from joint selling efforts with such parities to a third party.

The agreement also contains other standard terms and conditions.


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

AGREEMENT AND PLAN OF ACQUISITION

On May 28, 2004, we entered into an Agreement to acquire WS Telecom Inc., a Mississippi corporation, through the statutory merger of WS Telecom Inc. with and into our wholly owned subsidiary Xfone USA, Inc. For the purposes of the acquisition, WS Telecom, Inc. includes its wholly owned subsidiaries eXpeTel Communications, Inc. and Gulf Coast Utilities, Inc. The terms and conditions of the Agreement provide that:

      1) all of WS Telecom's issued and outstanding capital stock will be acquired and converted into the right to receive from us certain shares of our restricted common stock and warrants convertible into shares of our common stock;

      2) we will issue a number of shares of our restricted common stock with an agreed market value of $2,200,000, which will be determined using the weighted average price of our common stock for the ten trading days preceding the trading day immediately prior to the date we and WS Telecom Inc. enter into a Management Operating Agreement;

      3) the weighted average price of our common stock, as referred to in 2) immediately above, will in no event be less than $3.30 per share or greater than $4.30 per share;

      4) we will issue a number of warrants with a value of $1,300,000, the value of which will be calculated as of the date we and WS Telecom Inc. enter into a Management Operating Agreement, assuming 90% volatility of the underlying share of common stock of the Registrant in accordance with the Black Scholes option - pricing model;

      5)    each  share  of  MS  Telecom,  Inc.'s  Preferred  Stock  issued  and outstanding immediately prior to the effective time of the Acquisition will be canceled and extinguished and be converted automatically into the right to receive upon surrender of certificate(s) representing MS Telecom, Inc.'s Preferred Stock, as follows: (i) an amount of our stock consideration equal to the product of our stock consideration times 28.6% divided by total of MS Telecom, Inc.'s Preferred Stock; and (ii) an amount of our warrant consideration equal to the product of MS Telecom, Inc.'s warrant consideration times 28.6% divided by the total of MS Telecom, Inc.'s Preferred Stock;

      6) each share of MS Telecom, Inc.'s common stock issued and outstanding immediately prior to the effective time of the Acquisition will be canceled and extinguished and be converted automatically into the right to receive upon surrender of certificate(s) representing MS Telecom, Inc's common stock, as follows: (i) an amount of our stock consideration equal to the product of the Our stock consideration times 71.4% divided by the total of MS Telecom, Inc.'s common stock; and (ii) an amount of our warrant consideration equal to the product of our warrant consideration times 71.4% divided by the total of MS Telecom, Inc.'s common stock;

      7) completion of the Acquisition is subject to certain conditions, including: (a) approval of the Agreement and the Acquisition by shareholders; (b) receipt of regulatory approvals; and (c) certain other customary conditions; and

      8) concurrent with the execution of the Agreement and as material inducements to us and WS Telecom, Inc. as the acquired company, the following agreements will be entered into, the terms of which are described below: (a) employment agreement between Xfone USA, Inc. and Wade Spooner; (b) employment agreement between Xfone USA, Inc. and Ted Parsons; and (c) escrow agreement among us, Xfone USA, Inc., Wade Spooner, Ted Parsons, and the escrow agent.

Employment Agreement between Xfone, USA, Inc. and Wade Spooner

The employment agreement between Xfone, USA, Inc. and Wade Spooner, as an executive of WS Telecom, provides that Xfone USA, Inc., otherwise known as


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

"Employer" in the employment agreement, will pay Wade Spooner: (a) $192,000 for the first year of his employment; (b) $197,760 for the second year of his employment; and (c) 203,693 for the third year of his employment.

The employment agreement further provides that Wade Spooner will be eligible to earn additional incentive compensation, for Employment Years 1, 2, and 3, as set forth below:

      o Employment Year 1. Employer shall pay the Executive within 90 days of the end of Employment Year 1 Incentive Compensation equal to the greater of the following: (i) $100,000 if during Employment Year 1, Net Sales Revenue of the Employer exceed by $2,000,000 or more the Net Sales Revenue for the twelve month period prior to the Effective Date and there is at least $150,000 of Pre-Tax Income for Employment Year 1; OR (ii) $200,000 if during Employment Year 1, Net Sales Revenue of the Employer exceed by $4,000,000 or more the Net Sales Revenue for the twelve month period prior to the Effective Date and there is at least $400,000 of Pre-Tax Income for Employment Year 1; OR (iii) an amount equal to one-third (1/3) of the Excess Profit for Employment Year 1 if during Employment Year 1 the Net Sales Revenue (excluding Net Sales Revenue attributable to acquisitions occurring on and after the Effective Date) of the Employer exceed by $7,000,000 or more the Net Sales Revenue for the twelve month period prior to the Effective Date.

      o Employment Year 2. Employer shall pay the Executive within 90 days of the end of Employment Year 2 Incentive Compensation equal to the greater of the following: (i) $200,000 if during Employment Year 2, Net Sales Revenue of the Employer exceed by $4,000,000 or more the Net Sales Revenue for Employment Year 1 and there is at least $400,000 of Pre-Tax Income for Employment Year 2; OR (ii) an amount equal to one-third (1/3) of the Excess Profit for Employment Year 2 if during Employment Year 2 the Net Sales Revenue of the Employer exceed by $7,000,000 or more the Net Sales Revenue for Employment Year 1.

      o Employment Year 3. The Employer shall pay the Executive within 90 days of the end of Employment Year 3 Incentive Compensation equal to the following: (i) An amount equal to one-third (1/3) of the Excess Profit for Employment Year 3 if during Employment Year 3 the Net Sales Revenue of the Employer exceed by $7,000,000 or more the Net Sales Revenue for Employment Year 2.


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

The employment agreement further provides that on the first business day of Employment Year 1, Wade Spooner will be granted and issued options for 600,000 shares of our restricted common stock, of which: (a) 100,000 will be attributable to Employment Year 1; (b) 200,000 will be attributable to Employment Year 2; and (c) 300,000 of which shall be attributable to Employment Year 3. The options will vest as follows: (a) options for 100,000 shares of the our restricted common Stock will vest 3 years from the grant date; (b) options for 200,000 shares of our restricted common stock will vest 4 years from the grant date; and (c) options for 300,000 shares of our common stock will vest 5 years from the grant date. The stock options will provide for a five (5) year term from the vesting date, a strike price that is 10% above the closing price of the Registrant's common stock on the date of issue of the Options.

The employment agreement further provides that for any acquisition of an existing business made by Employer during the Employment Period, then Wade Spooner will receive upon closing of the acquisition warrants for our restricted common stock with a value equal to 1.333% of the Aggregate Transaction Consideration of the acquisition. The value of the warrants shall be calculated one day prior to the closing of the acquisition assuming a 90% volatility of our underlying common stock pursuant to the Black Scholes option - pricing model and shall vest six months from the date of issue. The warrants shall be convertible on a one-to-one basis into common stock with a term of five years, a strike price that is 10% above the closing price of the Parent Common Stock one day prior to the closing date of the acquisition

In the event of any Executive Termination Without Cause, the Executive agrees to pay as liquidated damages to the Employer an amount equal as follows:

      (a) If the Executive Termination Without Cause occurs during Employment Year 1, then the Executive shall immediately pay to the Employer an amount equal to $1,329,000.00.

      (b) If the Executive Termination Without Cause occurs during Employment Year 2, then the Executive shall immediately pay to the Employer an amount equal to $886,000.00.

      (c) If the Executive Termination Without Cause occurs during Employment Year 3, then the Executive shall immediately pay to the Employer an amount equal to $443,000.00.


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

Employment Agreement Between Xfone, USA, Inc. and Ted Parsons

The employment agreement between Xfone, USA, Inc. and Ted Parsons, as an executive of WS Telecom, provides that Xfone USA, Inc., otherwise known as "Employer" in the employment agreement, will pay Ted Parsons: (a) $100,800 for the first year of his employment; (b) $103,825 for the second year of his employment; and (c) $106,940 for the third year of his employment. The employment agreement further provides that Ted Parsons will be eligible to earn additional incentive compensation, for Employment Years 1, 2, and 3, as set forth below:

      o Employment Year 1. Employer shall pay the Executive within 90 days of the end of Employment Year 1 Incentive Compensation equal to the greater of the following: (i) $50,000 if during Employment Year 1, Net Sales Revenue of the Employer exceed by $2,000,000 or more the Net Sales Revenue for the twelve month period prior to the Effective Date and there is at least $150,000 of Pre-Tax Income for Employment Year 1; OR (ii) $100,000 if during Employment Year 1, Net Sales Revenue (excluding Net Sales Revenue attributable to acquisitions occurring on and after the Effective Date) of the Employer exceed by $4,000,000 or more the Net Sales Revenue for the twelve month period prior to the Effective Date and there is at least $400,000 of Pre-Tax Income for Employment Year 1; OR (iii) an amount equal to one-sixth (1/6) of the Excess Profit for Employment Year 1 if during Employment Year 1 the Net Sales Revenue (excluding Net Sales Revenue attributable to acquisitions occurring on and after the Effective
            Date) of the Employer exceed by $7,000,000 or more the Net Sales Revenue for the twelve month period prior to the Effective Date.

      o Employment Year 2. Employer shall pay the Executive within 90 days of the end of Employment Year 2 Incentive Compensation equal to the greater of the following: (i) $100,000 if during Employment Year 2, Net Sales Revenue of the Employer exceed by $4,000,000 or more the Net Sales Revenue for Employment Year 1 and there is at least $400,000 of Pre-Tax Income for Employment Year 2; OR (ii) an amount equal to one-sixth (1/6) of the Excess Profit for Employment Year 2 if during Employment Year 2 the Net Sales Revenue of the Employer exceed by $7,000,000 or more the Net Sales Revenue for Employment Year 1.

      o Employment Year 3. The Employer shall pay the Executive within 90 days of the end of Employment Year 3 Incentive Compensation equal to the following: (i) An amount equal to one-sixth (1/6) of the Excess


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

            Profit for Employment Year 3 if during Employment Year 3 the Net Sales Revenue of the Employer exceed by $7,000,000 or more the Net Sales Revenue for Employment Year 2.

The employment agreement further provides that on the first business day of Employment Year 1, Ted Parsons will be granted and issued options for 300,000 shares of our restricted common stock, of which: (a) 50,000 will be attributable to Employment Year 1; (b) 100,000 will be attributable to Employment Year 2; and
(c) 150,000 of which shall be attributable to Employment Year 3. The options will vest as follows: (a) options for 50,000 shares of the Our restricted common Stock will vest 3 years from the grant date; (b) options for 100,000 shares of our restricted common stock will vest 4 years from the grant date; and (c) options for 150,000 shares of our common stock will vest 5 years from the grant date. The stock options will provide for a five (5) year term from the vesting date, a strike price that is 10% above the closing price of our common stock on the date of issue of the Options.

The employment agreement further provides that for any acquisition of an existing business made by Employer during the Employment Period, then Ted Parsons will receive upon closing of the acquisition warrants for our restricted common stock with a value equal to 0.666% of the Aggregate Transaction Consideration of the acquisition. The value of the warrants shall be calculated one day prior to the closing of the acquisition assuming a 90% volatility of our underlying common stock pursuant to the Black Scholes option - pricing model and shall vest six months from the date of issue. The warrants shall be convertible on a one-to-one basis into common stock with a term of five years, a strike price that is 10% above the closing price of the Parent Common Stock one day prior to the closing date of the acquisition

In the event of any Executive Termination Without Cause, the Executive agrees to pay as liquidated damages to the Employer an amount equal as follows:

      (a) If the Executive Termination Without Cause occurs during Employment Year 1, then the Executive shall immediately pay to the Employer an amount equal to $171,000.

      (b) If the Executive Termination Without Cause occurs during Employment Year 2, then the Executive shall immediately pay to the Employer an amount equal to $114,000.

      (c) If the Executive Termination Without Cause occurs during Employment Year 3, then the Executive shall immediately pay to the Employer an amount equal to $57,000.

Management Agreement with WS Telecom

In conjunction with the merger agreement between WS Telecom and our subsidiary, Xfone USA, Inc., Xfone USA, Inc. has a July 1, 2004 agreement with WS Telecom and its subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, and Ted Parsons and Wade Spooner. Ted Parsons and Wade Spooner are identified in the agreement as "guarantors" and they jointly and severally, unconditionally guarantee the prompt payment when due of certain manager loans described below. The agreement provides that WS Telecom; hires and appoints Xfone USA as Manager to be responsible for the operation and management of all of WS Telecom's business operations, including:

* Personnel - Supervising the current employees and independent contractors of WS Telecom with the Manager having the authority to hire, discharge and direct personnel for the conduct of the business;

* Accounting - Supervision and administration of all accounting and the maintenance of all books and records for the business;

* Contracts - Maintain all existing contracts necessary for the operation of the business and the authority to enter into or renew contract in WS Telecom's name;

* Policies and procedures - Preparation of all policies and procedures for the operation of the business; and

*     Budgets - Preparation of all operating, capital or other budgets.

In consideration of these management services, WS Telecom assigns and transfer to the Manager, Xfone, USA, Inc., all revenues generated from the operations of the business and the Manager agrees to pay from the revenues the normal operating, maintenance, administrative and similar expenses of the business. Further, WS Telecom designates the Manager as the controlling party of the current operating accounts of the business. In addition, the Manager in its discretion, will have the right to make advances or loans to WS Telecom payable on demand (or if no demand payable in equal quarterly installments of principal and interest) for an amount up to $500,000, with interest at 7% per annum from the date advanced until paid for the payment of any amounts due during the term of the management agreement under any of the "special liabilities" defined in the management agreement. WS Telecom grants to the Manager a security interest in all of the assets of WS Telecom, Inc. and its subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, Inc..

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

SELLING SHAREHOLDER RELATED AGREEMENTS

In connection with our January/February 2004 private placement, we entered into the following agreements with the Selling Shareholders:

      o     Shares and Warrant Purchase Agreement;
      o     Registration Rights Agreement;
      o     Warrant A Agreement; and
      o     Warrant B Agreement

These agreements contain standard representations and warranties by us to the selling shareholders. Additionally, each selling shareholder that purchased our common stock was required to sign an Irrevocable Proxy which appointed our Chief Executive Officer, Guy Nissenson, as proxy for each selling shareholder, and which grants to our Chief Executive Officer an aggregate of 969,237 shares that he may vote for the selling shareholders. These agreements further provide, as follows:

Shares and Warrant Purchase Agreement

In connection with a private placement we conducted during January and February 2004, we sold to the selling shareholders an aggregate of 969,237 shares of our common stock at a purchase price of $3.00 per share. Each selling shareholder who purchased common stock was also granted one Warrant A and one Warrant B for each share of common stock purchased. This agreement also provides for the following under A-C below:

A. Successors and Assigns

We may not assign the common stock purchase agreement, or any of our rights or obligations under the agreement without the prior written consent of the Purchasers. The Purchasers may assign any or all of its rights under the common stock purchase agreement to any party. Accordingly, the assignee will have the benefit of the provisions of the common stock purchase agreement that are intended to protect Purchaser until the underlying common stock may lawfully be resold to the public in compliance with applicable securities laws.

B. Governing Law

The  Shares  and  Warrant  Purchase  Agreement,   and  the  related  transaction



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

documents, are governed by the internal laws of the State of New York, and all legal proceedings in connection with the common stock purchase agreement must be commenced exclusively in the state and federal courts sitting in the City of New York. Thus, all questions concerning the validity, enforcement and interpretation of the common stock purchase agreement and the related transaction documents, will be determined by reference to New York law.

C. Liquidated Damages

This agreement provides for varying terms which vary based upon the negotiations we conducted with each respective selling shareholders, as described below under A and B:

A. Legend Removal Failure - We agreed to remove the restrictive legends on the selling shareholder certificates in compliance with state and federal laws. The penalties vary among the selling shareholders, but are either:

      o Within 12 months of the purchase date, if we fail to cause the legend to be removed as of the 14th business day after the selling shareholder has made a request for the legend removal, the selling shareholder may require us to pay him or her an amount equal to 130% of his purchase price for all or a portion of the shares and warrant shares he or she purchased;

      o Within 24 months of the purchase date, if we fail to remove the restrictive legend after 3 trading days following delivery of the certificate to either our transfer agent or to us (the Legend Removal Date), the shareholder may require us to pay him either: (i) $10 per trading day per $1000 worth of purchased shares and/or warrant shares, the worth being based upon the stock's closing price on the Legend Removal Date, and after 5 trading days, $20 per trading day per $1000 worth of purchased shares and/or warrant shares; or (ii) an amount equal to 130% of his purchase price for all or a portion of the shares and warrant shares he purchased.

B. Rights of Participation in Additional Financing - We may be required to allow selling shareholders the right to participate in any subsequent financings that we may offer. The terms vary as to the maximum percentage of the financings in which each selling shareholder may participate, and, if our subsequent financing

We are not subject to any additional penalties under the terms of this agreement.

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

has the effect of issuing shares below the $3.00 per share price paid by the selling shareholders, we may be required to adjust the selling shareholder's purchase price to that same lower price.

Registration Rights Agreement

This agreement obligates us to register the common stock covered by this Prospectus and contains certain mutual indemnification provisions indemnifying us and the selling shareholders and any officers, directors, agents and employees associated with us or the selling shareholders.

This agreement provides that if our registration statement is not declared effective within a certain period of time, we will have to issue additional shares to the selling shareholders equal to a maximum of approximately 157,878 shares of our common stock. Because our registration statement has not been declared effective as of September 13, 2004, we are now obligated to issue to our selling shareholders a total of 66,689 additional shares of our common stock. We are not subject to any additional penalties under the terms of this agreement.

Warrant A Agreement

This agreement provides that each Warrant A grants the shareholder the right to purchase our common stock at a price of $5.50 per share. The Warrant A is exercisable until five years after the purchase date, which is January or February 2009.

Warrant B Agreement

This agreement provides that each Warrant B grants the shareholder the right to purchase our common stock at a price of $3.50 per share. The Warrant B is exercisable until the earlier of: (i) 10 days after our registration statement is effective or 10 days after the Company's common stock is traded on the NASDAQ Small Cap or the American Stock Exchange; or (ii) the date that is 375 days following the date of the purchase date.

Competitive Business Conditions

The communications and information services industry is highly competitive and varied. We have only approximately 0.3% of the market share of the United Kingdom based long distance and international telecom market, based on our revenues of $12,962,282 (approximately 7.3 United Kingdom pounds) during 2003, compared with a $4.1 billion dollar long distance and international telecom market in the United Kingdom (approximately 2.3 billion United Kingdom pounds), according to the United Kingdom regulatory oversight of these companies, the Office of Communications - United Kingdom, otherwise known as Ofcam, the website of which may be accessed at www.ofcom.org.uk. Many of our existing and potential competitors, including approximately 160 licensed telecom carriers in the United Kingdom, have greater financial, personnel, marketing, customer bases and other financial resources significantly greater than ours. Our competitors include:


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

      o     Large regional carriers in the United Kingdom such as British
            Telecom;

      o Other regional carriers in the United Kingdom such as OneTel, Telediscount, Alpha, and Primus;

      o     Smaller regional carriers such as Quip.com;

      o Wireless telecommunications providers such as Vodafone, T-Mobile, and Orange; and

      o     International carriers.

Many of our competitors have the flexibility to introduce new service and pricing options that may be more attractive to our existing as well as our future potential customers. As a result: (a) these competitors have greater growth and profit potential than us; (b) competition may adversely affect our telecommunications related market share; (c) our competition may lead to a decrease in the rate at which we add new customers; and (d) price competition or promotional incentives offered by our competitors may lead to decreases in the rates that we charge, which may adversely affect our potential profitability.

We will attempt to overcome the competitive advantages of our competitors by:

      o     Enhancing our personal contact with our customers and local agents;

      o Providing our customers with the option to control and see their account over the Internet;

      o     Negotiating volume discounts with our underlying carriers; and

      o Increasing our ability to direct customer call traffic over the transmission networks of more than one carrier.

Principal Suppliers:

Our principal suppliers of telephone routing and switching services according to the percentage that each provides are:


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

      o     Teleglobe International -- 35%

      o     British Telecommunications -- 24%

      o     Worldcom -- 20%

      o     ITXC Corporation -- 15%

Dependence on Major Customers:

During 2003, there were two customers that accounted for more than 10% of our revenues: (a) our affiliate, Story Telecom, represented approximately 36% of our total revenues; and (b) British Telecom represented approximately 18% of our total revenues. Collectively, the United Kingdom accounts for approximately 90% of our revenues. We do not anticipate that any other customers will account for more than 10% of our revenues during 2004.

Patents, trademarks and licenses:

On January 9, 2004, we received notification from the Trademarks Registry Office of Great Britain that as of August 8, 2003, our trademark, "Xfone", was registered by that government agency. We do not have any other patents or trademarks, nor have we filed any other applications for patents or trademarks. Our subsidiary, Swiftnet, Ltd., is licensed in the United Kingdom as an international telecommunication carrier. Our subsidiary, Xfone Communication Ltd., is licensed in Israel as an international telecommunication carrier.

Regulatory Matters:

In 1996, our subsidiary, Swiftnet, Ltd., was granted a license to operate a telecommunications system from the Secretary of State for Trade and Industry of the United Kingdom. The license may be revoked by this agency upon thirty days notice in the event of certain conditions such as misconduct or breach of various telecommunications laws.

We are affected by regulations introduced by Secretary of State for Trade and Industry of the United Kingdom. Since the break up of the United Kingdom telecommunications duopoly consisting of British Telecom and Mercury in 1991 it has been the stated goal of Secretary of State for Trade and Industry to create a competitive marketplace. Secretary of State for Trade and Industry has imposed mandatory rate reductions on British Telecom in the past, which are expected to continue for the near future. We do not believe that any regulations introduced by Secretary of State for Trade and Industry will interfere with or substantially hurt our business.

Our business operates in at least 75 countries, all of which have different regulations, standards and controls related to licensing, telecommunications, import/export, currency and trade. We believe that we are in substantial compliance with these laws and regulations.

Since only messaging services, but no calls by our customers originate in the United States, we do not believe that we are subject to any telecommunications laws or regulations in the United States; However, upon consummation of the merger of WS Telecom, a Mississippi based telecom operator, into our wholly owned subsidiary, Xfone USA, Inc., we will become subject to applicable state and federal telecommunications laws and regulations. Compliance with such laws will involve higher costs than we now have in Europe.

On April 15, 2004, we established an Israel based subsidiary, Xfone Communication Ltd. On July 4, 2004 the Ministry of Communications of the state of Israel granted Xfone Communication Ltd. a license to provide international telecom services in Israel. The license may be revoked by this agency in the event of certain conditions such as breach of telecommunication laws and regulations or breach of certain provisions of the license.

We plan to start providing services in Israel through Xfone Communication by November 1, 2004.

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

Cost of Compliance with Environmental Laws

We currently have no costs associated with compliance with environmental regulations. We do not anticipate any future costs associated with environmental compliance; however, there can be no assurance that we will not incur such costs in the future.

Research and Development:

Other than developing and expanding our telecommunications applications and our website, we do not intend to undertake any significant research and development activities. During fiscal year 2002, we spent $51,200 US on research and development. During the first three quarters of 2003, from January 1, 2003 to September 30, 2003, we spent approximately $49,000 US on research and development

Employees

We have 22 full-time employees consisting of:

      o     1  Chief  Executive   Officer/President  that  directs  our  overall
            operations;

      o 1 Chairman of the Board, whose duties apart from being our Chairman of the Board, are to initiate and assist with telecom related projects;

      o     1 Chief Financial Officer that directs our financial operations;

      o 1 Managing Director that directs our Israel based subsidiary operations;

      o 1 Research and Development Manager that directs and initiates various technological and software related projects;

      o     1  Marketing  Manager,  that  directs  our  marketing   initiatives,
            including marketing pertaining to resellers and agents, advertising and direct marketing;

      o 1 Operational Manager, that directs the technical and operational aspects of all telecom related matters pertaining to our business;

      o     2 Financial Controllers;

      o     1 Network Operation Center Manager;

      o     1 Legal Adviser, that acts as our in-house lawyer; and

      o     11  employees  in  our   administration   department   that  perform
            secretarial, filings, and other administrative duties and provide our customers with technical and billing information and support.


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

Our subsidiary, Xfone Communication Ltd., plans to recruit by the end of 2004 approximately 20 new employees.

Reports to Security Holders

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and other reports and information with the Securities and Exchange Commission. You may read and copy these reports and other information we file at the Securities and Exchange

Commission's public reference rooms in Washington, D.C. Our filings are also available to the public from commercial document retrieval services and the Internet world wide website maintained by the Securities and Exchange Commission at www.sec.gov.

MANAGEMENTS DISCUSSION AND ANALYSIS

The following discussion provides information that we believe is relevant to our financial condition and results of operations and should be read in conjunction with our financial statements and related notes appearing elsewhere in this Form SB2/A. This discussion contains forward-looking statements based on our current expectations, assumptions, and estimates. The words or phrases "believe," "expect," "may," "anticipates," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties pertaining to our business. The terms "we," our" or "us" are used in this discussion refer to Xfone, Inc. Statements made herein are as of the date of the filing of this Form SB2/A with the Securities and Exchange Commission and should not be relied upon as of any subsequent date. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.


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

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview.

We are a holding company that as of July 2004 operated entirely through our subsidiary, Swiftnet, Ltd., a United Kingdom based telecommunication service provider and international licensed telecommunication carrier. As of June 30 2004, Swiftnet, Ltd. has been our source of income. Through Swiftnet, we sell and develop telecommunication services, including telephony, fax messages, calling cards, and Internet driven applications and mainly in the United Kingdom and Europe. In addition, Swiftnet provides services and telecom solutions to resellers and partners worldwide.

On October 4, 2000, we acquired Swiftnet which had a business plan to provide comprehensive telecommunication services and products by integrating new and old products, services and ideas through one website. Swiftnet was incorporated in 1991 under the laws of the United Kingdom. Until 1999, the main revenues for Swiftnet were derived from messaging and fax broadcast services. During the year 2000, Swiftnet shifted its business focus and our focus has remained on telephony voice services offering comprehensive support packages to resellers and new services. Utilizing automation and proprietary software packages, Swiftnet's strategy is to grow without the need of heavy investments and with lower expenses for operations and registration of new customers.

As of June 30, 2004, approximately 90% of our revenues were derived from our customers located in the United Kingdom. Our integrated revenue approach led to revenue from each source as described below and is partially driven by the activities of other revenue sources. Our revenues are dependent upon the following factors:

o        Price competition in telephone rates;
o        Demand for our services;
o        Individual economic conditions in our markets
o        Our ability to market our services


We have four major types of customers:

         o Residential - These customers either must dial a special 4 digit code to access our switch or acquire a box that dials automatically.

         o        Commercial - Smaller business are treated the same as
                  residential  customers.   Larger  businesses'  PBX  (Telephony
                  system) units are programmed to dial the 4 digit code automatically.


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

         o        Governmental  agencies - Includes the United Nations
                  World Economic Forum, the Argentine Embassy and the Israeli Embassy.

         o Resellers, such as WorldNet - We provide them with our telephone and messaging services for a wholesale price, calling cards are treated by resellers . For WorldNet we also provide the billing system.

Our revenues are derived from the following:

         o 55% from our telephone minute billing plus messaging services, including facsimile, nodal, and e-mail related services.

         o        7% from our mobile phone services.

         o        38% from calling cards.

The breakdown of our revenues for the year ended December 31, 2003 is reflected in the table below:

Amounts in UK sterling
                                   Telephone &
                             messaging services          Mobile phones          Calling cards      Total
                           ---------------------- --------------------- ---------------------- --------------
Commercial and Residential
Customers                           2,981,802.00            36,1517.00                   0.00  3,343,319.00
Story Telecom                                                                    2,715,231.00  2,715,231.00
Government agencies                     5,663.00                                                   5,663.00
Resellers                           1,009,317.00            141,958.00              66,693.00  1,217,968.00
                           ---------------------- --------------------- ---------------------- --------------
Totals                              3,996,782.00            503,475.00           2,781,924.00  7,282,181.00
                           ====================== ===================== ====================== ==============


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

Because both have similar economic characteristics, such as prices that we charge and the nature of the services, we have combined residential and commercial customers as one segment.

Financial Information - Percentage of Revenues

                                             Year ended December 31
                               -------------------------------------------------
                                 2003         2002          2001          2000
                               -------      -------       -------       -------
Revenues                        100.0%      100.00%       100.00%       100.00%
Cost of Revenues                -60.8       -58.66%       -61.29%       -64.90%
Gross Profit                     39.2%       41.34%        38.71%        35.10%
Operating Expenses:
Research and Development         -0.6%       -0.86%        -1.16%        -2.15%
Marketing and Selling           -15.0%       -8.56%        -8.24%        -8.29%
General and Administrative      -14.5%      -23.48%       -20.46%       -17.45%
Total Operating Expenses        -30.0%      -32.90%       -29.86%       -27.89%
Income before Taxes               8.6%        8.39%         7.72%         6.34%
Net Income                        5.8%        6.44%         5.48%         5.13%



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

In October 2004, we plan on introducing our Wholesale Line Rental services; however, we do not expect our revenues to be materially impacted with the introduction of this service until 2005, if ever.

Years ended December 31, 2003 and 2002

Consolidated Statement of Operations

Revenues. Revenues for the year ended December 31, 2003 increased 95% to (pound)7,282,181 from (pound)3,741,436 for the same period in 2002. The increase in our Revenues is primarily attributable to the revenues that derive from the usage of calling cards sold by our affiliate, Story Telecom. All traffic generated by the Story Telecom calling cards is delivered through our systems. The following table reflects a breakdown of our Revenues according to cost of revenues characteristics and major resellers:

                                         2003                     2002
Regular telephony voice service
and others:                       (pound)4,015,448          (pound)3,737,720
Story Telecom                     (pound)2,715,231          (pound)    3,716
Worldnet                            (pound)551,502          (pound)  567,694
Total Revenues                    (pound)7,282,181          (pound)3,741,436

Story Telecom started its operations in September 2002 and contributed only (pound)3,716 during fiscal year 2002. The 22% growth in the regular telephony services is mainly attributable to an increase of approximately 450 customers in fiscal year 2003.

For the year ended December 31, 2003 approximately 4.4% of our revenues were generated by our affiliated entity, Auracall, as compared with 3.2% for the year ended December 31, 2002.

Our revenues attributable to our affiliated Story Telecom amounted to 37% of our revenues during the year ended December 31, 2003 as compared with 0.1% for the year ended December 31, 2002. This increase is due to Story Telecom starting its operations at the end of 2002.

In the year ended December 31, 2003, the percentage of our revenues is derived from the following:

         o 55% from our telephone minute billing plus messaging services, including facsimile, nodal, and e-mail related services.

         o        7% from our mobile phone services.

         o        38% from calling cards.

We believe that during the year 2004 same type of services and customers will continue to generate most of our Revenues. We will offer some new services and billing alternatives to stronger the connection with our registered customers and to enable easy usage of our services to non registered users. Our agreement with resellers can be terminated within a relatively short notice of 7-60 days. Our largest non affiliated reseller is Worldnet that generated approximately 6% of our Revenues in 2003, Worldnet can terminate the agreement with a 7 days notice, which would adversely affect our Revenues. We have approximately 20 additional active resellers, none of which generated more that 3% of our annual revenues. We anticipate that Worldnet will continue to contribute approximately the same amount of UK Pounds to our Revenues.

Cost of Revenues. Cost of revenues consists primarily of traffic time purchased from telephone companies and other related charges. Cost of revenues increased 101% to (pound)4,427,939 for the year ended December 31, 2003, from (pound)2,194,792 for the year ended December 31, 2002, representing 60.8% and 58.7% of the total revenues for the year ended December 31, 2003 and December 31, 2002, respectively. The increase in the cost of revenues as a percentage of revenues is attributable to the increase of our revenues that derive from the Story Telecom project that currently focuses on Calling Cards services. The Story Telecom Project, which accounts for approximately 37% of our Revenues in the year ended December 31, 2003 and less than 1% in the year ended December 31, 2002, our cost of revenues as a percentage of revenues in the Story Telecom project is approximately 94% and for Worldnet is 55%, while the cost of revenues as a percentage of the rest of our revenues was 39% for the year ended December 31, 2003 and 58.6% for the year ended December 31, 2002. This decrease of the cost of revenues as a percentage of revenues for non Story Telecom related revenues is mainly attributable to lower prices negotiated with our new and old suppliers and to the fact that we haven't reduced the prices for our services proportionally.

Cost of revenues breakdown:

                                                   2003                    2002
Regular Telephony Services and others           1,563,293                2,191,287
Story Telecom                                   2,561,320                    3,505
Worldnet                                          303,326                      (a)
Total:                                   (pound)4,427,939         (pound)2,194,792

(a) We do not have the cost of revenues related to Worldnet for the year ended December 31, 2002.

Cost of Revenues attributable to our affiliated entity, Auracall, Ltd. were approximately 2.8% of the total cost of revenues for the year ended December 31, 2003 as compared with approximately 1.9% for the year ended December 31, 2002.

Cost of revenues attributable to Story Telecom accounted for 58% of our total cost of revenues as compared with 0.15% for the year ended December 31, 2002. This increase is attributable to the growth in the revenues related to Story Telecom.

Should Story Telecom calling cards related revenues or Worldnet generated revenues grow faster than our other business segments, our Cost of Revenues as a percentage of Revenues will continue to increase. If market conditions, such as lower prices proposed by competitors in the market, forces us to lower the prices that we charge our customers, our cost of revenues as percentage of revenues will increase.

Research and Development. Research and development expenses were (pound)44,553 and (pound)32,000 for the year ended December 31, 2003 and 2002, respectively. Which Represents 0.6% and 1% of revenues for the years ended December 31, 2003 and 2002, for the same periods, respectively. These expenses consist of labor costs of our research and development manager and other related costs. Main developments relate to the development of the Xfone web site and its interconnections, the upgrade of software for our telephone platforms, billing systems, messaging services and the resellers support package.

Marketing and Selling Expenses. Marketing and selling expenses increased to (pound)1,091,012 from (pound)320,418 for the year ended December 31, 2003 and 2002, respectively. Marketing and selling expenses as percentage of revenues were 15% and 8.6% for the year ended December 31, 2003 and 2002, respectively. The increase in marketing expenses is attributable to the increasing revenues derived from commission related activities, including commissions for agents that promote, through our customer British Telecom, the usage of non geographical numbers similar to 1-800 or 1-900 with no specific geographical place.

For the year ended December 31, 2003 we paid commissions to our affiliated company Auracall in the amount of UKP165,389 that represent 17% of the total commissions paid during the year ended December 31, 2003. For year ended
December 31, 2002 commissions paid to Auracall represented 42% of total commissions. The decrease in the percentage of total commissions is attributable to growth in commission related Revenues that are related to Auracall.

General and Administrative Expenses. General and administrative expenses increased by (pound)173,685 to (pound)1,052,310 for the year ended December 31, 2003 from (pound)878,624 from (pound)878,624 for the year ended December 31, 2002. As a percentage of revenues, general and administrative expenses decreased to 14.5% for the year ended December 31, 2003 from 23.5% for the year ended December 31, 2002. The increase in our General and Administrative Expenses is mainly attributable to: (a) an increase of (pound)141,140 in the salaries and benefits paid to our management and related employees; and (b) an increase of (pound)81,224 in the professional fees related to the growth in our operations, our status as a public company and legal fees. Our bad debt decreased by (pound)117,452 to (pound)109,532 from (pound)226,984 in the year ended December 31, 2002, the decrease of which is attributable to two of our customers having filed for bankruptcy during 2002, which caused the increased bad debt figures for December 31, 2002. The decrease in total General and Administrative expenses as a percentage of revenues is mainly attributable to: (a) our 95% growth in revenues; and (b) to the lesser increase of 20% in our General and Administrative expenses, which was achieved from improvements in our credit controls, controlling expenses and the usage of automation and computers.

Financing Expenses. Financing expenses, net, increased to (pound)44,284 for the year ended December 31, 2003 from (pound)12,837 for the year ended December 31, 2002.

Income before Taxes. Income before taxes for the year ended December 31, 2003 increased by 103% to (pound)637,901 from (pound)313,794 for the year ended December 31, 2002. The increase of the income before taxes is attributable primarily to the increase of 95% in our revenues. Income before taxes as a percentage of revenues was 8.6% for the year ended December 31, 2003 and 8.4% for the year ended December 31, 2002.

Taxes on Income. United Kingdom companies are usually subject to income tax at the corporate rate of 20%-30%. Taxes on income for the year ended December 31, 2003, amounted to (pound)216,456 which represents 34% of the income before taxes as compared with (pound)72,813 for the year ended December 31, 2002 that represents 23% of the income before taxes. The increase in the percentage of taxes on such income before taxes is attributable primarily to the higher tax brackets that we are due to pay for our income in the year ended December 31, 2003 and the lower Net operating loss carry forward in the year ended December 31, 2003.

Net Income. Net income for the year ended December 31, 2003 increased by 75% to (pound)421,445 as compared to (pound)240,981 for the year ended December 31, 2002. Net income as percentage of revenues were 5.8% and 6.4% for the years ended December 31, 2003 and 2002 respectively.

Earning per share

The earning per share of common stock for the year ended December 31, 2003 was (pound)0.08 for the basic weighted average 5,089,286 Shares and (pound)0.08 for diluted number of shares, including the options to buy 500,000 shares. Earning per share for the year ended December 31, 2002 was (pound)0.05 for the basic weighted average 5,030,444 shares and (pound)0.04 for the diluted 5,530,444 shares.

Balance Sheet

Current Assets. Current assets amounted to (pound)2,635,846 as of December 30, 2003 as compared to (pound)1,658,835 as of December 31, 2002. This increase in our current assets is mainly attributable to the growth of (pound)303,095 in the account receivables and to the (pound)501,200 growth in our cash positions.

As of December 31, 2003 34% of our account receivables are attributable to our affiliated company, Story Telecom as compared with less than 1% for December 31, 2002. The 34% of our receivables is due to the fact that 37% of our revenues are generated by Story Telecom.

We provided Story Telecom a shareholder loan that balanced UKP15,960 and UKP14,725 for years ended December 31, 2003 and 2002 respectively.

As of December 31, 2003 our Affiliated Auracall owed us UKP4,533 as compared with UKP16,196 for December 31, 2002, this debt is due to a shareholders loan provided to Auracall for operations.

Loan to Shareholder. Loan to the shareholder, Mr. Keinan our Chairman of the Board of Directors amounted to (pound)286,736 as of December 31, 2003, as compared to (pound)303,130 as of December 31, 2002. The decrease represents a repayment of (pound)16,394. There was an increase in the loan amount that occurred after September 30, 2003 which was due to an expense advance provided to Mr. Keinan, which was later expensed out of that account when Mr. Keinan submitted his expense report to us. We no longer permit expense advances to be temporarily assigned to the Loan to Shareholder account. Out of the total amount, (pound)54,070 are classified as current assets as Mr. Keinan agreed with the company to repay this amount during fiscal year 2004. On March 2004 Mr. Keinan signed a note to repay his loan in four installments:

2004    (pound) 54,070
2005    (pound)116,333
2006    (pound)116,333

Fixed assets. Fixed assets after accumulated depreciation increased to (pound)421,715 as of December 31, 2003 as compared with (pound)252,894 as of December 31, 2002. Growth in fix assets reflects investments in equipment and systems to enhance our efficiency and throughput.

Current Liabilities. As of December 31, 2003, current liabilities increased to (pound)2,174,283 as compared with (pound)1,462,027 as of December 31, 2002. The increase in our current liabilities results mainly from an increase of (pound)461,247 in our trade payables attributable to the growth in our revenues. As of December 31, 2003 and 2002, trade payables to our affiliated entity, Auracall, Ltd., accounted for 1% of the total trade payables.

Liquidity and Capital resources December 31 2003.

Cash as of December 31, 2003 amounted to (pound)977,008 as compared


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

with (pound)471,963 for the year ended December 31, 2002 an increase of (pound)505,045, the increase was generated by net cash provided by operating activities.

Net cash provided by operating activities for the Twelve month ended December 31, 2003 was (pound)719,604. The cash provided by operating activities was mainly attributable to the (pound)180,464 increase in our net income, the (pound)461,247 increase in trade payables and (pound)183,271 increase in other trade payables that mainly consists Income Taxes.

During fiscal year 2003 we used (pound)108,270 for the purchase of capital equipment and (pound)55,862 for the repayment of capital lease obligations. In the year ended December 31, 2002 we used (pound)152,757 for the purchase of equipment.

We have lease commitments to pay (pound)78,091 during fiscal year 2004 and additional (pound)99,488 till the end of 2007. Our capital investments are primarily for the purchase of equipment and software for services that we provide or intend to provide.

In the fiscal year 2004 we may procure additional equipment to enhance our capacity in the UK for the amount of app (pound)100,000. In case that we manage to establish or acquire an operation in a new country, we anticipate an investment of approximately (pound)600,000 in equipment, infrastructure and software.

We shall continue to finance our operations in the United Kingdom and fund the current commitments in the United kingdom for capital expenditures mainly from the cash provided from operating activities. During January and February 2004 we completed a private placement in which we raised gross proceeds that amounted to $2,907,711. Net new cash proceeds of the Financing, approximately $2.7 million are used and are expected to be used for general working capital and/or investment in equipment and/or for acquisitions and/or business development.

On April 15, 2004, we established an Israel based subsidiary, Xfone Communication Ltd. We own 74% of Xfone Communication. On July 4, 2004 the Ministry of Communications of the state of Israel granted Xfone Communication a license to provide international telecom services in Israel. We plan to start providing services in Israel through Xfone Communication by November 1, 2004. We anticipate a budget of $1,000,000 for equipment, $1,000,000 for working capital and $2,200,000 for a bank guarantee in favor of the Government of Israel.

On May 28, 2004,  we entered  into an  agreement  to acquire WS Telecom  Inc., a
Mississippi corporation, and its two wholly owned subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, through the merger of WS Telecom into our wholly owned subsidiary Xfone USA, Inc. We anticipate that this acquisition will require approximately $1,000,000 for working capital.

On July 1, 2004,  we entered into a management  agreement  which  provides  that
Xfone USA will provide management services to WS Telecom pending the consummation of the merger. The management agreement provides that all revenues generated from WS Telecom's business operations will be assigned and transferred to Xfone USA.

We believe that our future cash flow from operations together with our current cash will be sufficient to finance our operation activities through the years 2004 and 2005.

Our Israel based subsidiary, Xfone Communication Ltd., received a credit facility from Bank Hapoalim B.M. in Israel to finance its activities. The credit facility includes a 10 Million NIS (New Israeli Shekel) Bank Guarantee in favor of the Government of Israel, a revolving credit line of 1 million NIS and an on call short term credit line of 850,000 NIS. In addition, the bank made available for Xfone Communication a long term facility of 3,150,000 NIS to procure equipment. As of September 1, 2004, we secured the credit facility with a cash deposit of $1,000,000, a floating charge on Xfone Communication's assets and a personal collateral by Mr. Keinan. In addition, we, Swiftnet Limited and H.S.N. Communication Investments Ltd. issued a Letter of Guarantee, unlimited in amount, in favor of the bank, guaranteeing all debt and indebtedness of Xfone Communication towards the bank. As of September 1, 2004 we used only the Bank Guarantee and approximately $45,000.

We will consider raising additional capital through a public or private placement to fund possible acquisitions and business development activities.

Impact of Inflation and Currency Fluctuations.

As of December 31, 2003 our functional currency remains the U.K. Pound, we do business also with U.S. Dollars. Even when we do business in other countries rather than the United Kingdom or the United States we sell and buy in either U.K. Pounds or U.S. Dollars.

Most of our revenues and current assets are in British Pounds, the long-term loan to a shareholder is all in U.K. Pounds. Major part of our cash is in U.S. Dollars.

Our cost of revenues is all in British Pounds, most of our liabilities, operating and financing expenses are in U.K. Pounds. The remainder of the assets, liabilities, revenues and expenditures are in U.S. Dollars.

A devaluation of the U.K. Pound in relation to the U.S. Dollar will have the effect of decreasing the Dollar value of all assets or liabilities that are in U.K. Pounds.

Conversely, any increase in the value of the U.K. Pound in relation to the Dollar has the effect of increasing the Dollar value of all U.K. Pounds assets and the Dollar amounts of any U.K. liabilities and expenses.

Inflation would affect our operational results if we shall not be able to match our Revenues with growing expenses caused by inflation.

If rate of inflation will cause a raise in salaries or other expenses and the market conditions will not allow us to raise prices proportionally, it will have a negative effect on the value of our assets and on our potential profitability.

Six months and Quarter ended June 30, 2004 and 2003.

Financial Information - Percentage of Revenues

                              Quarter ended June 30         Six months ended
                                2004         2003            2004     2003
                             -----------------------        -----------------
Revenues                        100%          100%           100%      100%
Cost of Revenues                -72%          -62%           -70%      -58%
Gross Profit                     28%           38%            30%       42%
Operating Expenses:
Research and Development         --            -1%            --        -1%
Marketing and Selling           -14%          -15%           -15%      -18%
General and Administrative       -8%          -14%            -9%      -14%

Total Operating Expenses        -23%          -30%           -25%      -33%
Income before Taxes               5%            8%             6%        8%
Net Income                        3%            6%             4%        7%

The US Dollars amounts for 2004 are presented herein for convenience only, at the current rate as of June 30, 2004: (pound)1 to $1.81.

Consolidated Statement of Operations

Revenues. Revenues for the six months ended June 30, 2004 increased by 83% to (pound) 4,539,710 ($8,216,875). The increase is attributable to an increase of (pound) 1,733,526 in the revenues derived from calling cards services, which are primarily generated by our affiliate company, Story Telecom Limited. Revenues for the quarter ended June 30, 2004 increased by 58% to (pound)2,232,495 ($4,040,816) from (pound)1,410,947 for the same period in 2003. Main growth for the quarter was generated by the increase in our calling card activities that increased to (pound)1,104,642 for the quarter ended June 30, 2004 from (pound) 361,493 for the comparable 2003 period.

Segments of Revenues:

The following table reflects a breakdown of our Revenues according to our segments of services as of June 30, 2004 and 2003:

                        Three Months ended June 30,    Three months    Six Months ended June 30,          Six Months
                                                         Ended                                               Ended
                                                         June 30                                            June 30,
                             2004            2003         2004             2004        2003                  2004
                       ----------------    ---------    ---------        ---------    ---------            ---------
Revenues:                                              convenience                                        convenience
                                                       translation                                        translation
                                                        into US$                                            into US$

Telephone & Messaging         1,061,198      997,589    1,920,768        2,162,866    1,867,761           $3,914,787
Mobile                           66,655       51,865      120,645          186,215      160,745              337,049
calling cards                 1,104,642      361,493    1,999,402        2,190,629      457,103            3,965,038
                        ---------------   ----------   ----------       ----------   ----------           ----------
Total Revenues         (pound)2,232,495    1,410,947    4,040,816        4,539,710    2,485,609            8,216,875

The percentage of the Company's revenues is derived from the following segments:

                                     Three Months                            Six Months
                            June 30, 2004     June 30, 2003     June 30, 2004       June 30, 2003
Telephone & messaging              48%              70%                 48%                76%
Mobile phone services               3%               4%                  4%                 6%
Calling cards                      49%              26%                 48%                18%

                            -------------     -------------     -------------       -------------
                                  100%             100%                 100%               100%
                            =============     =============     ==============      =============

The 16% growth in the regular telephony services is mainly attributable to the increase in the revenues generated by our affiliate company, Auracall Limited.

Revenues from affiliated entities Story Telecom and Auracall (in UK Sterling):

                   Quarter ended June 30             Six Months ended June 30
                     2004         2003                 2004          2003
                  ---------    ---------             ---------      -------
Story Telecom       993,398     340,588              1,980,193      394,938
Auracall            211,177      23,491                369,899       82,501
Others            1,027,920    1,046,868             2,189,618    2,008,170
                  ---------    ---------             ----------   ----------
Total             2,232,495    1,410,947             4,539,710    2,485,609

Percentage of Revenue from affiliate entities, Story Telecom and Auracall:

                   Quarter ended June 30      Six months ended June 30
                    2004         2003            2004       2003
                   --------    ---------      ---------    ------
Story Telecom         44%          24%            44%        16%
Auracall              10%           2%             8%         3%
Others                46%          74%            48%        81%
                  ---------    ---------       --------    ------
Total                100%         100%           100%       100%

Story Telecom related revenues of our total revenues increased from 24% in the six months ended June 30, 2003 to 44% for the six months ended June 30, 2004. This increase is attributable to the time period involved in Story Telecom gaining market share, since it began its operations at the end of 2002.

Auracall related Revenues for the six months ended June 30, 2004 increased by 345% compared with the six months ended June 30, 2003. Auracall related revenues as a percentage of total revenues increased to 8% for the six months ended June 30, 2004 as compared with 3% for the six months ended June 30,2003. During the quarter ended June 30, 2004, Auracall related Revenues continued to grow and its percentage of total revenues increased to 10%. The increase is attributable to successful marketing efforts of Auracall combined with more competitive prices offered to users of the service.

We believe that during the remainder of Fiscal Year 2004, our current business base in the United Kingdom for the same type of services and customers will continue to generate most of our revenues; however, we plan to offer some new services and billing alternatives to stronger the connection with our registered customers and to enable easy usage of our services to non registered users.

Cost of Revenues. Cost of revenues consists primarily of traffic time purchased from telephone companies, depreciation of relevant equipment, and other related charges. Cost of revenues increased by 118% to (pound)3,177,035 ($5,750,434) for the six months ended June 30, 2004, from (pound)1,452,333 for the six months ended June 30, 2003, representing 70% and 58% of the total revenues for the six months ended June 30, 2004 and June 30, 2003, respectively.

For the three months ended June 30, 2004, cost of revenues as a percentage of revenues was 72% compared with 62% for the same 2003 period. The increase in cost of revenues as a percentage of revenues is attributable to the increase of our revenues that derive from the Story Telecom project that currently focuses on calling cards services.

The Story Telecom Project accounts for approximately 44% of our Revenues in both the six and three months ended June 30, 2004 and approximately 16% and 24% in both the six and three months ended June 30, 2003, respectively. Our cost of revenues as a percentage of revenues in the Story Telecom project is approximately 94% while the cost of revenues as a percentage of the rest of our revenues was 52% for the six months ended June 30, 2004 and the six months ended June 30, 2003.

Our cost of revenues as a percentage of revenues related to our affiliate company, Auracall was 45% for the six months ended June 30, 2004 and 37% for the six months ended June 30, 2003. The increase reflects adaptation of the market prices to the Auracall services.

Cost of Revenue breakdown

                                 Three months ended June 30      Six months ended June 30
                                      2004      2003                 2004         2003
                                      ----      ----                 ----         ----
Non affiliated regular services
And others                          584,745     536,912            1,142,638   1,048,451
Story Telecom                       939,398     321,309            1,868,107     372,583
Auracall                             91,654      11,888              166,290      31,299
                                  ---------   ---------            ---------   ---------
Total                             1,615,797     870,109            3,177,035   1,452,333

Should Story Telecom calling cards related revenues continue to grow faster than our other business segments, our Cost of Revenues as a percentage of Revenues will continue to increase. If market conditions, such as lower prices proposed by competitors in the market, forces us to lower the prices that we charge our customers, our cost of revenues as percentage of revenues will increase.

Gross Profit. Gross profit is total revenues less cost of revenues. Gross profit excludes general corporate expenses, finance expenses and income tax. For the six months ended June 30, 2004 and 2003, respectively, gross profit was (pound)1,363,674 ($2,466,440) and (pound)1,033,276, which represents a 32%
increase. The gross profit as a percentage of revenues decreased to 30% for the six months ended June 30, 2004, from 42% for the six months ended June 30, 2003. The gross profit for the three months ended June 30, 2004 was (pound) 606,698, an increase of 14% over the same period of 2003. Gross profit as a percentage of revenues for the three months ended June 30, 2004 dropped to 28% as compared to 38% for the three months ended June 30, 2003.

Our project with our affiliate, Story Telecom, reduced our gross profit margin because of the low margins involved in the project and its high volume.

Research and Development. Research and development expenses were (pound)20,000 ($36,200) and (pound)19,000 for the six months ended June 30, 2004 and 2003, respectively. Such expenses represent less than 1% of our revenues for both periods. These expenses consist of labor costs of our research and development manager and other related costs. Main developments relate to the development of our web site and its interconnections, the upgrade of software for our telephone platforms, billing systems, messaging services, and the resellers support package.

Marketing and Selling Expenses. Marketing and selling expenses increased by 52% or $237,275 to (pound)686,798 ($1,243,104) from (pound)449,523 for the six months ended June 30, 2004 and 2003, respectively. The increase in marketing expenses is attributable to the increasing revenues derived from commission related activities, including commissions for resellers of numbers similar to 1-800 or 1-900 with no specific geographical area. Our agreement with resellers can be terminated within a relatively short notice of 7-60 days. Our largest non affiliate reseller is Worldnet that generated approximately 6% of our Revenues during the six and three months ended June 30,2004. Worldnet can terminate its agreement with us with a 7 days notice; should Worldnet decide to terminate this agreement our Revenues will be negatively affected. Marketing and selling expenses as a percentage of revenues were 15% and 18% for the six months ended June 30, 2004 and 2003, respectively. For the three months ended June 30, 2004 and 2003, marketing expenses as a percentage of revenues were 14% and 15% respectively.

For the six months ended June 30, 2004, we paid commissions to our affiliate Company, Auracall, in the amount of UKP180,920 ($327,465) that represent 29% of the total commissions paid during the period as compared with UKP36,650 that represent 10% of total commissions paid on the six months ended June 30, 2003. The increase in the percentage of total commissions is attributable to growth in the revenues generated by Auracall.

General and Administrative Expenses. General and administrative expenses increased to (pound)421,648 ($763,183) from (pound)344,554 for the six months ended June 30, 2004 and 2003 respectively. As a percentage of revenues, general and administrative expenses decreased to 9% for the six months ended June 30, 2004 from 14% for the three months ended June 30, 2003. The increase in our General and Administrative Expenses is mainly attributable to: (a) an increase of (pound)33,879 ($61,321) in the salaries and benefits paid to our management and related employees; and (b) an increase of (pound)44,016 ($79,668) in rent and maintenance expenses. The decrease in total General and Administrative expenses as a percentage of revenues is mainly attributable to: (a) our 83% growth in revenues; and (b) to the lesser increase of 22% in our General and Administrative expenses, which was achieved by controlling expenses and the usage of automation and computers.

Financing Expenses. For the six months ended June 30, 2004, we had net income from financing of (pound) 7,228 ($13,082). This income derives from changes in rate of exchange since we completed the private placement on February 2004.

Income before Taxes. Income before taxes for the six months June 30, 2004 increased by 19% to (pound)248,478 ($449,746) from (pound)209,535 for the six months ended June 30, 2003. The increase of the income before taxes is attributable primarily to the increase of 6% in our operational profit and the income from financing and other. Income before taxes as a percentage of revenues was 5% for the three months ended June 30, 2004 and 8% for the three months ended June 31, 2003.

Taxes on Income. United Kingdom companies are usually subject to income tax at the corporate rate of 20%-30%. Taxes on income for the six months ended June 30, 2004, amounted to (pound)74,550 ($134,935) which represents 30% of the income before taxes as compared with (pound)37,000 for the six months ended June 30, 2003 that represents 18% of the income before taxes. The increase of the percentage of tax is due to a higher tax bracket and the lack of carry forward tax benefits in the six months ended June 30, 2004.

Net Income. Net income for the six months ended June 30, 2004 increased by 1% or (pound) 1,393 ($2,521) to (pound)173,928 ($314,809) as compared to
(pound)172,535 for the six months ended June 30, 2003. Net income as a percentage of revenues was 4% and 7% for the six months ended June 30, 2004 and 2003 respectively. Net income for the three months ended June 30, 2004 was (pound) 70,859 as compared with (pound) 91,563 for the same period of 2003. The 22% or %20,704 (pound)decrease is due to the higher taxes rates that we are required to pay for the three months ended June 2004.

Earning per share

The earning per share of common stock for the six months ended June 30, 2004 was (pound)0.03 ($0.05) for the basic weighted average 5,868,942 shares and (pound)0.02 ($0.04) for diluted weighted average 7,836,547 shares, including the options and warrants to buy 2,623,474 shares. Earning per share for the six months ended June 30, 2003 was (pound)0.03 for the basic weighted average 5,030,444 shares and (pound)0.03 for the diluted 5,530,444 shares. Earning per share for three months ended June 30, 2004 was (pound) 0.01 ($0.02) for the basic 6,115,626 average weighted shares and (pound) 0.01 for 8,739,100 diluted average weighted shares. Earning per share for the same period of 2003 was 0.01 for basic and diluted number of shares.

Balance Sheet

Current Assets. Current assets amounted to (pound)3,893,330 ($7,046,925) as of June 30, 2004 as compared to (pound)2,635,847 as of December 31, 2003. This 47% or (pound) 1,257,483 increase in our current assets is mainly attributable to the increase of (pounds) 613,253 in accounts receivables and growth of (pound)468,786 ($848,503) in the cash balance attributable to the funds we raised during the quarter.

As of June 30, 2004, we had net account receivables from our affiliate company, Story Telecom, of (pound)783,863 ($1,418,792) representing 42% of our total account receivables compared with (pound) 429,604 for December 31, 2003 representing 34% from the total account receivables. As of June 30, 2004, our affiliate company, Auracall, owes us a net amount of (pound) 49,097 ($88,865) compared with a trade payable to Auracall of (pound) 18,040 for the year ended December 31, 2003.

Loan to shareholder. Loan to the shareholder, Mr. Keinan, our Chairman of the Board of Directors, amounted to (pound) 275,555 ($498,754) as of June 30, 2004, as compared to (pound)286,736 as of December 31, 2003. The decrease represents a repayment of (pound)11,181 ($20,238). Out of the total amount, (pound)42,889 ($77,630) is classified as current assets since Mr. Keinan agreed to repay us this current assets amount during fiscal year 2004. In March 2004, Mr. Keinan signed a note to repay his loan in four installments:

2004  (pound)54,070  ($96,245)
2005  (pound)116,333 ($207,073)
2006  (pound)116,333 ($207,073)

Fixed assets. Fixed assets after accumulated depreciation increased to (pound)611,878 ($1,107,500) as of June 30, 2004 as compared with (pound)421,715 as of December 31, 2003. Growth in fixed assets reflects investments in equipment and systems to enhance our efficiency and capacity.

Current Liabilities. As of June 30, 2004, current liabilities decreased to (pound)2,049,582 ($3,709,745) as compared with (pound)2,174,284 as of December 31, 2003. The decrease in our current liabilities results mainly from the (pound) 86,270 ($156,149) dividend that was paid and a decrease of (pound)89,196 ($161,445) in our `other liabilities and accrued expenses' due to the decrease in corporate taxes liabilities.

Liquidity and Capital resources June 30, 2004.

Cash as of June 30, 2004 amounted to (pound) 1,445,794 ($2,616,887) as compared with (pound)977,008 for the year ended December 31, 2003. Since December 31, 2003, our operations used a net cash amount of (pound)791,139. This usage is mainly attributable to the increase of (pound) 622,527 in trade receivables.

Financing  activities,  including the private placement that we completed during
the  quarter  ended  June  30,  2004   generated   proceeds  in  the  amount  of
(pound)1,343,735 ($2,432,157).

During the six months ended June 30, 2004 we used (pound)83,809 ($151,694) for the purchase of capital equipment. We have lease obligations to repay (pound)115,147 ($208,416) during fiscal year 2004 and an additional (pound)123,522($223,575) till the end of 2007. Our capital investments are primarily for the purchase of equipment and software for services that we provide or intend to provide. In the fiscal year 2004, we may procure additional equipment, such as Switch modules and other Telecom systems and equipment, to enhance our capacity in the United Kingdom for the amount of approximately (pound)100,000 ($181,000).

We shall continue to finance our operations in the United Kingdom and fund the current commitments in the United Kingdom for capital expenditures mainly from the cash provided from operating activities.

During January and February 2004, we completed a private placement in which we raised gross proceeds of $2,907,711. Net new cash proceeds of the financing, approximately $2.5 million, have been used and are expected to be used in the future for general working capital and/or investment in equipment and/or for acquisitions and/or business development.

On April 15, 2004, we established an Israel based subsidiary, Xfone Communication Ltd. We own 74% of Xfone Communication. On July 4, 2004 the Ministry of Communications of the state of Israel granted Xfone Communication a license to provide international telecom services in Israel. We plan to start providing services in Israel through Xfone Communication during the fourth quarter of 2004. We anticipate a budget of $1,000,000 for equipment, $1,000,000 for working capital and $2,200,000 for a bank guarantee in favor of the Government of Israel.

On May 28, 2004,  we entered  into an  agreement  to acquire WS Telecom  Inc., a
Mississippi corporation, and its two wholly owned subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, through the merger of WS Telecom into our wholly owned subsidiary Xfone USA, Inc. We anticipate that this acquisition will require approximately $1,000,000 for working capital.

On July 1, 2004,  we entered into a management  agreement  which  provides  that
Xfone USA will provide management services to WS Telecom pending the consummation of the merger. The management agreement provides that all revenues generated from WS Telecom's business operations will be assigned and transferred to Xfone USA.

We believe that our future cash flow from operations together with our current cash will be sufficient to finance our operation activities through the years 2004 and 2005.

Our Israel based subsidiary, Xfone Communication Ltd., received a credit facility from Bank Hapoalim B.M. in Israel to finance its activities. The credit facility includes a 10 Million NIS (New Israeli Shekel) Bank Guarantee in favor of the Government of Israel, a revolving credit line of 1 million NIS and an on call short term credit line of 850,000 NIS. In addition, the bank made available for Xfone Communication a long term facility of 3,150,000 NIS to procure equipment. As of September 1, 2004, we secured the credit facility with a cash deposit of $1,000,000, a floating charge on Xfone Communication's assets and personal collateral by Mr. Keinan. In addition, we, Swiftnet Limited and H.S.N. Communication Investments Ltd. issued a Letter of Guarantee, unlimited in amount, in favor of the bank, guaranteeing all debt and indebtedness of Xfone Communication towards the bank. As of September 1, 2004 we used only the Bank Guarantee and approximately $45,000.

We will consider raising additional capital through a public or private placement to fund possible acquisitions and business development activities.

Impact of Inflation and Currency Fluctuations.

As of June 30, 2004 our functional currency remains the United Kingdom Pound, we do business also with U.S. Dollars. Even when we do business in other countries rather than the United Kingdom or the United States we sell and buy in either United Kingdom Pounds or United States Dollars.

Most of our revenues and current assets are in British Pounds, the long-term loan to a shareholder is all in United Kingdom Pounds. Major part of our cash is in United States Dollars.

Our cost of revenues is all in British Pounds; most of our liabilities, operating and financing expenses are in United Kingdom Pounds. The remainder of the assets, liabilities, revenues and expenditures are in U.S. Dollars.

A devaluation of the United Kingdom Pound in relation to the United States Dollar will have the effect of decreasing the Dollar value of all assets or liabilities that are in U.K. Pounds.

Conversely, any increase in the value of the United Kingdom Pound in relation to the Dollar has the effect of increasing the Dollar value of all United Kingdom Pounds assets and the Dollar amounts of any United Kingdom liabilities and expenses.

Inflation would affect our operational results if we shall not be able to match our Revenues with growing expenses caused by inflation.

If rate of inflation will cause a raise in salaries or other expenses and the market conditions will not allow us to raise prices proportionally, it will have a negative effect on the value of our assets and on our potential profitability.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 960 High Road, London N12 9RY - United Kingdom. This 3,000 square foot facility has seven offices, one board room, one computer room, one operation room that controls the computer room, entrance hall, main hall, accounting, secretarial and administration and 2 kitchens. Our office is located on the fifth floor of a six floor building with a concierge, two elevators and parking facilities. Our premises were leased on a 5 year term, which was due to expire on December 12, 2001. The yearly lease payments are approximately $23,421.00 (15,900 Pound Sterling). On December 20, 2002, we renewed our lease for a period of 10 years, with a five year cancellation option. Our current lease expires on December 20, 2012. The yearly lease payments have been increased to $34,320 (24,000 Pound Sterling).

Our offices are in good condition and are sufficient to conduct our operations.

We do not own any property nor do we have any plans to acquire any property in the future. We do not intend to renovate, improve or develop any properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. We have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


ABRAHAM KEINAN

Keinan Share Issuance

On September 1, 2000, we issued 1,730,000 shares of our common stock to our founder and Chairman of the Board, Abraham Keinan for services rendered to us in our corporate formation. Mr. Keinan's services consisted of the establishment of our business concept and providing us with technical expertise. We valued Mr. Keinan's services at $247,390.

Keinan Stock Ownership Through Vision Consultants Limited

Until June 23, 2004, Our Chairman of the Board, Mr. Abraham Keinan indirectly held 1,302,331 shares of our common stock through Vision Consultants Limited, a Nassau, Bahamas incorporated company that is 100% owned by Mr. Keinan. On June 23, 2004, the shares held by Vision Consultants Limited were transferred to Mr. Keinan as an individual.

Vision Consultants Limited is entitled to receive 1% of all of our revenues if and when monthly revenues exceed $485,000; however, in April 2003, Vision Consultants Limited and Campbeltown Business Limited waived their right with regard to revenues derived from Story Telecom.

Keinan Loan

Since our inception in September 2000 through December 31, 2000, we along with our subsidiary, Swiftnet, Ltd. loaned Abraham Keinan, our Chairman of the Board, a total of 216,133 Pound Sterling or approximately $322,586 based upon the exchange rate at December 31, 2000, $202,433 of which was loaned to Mr. Keinan on September 29, 2000. This loan originally was reflected in a September

29, 2000 promissory note payable in ten equal installments of $,20,243 beginning January 1, 2002 and ending on January 1, 2011. This note is non-interest bearing. We provided the loan to Mr. Keinan to promote his loyalty and continued service as our Chairman of the Board of Directors. As of December 31, 2003, 286,736 pounds remain outstanding regarding this loan. On March 2004 Mr. Keinan signed a note to repay his loan in four installments:

   2004 (pound)  54,070  ($96,245)
   2005 (pound) 116,333 ($207,073)
   2006 (pound) 116,333 ($207,073)

Keinan Bonus and Success Fee

As indicated in more detail below, on October 15, 2002, our Board of Directors approved a bonus and success fee whereby if we receive monthly revenues in excess of $485,000 then Mr. Keinan and our consultant, Campbeltown Business, Ltd. will receive 1% of the revenues for each month where our revenues reach $485,000 up to a maximum of one million dollars.

On June 28, 2004, our Board of Directors approved a bonus of (pound) 5,000 to Mr. Keinan for his efforts in connection with obtaining the license to become an international telecom service provider in Israel by our Israel based subsidiary, Xfone Communication Ltd..

GUY NISSENSON

Campbeltown Business, Ltd.

On May 11, 2000, Swiftnet, Ltd., which is now our wholly owned subsidiary, and our Chairman of the Board of Directors, Abraham Keinan, entered into an 18-month renewable consulting agreement with Campbeltown Business, Ltd., a private company incorporated in the British Virgin Island which is owned by Guy Nissenson, our Principal Executive Officer/President and Director and four other relatives of Mr. Nissenson. This agreement provides that Swiftnet hires Campbeltown Business, Ltd. as its financial and business development Consultant and will pay Campbeltown Business, Ltd. 2,000 UK Pound Sterling per month, along with an additional monthly performance bonus based upon Swiftnet, Ltd., attaining the following revenue levels for consulting services in the area of business development and management activities:

--------------------------------------------------------------------------------
TARGET AMOUNT OF                                ADDITIONAL MONTHLY BONUS
REVENUES PER MONTH
--------------------------------------------------------------------------------
Less than 125,000 Pounds (UK)                   0 Pounds (UK)
--------------------------------------------------------------------------------
Between 125,000 - 150,000 Pounds (UK)           1,250 Pounds (UK)
--------------------------------------------------------------------------------
Between 150,000 - 175,000 (UK)                  2,500 Pounds (UK)
--------------------------------------------------------------------------------
Over 175,000 Pounds (UK)                        2,750 Pounds (UK)
--------------------------------------------------------------------------------

This agreement with Campbeltown Business, Ltd. involving this monthly payment of 2000 United Kingdom Pound, along with an additional monthly performance bonus, is separate from a bonus and success fee arrangement that we may pay in accordance with an October 15, 2002 approval by our Board of Directors to pay such a bonus and success fee, as discussed below.

The May 11, 2000 agreement is for 18 months, but the agreement provides that the agreement will be renewed by mutual agreement of Swiftnet and Campbeltown Business, Ltd.

On November 5, 2001 and May 11,2003, we renewed this agreement for additional 18 month periods. We plan to renew this agreement for an additional 18 month term after the expiration of the current term on November 11, 2004. Under the terms of the (date) agreement, Campbeltown agreed to provide the following services to us:

         o        analysis of proposed acquisitions;

         o seek markets for our telecommunications services in additional countries;

         o        formulate strategies for our future growth plans; and

         o        introduce potential customers to our business.

On June 19, 2000, Swiftnet, Ltd. entered into a Stock Purchase Agreement with Abraham Keinan and Campbeltown Business, Ltd., a company owned by Guy Nissenson and his family. This agreement provides that:

         o Abraham Keinan confirmed that all his businesses activities and initiatives in the field of telecommunications are conducted through Swiftnet, and would continue for at least 18 months after the conclusion of this transaction.

         o Campbeltown declared that it is not involved in any business that competes with Swiftnet and would not be involved in such business at least for 18 months after this transaction is concluded. This agreement term has been satisfied by Campbeltown.

         o        Campbeltown   would  invest  $100,000  in  Swiftnet  Ltd.,  in
                  exchange for 20% of the total issued shares of Swiftnet, Ltd.;

         o Campbeltown would also receive 5% of our issued and outstanding shares following our acquisition with Swiftnet. In June 2000, Campbeltown Business Ltd. invested the $100,000 in Swiftnet. We acquired Swiftnet, Ltd. and Campbeltown received 720,336 shares of our common stock for its 20% interest in Swiftnet, Ltd.

         o Swiftnet, Ltd., and Keinan would guarantee that Campbeltown's 20% interest in the outstanding shares of Swiftnet would be exchanged for at least 10% of our outstanding shares and that Campbeltown would have in total at least 15% of our total issued shares after our acquisition occurred.

         o Campbeltown would have the right to nominate 33% of the members of our board of directors and Swiftnet's board of directors. When Campbeltown ownership in our common stock was less than 7%, Campbeltown would have the right to nominate only 20% of our board members but always at least one member. In the case that Campbeltown ownership in our common stock was less than 2%, this right would expire.

         o Campbeltown would have the right to nominate a vice president in Swiftnet and/or our common stock. Mr. Guy Nissenson was nominated as of the time of the June 19, 2000 agreement. If for any reason Guy Nissenson will leave his position, Campbeltown and Abraham Keinan will agree on another nominee. The Vice President will be employed with suitable conditions.

         o Campbeltown has the option to purchase additional shares of Swiftnet that will represent 10% of all issued shares after the transaction for $200,000 US. This transaction can be executed either by Swiftnet issuing new shares, or by Abraham Keinan selling his private shares (as long as he has an adequate amount of shares), as Abraham Keinan will decide. This option will expire on Dec 31, 2005. Campbeltown can exercise this option in parts.

         o Campbeltown will have the right to participate under the same terms and conditions in any investment or transaction that involve equity rights in Swiftnet or us conducted by Abraham Keinan at the relative ownership portion.

         o In the event that Swiftnet or we will seek for money in a private placement for equity or any other rights, Campbeltown will have the right of first refusal on any transaction or part of it until Dec 31, 2005 or as long as it owns over 7% of Swiftnet equity or 4% of our common stock.


         o Keinan and Campbeltown have signed a right of first refusal agreement for the sale of their shares.


         o Until we conduct a public offering or are traded on a stock market, we are not permitted to issue any additional shares or equity rights without a written agreement from Campbeltown. This right expires when Campbeltown no longer owns any equity interest or shares in our company or our subsidiary, Swiftnet.

On October 15, 2002, our Board of Directors approved a bonus and success fee whereby if we receive monthly revenues in excess of $485,000 then Mr. Keinan and our consultant, Campbeltown Business, Ltd. shall receive 1% of the revenues for each month where our revenues reach $485,000 up to a maximum of one million dollars. This bonus and success fee is separate from our agreement with Campbeltown Business, Ltd. involving a monthly payment of 2000 United Kingdom Pound, along with an additional monthly performance bonus. The business purpose of the bonus and success fee is to further motivate our Chairman of the Board, Mr. Keinan, and our consultant, Campbeltown Business Ltd. to develop our business by providing them with additional compensation if and when our revenues grow. During 2003, we paid Mr. Keinan, through Vision Consultants, and Campbeltown each 55,000 pounds as a bonus and success fee according to the formula described above. During 2003 we paid Campbeltown consultancy related fees of 41,237 pounds.

On April 10, 2003, Mr. Keinan and Campbeltown Business Ltd waived their right to receive 1% of the revenues generated that are derived from Story Telecom.

Guy Nissenson Employment Agreement

On May 11, 2000, Swiftnet, Ltd. and our Chairman of the Board of Directors, Abraham Keinan, entered into an employment agreement with Guy Nissenson, our Principal Executive Officer/ President. This agreement does not expire. Under the terms of the agreement, Swiftnet employed Mr. Nissenson to provide business development and sales and marketing services, at a base rate of 1000 pounds (UK) per month. When Swiftnet reaches average sales of 175,000 pounds (UK) per month for a consecutive three month period, Mr. Nissenson's salary will increase to 2,000 pounds per month. In addition, Mr. Nissenson will receive an unspecified number of options to acquire our stock that is limited to 50% of the options that Abraham Keinan receives. As such, the agreement protects Mr. Nissenson's rights to have at least 50% of the options rights that Mr. Keinan will have. Mr. Nissenson can transfer the right of these options to another company or person at his discretion. Swiftnet may only cancel these options if : (1) Mr. Nissenson no longer works with Swiftnet; or (2) if within twelve months of Mr. Nissenson's employment with the company, Swiftnet and any other companies that may buy or merge into Swiftnet in the future, do not reach average revenues (over a three consecutive month period) of at least 120,000 pounds (UK). Because the average sales per month have exceeded 120,000 pounds within a twelve month period of Mr. Nissenson's employment, Swiftnet cannot cancel the options.

XFONE COMMUNICATION, LTD.

On April 15, 2004, we established an Israel based subsidiary, Xfone Communication Ltd. On July 4, 2004 the Ministry of Communications of the state of Israel granted Xfone Communication a license to provide international telecom services in Israel.

In accordance with Israel government regulations and the license, at least 26% of Xfone Communication holdings are to be owned by Israeli citizens who reside in Israel. Xfone Communication is owned 74% by us and 26% by H.S.N. Communication Investments Ltd., an Israel based company, that is owned: 40% by Mrs. Naama Harish, the wife of Dr. Eyal Harish, a member of our Board of Directors, 40% by Dionysos Investments Ltd., a company owned by members of the family of Mr. Guy Nissenson, our Chief Executive Officer, and 20% by Margo Sport Ltd., a company owned by Mr. Giora Spigel and his wife.

Xfone Communication Ltd., received a credit facility from Bank Hapoalim B.M. in Israel to finance its activities. The credit facility includes a 10 Million NIS (New Israeli Shekel) Bank Guarantee in favor of the Government of Israel, a revolving credit line of 1 million NIS and an on call short term credit line of 850,000 NIS. In addition, the bank made available for Xfone Communication a long term facility of 3,150,000 NIS to procure equipment. As of September 1, 2004, we secured the credit facility with a cash deposit of $1,000,000, a floating charge on Xfone Communication's assets and a personal collateral by Mr. Keinan. In addition, we, Swiftnet Limited and H.S.N. Communication Investments Ltd. issued a Letter of Guarantee, unlimited in amount, in favor of the bank, guaranteeing all debt and indebtedness of Xfone Communication towards the bank. As of September 1, 2004 we used only the Bank Guarantee and approximately $45,000.

We plan to start providing services in Israel through Xfone Communication by November 1, 2004.

AURACALL LIMITED

We have an investment in and own 47.5% of a joint business venture, Auracall Limited. Auracall Limited's services were introduced in approximately March 2002. Our Chairman of the Board, Abraham Keinan, and our Chief Executive Officer/Director, Guy Nissenson, are both directors of Auracall Limited. Our management will indirectly benefit from revenues generated by Auracall Limited activities, to the extent that Vision Consultants, Inc., which is solely owned by Abraham Keinan, and Campbeltown Business Limited, which is partially owned by our Chief Executive Office, Guy Nissenson, receives 1% of all our revenues, except revenue generated by Story Telecom activities, if our entire monthly revenue, except revenue generated by Story Telecom activities, exceeds $485,000. Auracall accounted for 4.4% and 8% of our revenues for the 12 month period ending December 31, 2003 and the six months period ending June 30, 2004, respectively. Auracall Limited accounted for 2.8% and 5.2% of our total cost of revenues for the 12 month period ending December 31, 2003 and the six months period ending June 30, 2004, respectively. Commissions paid to Auracall accounted for 17% and 29% of the total commissions that we paid out for the 12 month period ending December 31, 2003 and the six months period ending June 30, 2004, respectively. We have made no guarantee or any other commitment on behalf of Auracall, Ltd. and we are not committed to provide Auracall, Ltd. with any further support.

STORY TELECOM

We have an investment in and own 40% of a joint business venture, Story Telecom Limited, which is a calling card service we offer. Story Telecom purchases their telecommunications services from us. Our Chief Executive Officer/Director, Guy Nissenson, is a director of Story; our Chairman of the Board, Abraham Keinan, is not a director of Story Telecom. Our management does not benefit from revenues generated by Story Telecom activities. Story Telecom accounted for 37% and 44% of our total revenues for the 12 month period ending December 31, 2003 and the six months period ending March 31, 2004, respectively. Story Telecom accounted for 58% and 59% of our total cost of revenues for the 12 month period ending December 31, 2003 and the six months period ending June 30, 2004, respectively. We have made no guarantee or any other commitment on behalf of Story Telecom and we are not committed to provide Story Telecom with any further support.

XFONE USA, INC.

Xfone USA, Inc. was incorporated in the State of Mississippi on May 28, 2004 especially for the purpose of becoming the surviving corporation upon the consummation of the merger. We are the sole shareholder of Xfone USA, Inc. Xfone USA, Inc., upon completion of the acquisition, will continue to be our wholly owned subsidiary and no change in our control will occur as a result of the acquisition. Mr. Abraham Keinan, our Chairman of the Board, and Mr. Guy Nissenson, our President/Chief Executive Officer/Director, are the directors of Xfone USA, Inc. Our President/Chief Executive Officer/Director, Guy Nissenson, is also the President/Secretary/Treasurer of Xfone USA, Inc.

On July 1, 2004,  we entered into a management  agreement  which  provides  that
Xfone USA will provide management services to WS Telecom pending the consummation of the merger. The management agreement provides that all revenues generated from WS Telecom's business operations will be assigned and transferred to Xfone USA.

Other than the above transactions, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons within the last five years and we have not other than the above transactions entered into any material transactions with any promoter within the last five years.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Below is the market information pertaining to the range of the high and low bid information of our common stock for each quarter since our common stock has been quoted on the OTC Bulletin Board. Our common stock is quoted under the symbol XFNE on the OTC Bulletin Board and on the Berlin (Germany) Stock Exchange. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

      2004                        Low        High
      ----                        ---        ----
Second Quarter                    $2.80      $3.90
First Quarter                     $3.35      $5.75

      2003                        Low        High
      ----                        ---        ----
Fourth Quarter                    $3.15      $6.25
Third Quarter                     $0.51      $3.60
Second Quarter                    $0.30      $0.64
First Quarter                     $0.30      $0.77

      2002                        Low        High
      ----                        ---        ----
Fourth Quarter                    $0.66      $1.45
Third Quarter                     $0.70      $1.33
Second Quarter                    $0.70      $3.65
First Quarter                     $0.00      $0.00

The source of the above information is www.OTCBB.com Data Products, Historical Data Service.

There is a limited trading market for our common stock. There is no assurance that a regular trading market for our common stock will develop, or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations.

Our Shares are "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 as equity securities with a price of less than $5.00. Our shares are subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor.

In addition, under the penny stock regulations the broker-dealer is required to:

         o Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange
                  Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

         o        Disclose  commission  payable  to the  broker-dealer  and  its
                  registered   representatives   and   current   bid  and  offer
                  quotations for the securities;

         o Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks.

         o Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of the securities being registered herein, if such securities become publicly traded. In addition, the liquidity for our securities may be adversely affected, with a corresponding decrease in the price of our securities. Our shares are subject to such penny stock rules and our
shareholders  will,  in  all  likelihood,   find  it  difficult  to  sell  their
securities.

Holders.

At September 13, 2004, there were 147 holders of record of our common stock. We have one class of common stock outstanding.

Dividends.

On December 19, 2002, we declared our first cash dividend in the amount of $0.02 per common share. The cash dividend was payable on January 15, 2003 to our common stockholders of record at the close of business on December 31, 2002. On December 30, 2003, we declared a cash dividend of $.03 per shares on our common stock for all shareholders of record of our common stock at the close of business on December 31, 2003. We paid this dividend on February 16, 2004.

Apart from this dividend, we have not declared any cash dividends on our common stock since our inception and we do not anticipate at the present time paying further dividends in the foreseeable future. Currently, we plan to retain future earnings, if any, for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to it during the current year and the years ended December 31, 2001 and 2002, and 2003 respectively by our Chairman of the Board, Abraham Keinan who is the managing director of Swiftnet, and Guy Nissenson, who is our Principal Executive Officer/ President. Abraham Keinan is our only executive officer who received aggregate compensation during our last fiscal year which exceeded, or would exceed on an annualized basis, $100,000.

-----------------------------------------------------------------------------------------------------------------------------------
Summary Compensation Chart
-----------------------------------------------------------------------------------------------------------------------------------
                         Annual Compensation                                         Long Term Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Name &           Year    Salary (Pounds)       Bonus (Pounds)     Other (Pounds)     Restricted    Options     L/Tip     All
Position                                                                             Stock Awards                        Other
-----------------------------------------------------------------------------------------------------------------------------------
Abraham Keinan   2003    40,622 (1)           63,245              55,000 (2)                        400,000 (3)
Chairman

                 2002    30,000                6,372              45,000                 0           0          0          0


                 2001    30,000                0                   0                     0           0          0          0


Guy Nissenson    2003    43,500 (4)                               96,237 (5)                        200,000 (6)
Principal
Executive
Officer          2002    33,000


                 2001    21,000

-----------------------------------------------------------------------------------------------------------------------------------

(1) On April 15, 2003, our Board of Directors approved of a salary increase for our Chairman of the Board from 1,473 pounds to 4,000 pounds per month. Abraham Keinan's total salary of 40,622 pounds for 2003, as reflected above, is composed of: (a) 1,473 pounds per month from January 2003 to March 2003; and (b) 4,000 pounds per month from April 2003 to December 2003.

(2) This amount represents a success fee paid to Vision Consultants, which is solely owned and controlled by A. Keinan, and is further discussed in the second paragraph following this table.

(3) The options were issued on August 21, 2003. On March 1, 2004, the options were cancelled by our Board of Directors. Mr. Keinan currently owns no options to purchase shares of our common stock.

(4) On April 15, 2003, our Board of Directors approved of a salary increase for our Principal Executive Officer from 2,500 pounds to 4,000 pounds per month. Guy Nissenson's total salary of 43,500 pounds for 2003, as reflected above, is composed of: (a) 2,500 pounds per month from January to March 2003; and (b) 4,500 pounds per month from April 2003 to December 2003.

(5) This amount represents consultant fees of 41,237 pounds, and a success fee of 55,000 pounds, paid to Campbeltown Business, Ltd., which is owned and controlled by Guy Nissenson and other members of the Nissenson family.

(6) The options were issued on August 21, 2003. On March 1, 2004, the options were cancelled by our Board of Directors. Mr. Nissenson currently owns directly no options to purchase shares of our common stock.

Our chairman of the Board of Directors, Mr. Abraham Keinan, also receives salary pension benefits and a company car. Mr. Keinan does not have a written employment agreement with us.

On October 15, 2002,our Board of Directors approved a bonus and success fee whereby if we receive monthly revenues in excess of $485,000 then Mr. Keinan and our consultant, Campbeltown Business, Ltd. shall receive 1% of the revenues for each month where our revenues reach $485,000 up to a maximum of one million dollars. On April 10, 2003, Mr. Keinan and Campbeltown Business Ltd waived their right to receive 1% of the revenues generated from calling cards sold by Story Telecom.

Our research and development manager, Mrs. Bosmat Houston, has an employment agreement with us which provides that we pay her a salary of 2266 Pounds per month. She is not subject to a covenant not to compete. We may terminate Mrs. Houston's agreement with 8 weeks notice. She may terminate the agreement with one week notice.

Our Chief  Financial  Officer,  Tommy R. Ferguson,  has a August 19, 2004 Letter
Agreement with an accompanying Confidentiality Agreement and Executive Inventions Agreement with us which provides that we pay Mr. Ferguson a monthly salary of $12,088. The Letter Agreement further provides that it will be recommended to our Board of Directors that Mr. Ferguson receive a stock option for 300,000 shares of our common stock as part of our 2004 Stock Option Plan. We anticipate that our Board of Directors will approve a Stock Option Plan for the year 2004 during the fourth quarter of 2004.

Options/SAR Grants 2003
--------------------------------------------------------------------------------
                                   % of Total
                        Number       Options
Name and              Securities    Granted To
Principle              Underlying   Employees    Exercise      Expiration
Position               Options       in 2003       Price         Date
--------------------------------------------------------------------------------
Abraham Keinan*         400,000        66.7%      $0.475     August 31, 2008
Chairman             common stock
of the Board            shares
--------------------------------------------------------------------------------
Guy Nissenson**         200,000        33.3%      $0.475     August 31, 2008
Principal            common stock
Executive               shares
Officer/Director
--------------------------------------------------------------------------------
TOTAL                                100.00%
--------------------------------------------------------------------------------

* On August 21, 2003, we issued 400,000 options to acquire shares of our restricted common stock to Abraham Keinan. These options were issued to Abraham Keinan for services rendered by Mr. Keinan as the Chairman of our Board of Directors. On March 1, 2004, the options were cancelled by our Board of Directors. Mr. Keinan currently owns no options to purchase shares of our common stock.

** On August 21, 2003, we issued 200,000 options to acquire shares of our restricted common stock to Guy Nissenson. These options were issued to Guy Nissenson for services rendered by Mr. Nissenson as our President and Principal Executive Officer. On March 1, 2004, the options were cancelled by our Board of Directors. Mr. Nissenson currently owns directly no options to purchase shares of our common stock.

This table is based on information from our stock records. All of the above shareholders reflect the ownership of our shares of common stock, either directly or indirectly, of our executive officers and directors. Unless otherwise indicated in the footnotes to this table, we believe that each of the shareholders named in this table have sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as otherwise noted, herein, we are not aware of any arrangements which may result in a change in our control.

Aggregate Option/SAR Exercises in 2003 and Fiscal Year End Option/SAR Values

                                                          Number of Securities Underlying     Value of Unexercised In-the
                                                        Unexercised Options/SARs at FY-End   Money Options/SARs at FY-End
                             Shares          Value                      (#)                               ($)
                          Acquired on        Realized   ----------------------------------   ----------------------------
Name                      Exercise (#)          ($)          Exercisable/Unexercisable         Exercisable/Unexercisable
- -----------------------  --------------      ----------      -------------------------         -------------------------
     Guy Nissenson,
  Principal Executive                        Not
   Officer, President    Not Applicable      Applicable           700,000 / 0 (1)                 $3,891,000 / $0 (2)

    Abraham Keinan,                          Not
 Chairman of the Board   Not Applicable      Applicable           400,000 / 0 (3)                 $2,202,000 / $0 (4)

(1) Of the 700,000 share options, 200,000 were issued to Guy Nissenson, our Principal Executive Officer and President, on August 21, 2003. On March 1, 2004, these 200,000 share options were cancelled by our Board of Directors and since that time Mr. Nissenson has not directly owned any options to purchase shares of our common stock. Campbeltown Business Ltd., a private company incorporated in the British Virgin Islands which is owned by Guy Nissenson and other members of the Nissenson family, own options to purchase 500,000 shares of our common stock for $0.40 per share or an aggregate of $200,000. Guy Nissenson owns 20% of Campeltown Business Ltd. Options to purchase shares of our common stock are shown in the table above as owned by Guy Nissenson due to Guy Nissenson's 20% ownership of Campbeltown Business Ltd.

(2) Based on the December 31, 2003 per share closing price of $5.98 and the exercise prices of $0.475 per share for 200,000 share options, and $0.40 per share for 500,000 share options.

(3) The options to purchase 400,000 shares of our common stock were issued to Abraham Keinan, our Chairman of the Board, on August 21, 2003, and on March 1, 2004, all 400,000 share options were cancelled by our Board of Directors. Abraham Keinan currently owns no options to purchase shares of our common stock.

(4) Based on the December 31, 2003 per share closing price of $5.98, and an exercise price of $0.475 per share.

Board Compensation

Other than provide above our directors do not receive any compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings.

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


                        CONSOLIDATED FINANCIAL STATEMENTS

                             AS OF DECEMBER 31, 2003




                                    CONTENTS


                                                                         PAGE
                                                                         ----

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                  F-1

    Balance Sheet                                                     F-2 - F-3

    Statements of Operations                                              F-4

    Statement of Changes in Shareholders' Equity                          F-5

    Statements of Cash Flows                                          F-6 - F-7

    Notes to Consolidated Financial Statements                        F-8 - F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of
Xfone, Inc. and Subsidiary
---------------------------

We have audited the accompanying consolidated balance sheet of Xfone, Inc. and Subsidiary as of December 31, 2003 the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used in significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Xfone, Inc. and Subsidiary as of December 31, 2003 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.



CHAIFETZ & SCHREIBER, P.C.
21 Harbor Park Drive N.
Port Washington, NY 11050
March 31, 2004

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEET

                                                   DECEMBER 31,
                                                ----------------
                                                       2003
                                                ----------------


CURRENT ASSETS
Cash                                              (pound)977,008
Accounts receivable, net                               1,263,824
Prepaid expenses, other receivables and deposits         340,944
Loan to shareholder                                       54,070
                                                ----------------
TOTAL CURRENT ASSETS                                   2,635,846
                                                ----------------
Loan to shareholder                                      232,666
                                                ----------------

FIXED ASSETS
Cost                                                     559,786
Less  - accumulated depreciation                        (138,071)
                                                ----------------
TOTAL FIXED ASSETS                                       421,715
                                                ----------------
TOTAL ASSETS                                    (pound)3,290,227


  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEET

                                                            DECEMBER 31,
                                                         ----------------
                                                                2003
                                                         ----------------


CURRENT LIABILITIES
Trade payables                                           (pound)1,637,430
Dividend payable                                                   86,270
Notes payable - current portion                                     4,000
Other liabilities and accrued expenses                            379,809
Obligations under capital leases - current portion                 66,774
                                                         ----------------
TOTAL CURRENT LIABILITIES                                       2,174,283
Deferred taxes                                                     36,109
Notes payable                                                       3,166
Obligation under capital leases                                    86,563
                                                         ----------------
TOTAL LIABILITIES                                               2,300,121
                                                         ----------------
SHAREHOLDERS' EQUITY
Preferred stock - 50,000,000 shares authorized,
  none issued

Common stock:
25,000,000 shares authorized,(pound).0006896 par value;
5,117,684 issued and outstanding                                    3,530
Contributions in excess of shares                                 193,514
Retained earnings                                                 793,062
                                                         ----------------
TOTAL SHAREHOLDERS' EQUITY                                        990,106
                                                         ----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               (pound)3,290,227
                                                         ================


  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        YEARS ENDED
                                             -------------------------------
                                                       DECEMBER 31,
                                             -------------------------------
                                                   2003            2002
                                             -------------------------------


Revenues                                   (pound)7,282,181 (pound)3,741,436
Cost of revenues (exclusive of depreciation
      shown separately in Note (13))             (4,427,939)      (2,194,792)
                                             --------------   --------------
                                                  2,854,242        1,546,644
                                             --------------   --------------

OPERATING EXPENSES:
Research and development                            (44,553)         (32,000)
Marketing and selling                            (1,091,012)        (320,418)
General and administrative                       (1,052,310)        (878,624)
                                             --------------   --------------
Total operating expenses                         (2,187,875)      (1,231,042)
                                             --------------   --------------
                                                                     315,602
Operating profit                                    666,367          315,602
Financing expenses - net                            (44,283)         (12,837)
Other income                                         15,817           11,029
                                             --------------   --------------
Income before taxes                                 637,901          313,794
Taxes on income                                    (216,456)         (72,813)
                                             --------------   --------------
Net income                                   (pound)421,445   (pound)240,981
                                             ==============   ==============

EARNINGS PER SHARE:
Basic                                           (pound)0.08      (pound)0.05
                                                ===========      ===========
Diluted                                         (pound)0.08      (pound)0.04
                                                ===========      ===========


  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                           NUMBER OF                    CONTRIBUTIONS                       TOTAL
                                           ORDINARY         SHARE       IN EXCESS OF      RETAINED       SHAREHOLDERS'
                                            SHARES         CAPITAL       PAR VALUE        EARNINGS         EQUITY
                                         -----------     -----------   -------------     -----------    --------------
Balance at January 1, 2002                 5,000,000    (pound)3,448  (pound)140,903  (pound)280,167    (pound)424,518
Issuance of shares                            60,889              42          39,316              --            39,358
Net income                                        --              --              --         240,981           240,981
Dividend                                          --              --              --         (63,261)          (63,261)
                                         -----------     -----------  --------------  --------------    --------------
Balance at December 31, 2002               5,060,889    (pound)3,490  (pound)180,219  (pound)457,887    (pound)641,596
                                         -----------     -----------  --------------  --------------    --------------

Balance at January 1, 2003                 5,060,889           3,490         180,219         457,887           641,596
Issuance of shares                            56,795              40          13,295              --            13,335
Net income                                        --              --              --         421,445           421,445
Dividend                                          --              --              --         (86,270)          (86,270)
                                         -----------     -----------  --------------  --------------    --------------
Balance at December 31, 2003               5,117,684    (pound)3,530  (pound)193,514  (pound)793,062    (pound)990,106
                                         ===========     ===========  ==============  ==============    ==============


  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED
                                                  -------------------------------
                                                            DECEMBER 31,
                                                  -------------------------------
                                                        2003            2002
                                                  -------------------------------


CASH FLOW FROM OPERATING ACTIVITIES
Net income                                        (pound)421,445   (pound)240,981
Adjustments to reconcile net income to net cash
      provided by operating activities                   298,159           48,145
                                                  --------------   --------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                719,604          289,126
                                                  --------------   --------------
CASH FLOW FROM INVESTING ACTIVITIES
Investments                                                   --             (515)
Purchase of equipment                                   (108,270)         (71,553)
                                                  --------------   --------------
NET CASH USED IN INVESTING ACTIVITIES                   (108,270)         (72,068)
                                                  --------------   --------------
CASH FLOW FROM FINANCING ACTIVITIES
Repayment of long term debt                               (4,001)         (34,921)
Repayment of capital lease obligation                    (55,862)              --
Proceeds from sale of fixed assets                         3,500               --
Proceeds from issuance of common stock                    13,335           10,583
Dividend paid                                            (63,261)              --
                                                  --------------   --------------
NET CASH USED IN FINANCING ACTIVITIES                   (106,289)         (24,338)
                                                  --------------   --------------
Net increase in cash                                     505,045          192,720
Cash, beginning of year                                  471,963          279,243
                                                  --------------   --------------
Cash, at end of year                              (pound)977,008   (pound)471,963
                                                  ==============   ==============
Supplement disclosures of cash flow information:
NET CASH PAID DURING THE YEAR FOR:
Income taxes                                       (pound)14,044    (pound)41,723
                                                  ==============   ==============
Interest                                           (pound)11,213    (pound)12,816
                                                  ==============   ==============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
For the year ended December 31:
                                                        2003            2002
                                                  -------------------------------


Acquired equipment under capital lease obligation  (pound)86,316    (pound)26,002
Issuance of 45,014 shares of common stock for                 --           28,775
     Compensation for professional services


  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                  CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont.)

(1) ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING
ACTIVITIES:

                                                       YEARS ENDED
                                            -------------------------------
                                                      DECEMBER 31,
                                            -------------------------------
                                                  2003            2002
                                            -------------------------------


Depreciation                                (pound)89,592     (pound)58,300
Bad debt expense                                  109,532           226,984
Stock issued for professional services                 --            28,775
                                             ------------      ------------
                                                  199,124           314,059
                                             ------------      ------------
CHANGES IN ASSETS AND LIABILITIES:
Increase in accounts  receivable                 (412,627)         (460,754)
Increase in other receivables                    (160,359)          (65,570)
Decrease (increase) in shareholder loans           16,394           (20,783)
Increase in trade payables                        461,247           214,607
Increase in other payables                        183,271            61,586
Increase in deferred taxes                         11,109             5,000
                                             ------------      ------------
Total adjustments                                  99,035          (265,914)
                                             ------------      ------------
                                           (pound)298,159     (pound)48,145
                                             ============      ============


   The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -    ORGANIZATION AND NATURE OF BUSINESS

             A. Xfone, Inc. ("Xfone") was incorporated in Nevada, U.S.A. in September, 2000 and is a provider of long distance voice and data telecommunications services, primarily in the United Kingdom. The financial statements consolidate the operations of Xfone and Swiftnet, Limited ("Swiftnet"), its wholly owned U.K. subsidiary, (collectively the "Company") .

             B. The financial statements of the Company have been prepared in Sterling ("(pound)") since this is the currency of the prime economic environment , the U.K., in which the operations of the Company are conducted. Transactions and balances denominated in Sterling are presented at their original amounts. Transactions and balances in other currencies are translated into Sterling in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52 of the U.S. Financial Accounting Standards Board ("FASB"). Accordingly, items have been translated as follows:

                  Monetary items - at the exchange rate effective at the balance sheet date.

                  Revenues and expense items - at the exchange rates in effect at the date of recognition of those items.

                  Exchange gains and losses from the aforementioned translation are included in financing expenses, net.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 2 -    SIGNIFICANT ACCOUNTING POLICIES

            The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are as follows:

            A. Principles of Consolidation and Basis of Financial Statement Presentation

                 The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

            B.   Accounts Receivable

                 Accounts receivable are recorded at net realizable value consisting of the carrying amount less the allowance for uncollectible accounts.

                 The Company uses the allowance method to account for uncollectible accounts receivable balances. Under the allowance method, an estimate of uncollectible customer balances is made using factors such as the credit quality of the customer and the economic conditions in the market. Accounts are considered past due once the unpaid balance is 90 days or more outstanding, unless payment terms are extended. When an account balance is past due and attempts have been made to collect the receivable through legal or other means, the amount is considered uncollectible and is written off against the allowance balance.

                 At December 31, 2003 accounts receivable had a net balance in the amount of (pound)1,263,824, net of an allowance balance of (pound)142,993 .

            C.   Investments

                 Investments in companies in which the Company has a 20% to 50% interest are carried at cost, adjusted for the Company's proportionate share of their undistributed earnings or losses.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 2 -    SIGNIFICANT ACCOUNTING POLICIES (CONT.)

            D.   Equipment

                 Equipment is stated at cost. Depreciation is calculated by the declining balance method over the estimated useful lives of the assets. Annual rates of depreciation are as follows:

                                                      Method         Useful Life
                                                 ----------------    -----------
                     Switching equipment         straight line        10 years
                     Machinery and equipment     reducing balance      4 years
                     Furniture and fixtures      reducing balance      4 years
                     Motor vehicles              reducing balance      4 years

            E.   Revenue Recognition

                 The Company's source of revenues results from charges to customers for the call minutes they use while on the Company's telecommunications system. Such revenues are recognized at the time this service is rendered. Amounts prepaid by customers are deferred and recorded as a liability and then recorded as revenue when the customer utilizes the service. Messaging services customers are being charged on a per minute basis, per fax page or email. Commissions to agents are accounted as marketing costs for the Company.

                 Management believes that the Company's revenue recognition policies are in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101).

            F.   Reclassification

                 Certain reclassification of 2002 amounts have been made to conform to the 2003 presentation.

            G.   Use of Estimates

                 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 2 -    SIGNIFICANT ACCOUNTING POLICIES (CONT.)

          H.  Earnings Per Share

              Earnings per share are calculated and reported in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("EPS") ("SFAS 128"). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

          I.  Income Taxes

              Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

          J.  Stock-Based Compensation

              The Company accounts for equity-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123. Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price.

         K.   New Accounting Pronouncements

              In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation - "Transition and Disclosure" which provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation. The Company does not have any formal equity based compensation arrangements. However, when it does issue equity as compensation it continues to account for such transactions in accordance with provisions of APB No. 25 as permitted under the provisions of SFAS No. 123 (see item J above). The effect of this statement is not expected to have a material impact on the Company's financial condition, results of operations or cash flows.

              The FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," in January 2003 and amended the Interpretation in December 2003. FIN 46 requires an investor with a majority of the variable interests (primary beneficiary) in a variable interest entity (VIE) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the voting equity investors do not have a controlling financial interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. Development-stage entities that have sufficient equity invested to finance the activities they are currently engaged in and entities that are businesses, as defined in the Interpretation, are not considered VIEs. The provisions of FIN 46 were effective immediately for all arrangements entered into with new VIEs created after January 31, 2003. Intel has completed a review of its investments to determine whether Xfone is the primary beneficiary of any such VIEs. The review did not identify any VIEs that would require consolidation or any significant exposure to VIEs that would require disclosure.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 3 -    PREPAID EXPENSES, OTHER RECEIVABLES AND DEPOSITS

                                               DECEMBER 31,
                                            ----------------
                                                   2003
                                            ----------------


                                             (pound)37,687
Due from Swiftglobal, Limited
(nonaffiliated entity)

Other prepaid expenses                             117,650

Due from Story Telecom Limited  ("Story")
(affiliated entity)                                 15,960

Others receivables                                 169,647
                                            --------------
                                            (pound)340,944
                                            ==============

NOTE 4 -    LOAN TO SHAREHOLDER

            The Company has a non-interest bearing demand loan of (pound)54,070 due from a shareholder. In addition, the Company has a non-interest bearing loan of (pound)232,666, due from such shareholder. Which has been classified as noncurrent and is to be repaid as follows.:


                 2004                  (pound) 54,070
                 2005                         116,333
                 2006                         116,333
                                            ---------
                                       (pound)286,736

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE  5 - FIXED ASSETS

                                                            DECEMBER 31,
                                                         ----------------
                                                                2003
                                                         ----------------


          COST
          Equipment  held under capital lease                  364,577
          Office furniture and equipment                        26,593
          Development costs                                     32,060
          Computer  equipment                                  136,556
                                                           -----------
                                                               559,786
                                                           ===========
          ACCUMULATED DEPRECIATION UNDER CAPITAL LEASE
          Equipment  held under capital lease                   61,869
          Office furniture and equipment                         9,730
          Development costs                                     16,030
          Computer  equipment                                   50,442
                                                           -----------
                                                               138,071
                                                           ===========


NOTE  6 - INVESTMENTS

          The Company has investments in two business ventures of approximately 47 1/2% of Auracall Limited and 40% of Story, both start up entities in the U.K. Through December 31, 2003, these entities cumulative respective net losses have exceeded the Company's investments therein, respectively. Accordingly, such investments have been reduced to zero. Story and Auracall Limited buy their telecommunications services from the Company.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

                                                                DECEMBER 31,
                                                             ----------------
                                                                    2003
                                                             ----------------


NOTE 7 - OTHER LIABILITIES AND ACCRUED EXPENSES
          Corporate taxes                                          289,777
          Professional fees                                         29,545
          Payroll and other  taxes                                  48,452
          Due to Auracall Limited (Affiliated entity)                  275
          Others                                                    11,760
                                                              ------------
                                                                   379,809
                                                              ============

NOTE 8 - NOTES PAYABLE
                                                                DECEMBER 31,
                                                             ----------------
                                                                    2003
                                                             ----------------


           First National Finance - maturity 2005, annual
              Interest rate 7.16%                                    4,000
           Newcourt - maturity 2005, annual interest rate
                  7.16%                                              3,166
                                                              ------------
                                                                     7,166

           Less: current portion                                    (4,000)
                                                              ------------
           Notes payable - non current                               3,166
                                                              ============

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 8 - NOTES PAYABLE (cont.)




            B. MATURITIES OF NOTES PAYABLE ARE AS FOLLOWS:

             December 31
                2004                                           (pound)4,000
                2005                                                  3,166
                                                             --------------
                                                               (pound)7,166
                                                             ==============

NOTE 9 -    CAPITAL LEASE OBLIGATIONS

            The Company is the lessee of switching equipment under capital leases expiring in various years through 2007. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 2003.

            Minimum future lease payments under capital leases as of December 31, 2003 for each of the next four years are:



           December 31
               2004                                           (pound)78,091
               2005                                                  67,987
               2006                                                  15,688
               2007                                                  15,813
                                                             --------------
           Total minimum lease payments                             177,579
           Less: amount representing interest                       (24,242)
                                                             --------------
           Present value of net minimum lease payment        (pound)153,337
                                                             ==============

           Interest rates on capitalized leases vary up to 9.6%, per annum.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 10 - INCOME TAXES

            The Company accounts for income taxes under the provisions of SFAS
            109. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforward. The Company does not file consolidated tax returns.

            The following table reflects the Company's deferred tax liabilities at December 31, 2003:



             Accelerated tax writeoff of fixed assets         (pound)36,109
                                                             --------------
             Deferred tax liability                           (pound)36,109
                                                             ==============

            The provision for income taxes differs from the amount computed by applying the statutory income tax rates to income before taxes as follows:

                                                                  YEARS ENDED
                                                       -------------------------------
                                                                 DECEMBER 31,
                                                       -------------------------------
                                                             2003            2002
                                                       -------------------------------


           Income tax computed at statutory rate             160,550          73,066
           Effect of tax authority adjustments                12,435              --
           Other                                               1,638              --
           Effect of permanent differences (including
             effect of nonconsolidated tax filings)          42,656           6,663

           Utilization of net operating loss                    (823)         (6,916)
                                                          ----------      ----------
           Provision for income taxes                        216,456          72,813
                                                          ==========      ==========

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 11 -  CAPITAL STRUCTURE, STOCK OPTIONS AND DIVIDEND


In connection with a Stock Purchase Agreement, clarified on July 30, 2001, Campbeltown Business Limited ("Campbeltown"), an entity owned by the Nissenson family including the Company's President and Principal Executive Officer, a shareholder, holds options from the Company and one of its directors to purchase 500,000 additional shares of the Company for the amount of $200,000. This transaction can be executed either by the Company issuing new shares, or by the director selling his private shares as long as he has an adequate amount of shares, as the director will decide. This option will expire on December 31, 2005.

            The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no pre-emptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

            In 2002, the Company issued 45,014 shares of common stock at a value of (pound)28,775 as compensation for professional services rendered to the Company.

            On August 21, 2003, the Company issued 400,000 and 200,000 options to acquire shares of its restricted common stock, respectively, to its Chairman of the Board and to its President and Principal Executive Officer exercisable as at $0.475 per share. Each option convertible into one share of common stock. The options are cancelable at the sole discretion of the Company for a period of 210 days from the date of issuance. On March 1, 2004 these options were cancelled by the Company. No related compensation cost was recognized by the Company due to this unilateral cancellation clause.

            On December 30, 2003, the Company declared a dividend of $0.03 per share , totaling $153,561, to stockholders of record on December 31, 2003, payable on February 16, 2004.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 11 -  CAPITAL STRUCTURE, STOCK OPTIONS AND DIVIDEND (CONTINUED)

             The following restricted stock was issued, in U.S. dollars, to WorldNet Global.com Limited during 2003 for a total of (pound)13,335 as follows:

             Month Issued   Number of Shares  Price Per Share  Total Issue Price
             ------------   ----------------  ---------------  -----------------
             January             5,000             $0.50             $2,500
             February            5,650              0.44              2,500
             April              20,000              0.25              5,000
             May                 9,615              0.26              2,500
             August             11,750              0.43              5,000
             September           4,780              0.52              2,500
                             ---------                            ---------
                                56,795                              $20,000
                             =========                            =========

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 12 -   EARNINGS PER SHARE

                                                                                      2003
                                              ----------------------------------------------------
                                                                                Weighted Average
                                              ----------------------------------------------------
                                                  INCOME            SHARES          PER SHARE
                                                (NUMERATOR)      (DENOMINATOR)       AMOUNTS
                                              ----------------------------------------------------


Net Income                                    (pound) 421,445

BASIC EPS:
Income available to common stockholders       (pound) 421,445       5,089,286    (pound)0.08
Effect of dilutive securities:

        Options                                            --         500,000             --

DILUTED EPS:
Income available to common stockholders       (pound) 421,445       5,589,286    (pound)0.08


                                                                                      2002
                                              ----------------------------------------------------
                                                                                Weighted Average
                                              ----------------------------------------------------
                                                  INCOME            SHARES          PER SHARE
                                                (NUMERATOR)      (DENOMINATOR)       AMOUNTS
                                              ----------------------------------------------------


Net Income                                    (pound) 240,981

BASIC EPS:
Income available to common stockholders       (pound) 240,981       5,030,444     (pound)0.05
Effect of dilutive securities:

        Options                                            --         500,000              --

DILUTED EPS:
Income available to common stockholders       (pound) 240,981       5,530,444     (pound)0.04

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 13 - SELECTED STATEMENT OF OPERATIONS DATA

                                                        YEARS ENDED
                                             -------------------------------
                                                       DECEMBER 31,
                                             -------------------------------
                                                   2003            2002
                                             -------------------------------


         A. MARKETING & SELLING:
             Advertising                      (pound)25,365   (pound)22,401
             Consultancy                             83,970          59,372
             Commissions                            964,623         174,835
             Others                                  17,054          63,810
                                           ----------------  --------------
                                           (pound)1,091,012  (pound)320,418
                                           ================  ==============

         B. GENERAL & ADMINISTRATIVE:
             Salaries & benefits             (pound)410,024  (pound)268,884
             Rent & maintenance                      84,121          90,916
             Communications                           4,830          11,539
             Professional fees                      224,087         142,863
             Bad debts                              109,532         226,984
             Depreciation                            89,592          58,300
             Others                                 130,124          79,138
                                           ----------------  --------------
                                           (pound)1,052,310  (pound)878,624
                                           ================  ==============

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 13 - SELECTED STATEMENT OF OPERATIONS DATA (cont.)

                                                        YEARS ENDED
                                             -------------------------------
                                                       DECEMBER 31,
                                             -------------------------------
                                                   2003            2002
                                             -------------------------------


         C. FINANCING EXPENSES, NET:
             Bank charges and interest    (pound)31,013      (pound)1,607
             Interest on capital lease            9,578             8,476
             Foreign currency exchange            2,305                21
             Other interest and charges           1,387             2,733
                                          -------------     -------------
                                          (pound)44,283     (pound)12,837
                                          =============     =============


--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 14 - RELATED PARTY TRANSACTIONS

Refer to notes 4 and 11 for additional related party activity.

                                                        YEARS ENDED
                                             -------------------------------
                                                       DECEMBER 31,
                                             -------------------------------
                                                   2003            2002
                                             -------------------------------


          Shareholders' salaries             (pound)147,407  (pound) 63,448

          Campbeltown Business Limited.:
                                              (pound)55,000  (pound) 25,000
               Fees
               Consultancy                    (pound)41,237   (pound)34,372
                  Trade payables               (pound)6,950              --

          Vision Consultants Limited:
               Fees                          (pound) 55,000  (pound) 25,000

          Story Telecom Limited :
               Accounts receivable,  net     (pound)429,604  (pound)  3,606

               Due from related entities      (pound)15,960   (pound)14,725
                  Conversion expense          (pound)38,930              --

               Revenues                    (pound)2,715,231  (pound)  3,716
                  Trade payables              (pound)22,771              --

          Auracall Limited :
               Due from  related entities      (pound)4,533   (pound)16,196
               Revenues                      (pound)318,774              --

               Trade payables                 (pound)18,040   (pound)12,362
               Commission expense            (pound)171,234   (pound)73,661

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 15 -     FINANCIAL COMMITMENTS

              The Company has annual rent commitments under a non-cancellable operating lease of (pound)38,200, which terminates in December 2012. Rent expense for the two years ended December 31, 2003 and 2002, were (pound)49,500 and (pound)69,100, respectively.

              The Company has a performance based incentive agreement with its Chairman of the Board and Campbeltown for which sets an amount due to such person/entity amounting to 1% of the Company's revenues exclusive of revenues resulting from Story.

              The Company has an 18 month renewable consulting agreement with Campbeltown, which is to expire on November 11, 2004 and is expected to be renewed. Under this agreement Campbeltown agrees to provide (a) analysis of proposed acquisitions; (b) such markets for the Company's telecommunications services in additional countries; (c) formulate strategies for the Company's future growth plans; and (d) introduce potential customers to the Company's business. The Company is obligated to pay Campbeltown (pound)2,000 per month plus an additional performance bonus based upon monthly revenue targets as follows:

              Target Monthly Revenue                   Monthly Bonus
              ----------------------                  --------------
              Up to(pound)125,000                         (pound)--
              From(pound)125,000 to(pound)150,000      (pound)1,250
              From(pound)150,000 to(pound)175,000      (pound)2,500
              Over(pound)175,000                       (pound)2,750

             The Company has commission agreements with various resellers that are entitled to 10% of the revenues that they generate.

             The Company anticipates annual maintenance of equipment to be approximately(pound)50,000.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


On February 12, 2004, the Company closed an offering of 986,737 restricted shares of common stock, with 1,136,737 Warrants A and 986,737 Warrants B. Each Warrant A, which is not freely transferable, entitles the owner to purchase one share, until not later than January/February 2009 at an exercise price of $5.50. Each Warrant B, which is not freely transferable, entitles the owner to purchase one share, until not later than until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange. The Warrants B are exercisable at an exercise price of $3.50 and expire 375 days from the date of purchase of the attached shares of restricted common stock. The Company sold shares with attached Warrants A and B to a total of 16 persons and 8 entities.

During January 2004, the Company granted for services additional 17,510 restricted shares of its common stock with 17,510 each of Warrants A and B attached. During January and February 2004, the Company granted a total of additional 150,000 Warrants A for services.


NOTE 16 -  ECONOMIC DEPENDENCY AND CREDIT RISK

              Approximately, 36% and 18% of total 2003 revenues were derived, respectively, from two customers and approximately 14% and 13% of total 2002 revenues were derived, respectively, from two customers.

              Approximately, 12% and 11% of the total accounts receivable at 2003 were due from two customers.

              Approximately, 31%, 24%, 20% and 15% of the Company's purchases are from four suppliers for the year ended December 31, 2003, and 75% and 19% are from two suppliers for the year ended December 31, 2002.

              The Company may periodically maintain cash balances at a commercial bank in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000.

NOTE 17 -     SEGMENT INFORMATION

              The percentage of the Company's revenues is derived from the following segments. The Company's operations were not segmented in 2002.

              Telephone minute billing plus messaging services,
              including facsimile, nodal, and e-mail related services      55%
              Mobile phone services                                         7%
              Calling cards                                                38%
                                                                        ------
                                                                          100%
                                                                        ======

              The Company has four major types of customers:

               o Residential - These customers either must dial "dial 1 service" or acquire a box that dials automatically.

               o Commercial - Smaller business are treated the same as residential customers. Larger businesses' PBX units are programmed.

               o Governmental agencies - Include the United Nations World Economic Forum, the Argentine Embassy and the Israeli Embassy.

               o Resellers, such as WorldNet and Vsat - We provide them with our telephone and messaging services. For WorldNet we also provide the billing system.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 17 -     SEGMENT INFORMATION (CONTINUED)

Revenues and operating profit:

                                                     YEARS ENDED
                                       -------------------------------------
                                                    DECEMBER 31,
                                       -------------------------------------
                                                2003               2002
                                       -------------------------------------


Telephone & Messaging                        3,996,732
Mobile                                         503,475
calling cards                                2,781,974
Total Revenues                        (pound)7,282,181      (pound)3,741,436

Direct Operating expenses
Telephone & Messaging                        2,370,941
Mobile                                         416,918
calling cards                                2,604,703
Total expenses                               5,392,562             2,369,627

Direct Operating Profit
Telephone & Messaging                        1,625,791
Mobile                                          86,557
calling cards                           (pound)177,271
Total Profits                                1,889,619             1,371,809

Corporate and common operating
expenses.                                    1,223,252             1,056,207
Operating profit                               666,367               315,606
                                        ==============      ================

Assets

The assets of the company are for common usage for all reportable segments.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 18 -    SUBSEQUENT EVENTS

             On February 12, 2004, the Company closed an offering of 986,737 restricted shares of common stock, with 1,136,737 Warrants A and 986,737 Warrants B. The Company sold 969,237 shares of common stock with a Warrant A and B attached for aggregate proceeds of $2,907,700. Each Warrant A, which is not freely transferable, entitles the owner to purchase one share, until not later than January/February 2009 at an exercise price of $5.50. Each Warrant B, which is not freely transferable, entitles the owner to purchase one share, until not later than until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange. The Warrants B are exercisable at an exercise price of $3.50 and expire 375 days from the date of purchase of the attached shares of restricted common stock. The Company sold shares with attached Warrants A and B to a total of 16 persons and 8 entities. During January 2004, the Company granted 17,510 restricted shares of its common stock with 17,500 each of Warrants A and B attached. During January and February 2004, the Company granted a total of 150,000 Warrants A.

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


                        CONSOLIDATED FINANCIAL STATEMENTS
                                   UNAUDITED

                              AS OF June 30, 2004

--------------------------------------------------------------------------------
                           XFONE, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS

                              AS OF June 30, 2004

                                    CONTENTS

                                                                PAGE
                                                                ----

         Balance Sheet                                        F-29-F-30

         Statement of Operations                                 F-31

         Statement of Changes in Shareholders' Equity            F-32

         Statement of Cash Flows                              F-33-F-34

         Notes to Consolidated Financial Statements           F-35-F-52

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                                  BALANCE SHEET

                                                  June              December                   June
                                                  2004                2003                     2004
                                          ----------------    ----------------               ----------
                                               (Unaudited)          (Audited)

                                                                                 Convenience translation into U.S.$
                                                                                 ----------------------------------
Current assets

Cash                                      (pound)1,445,794      (pound)977,008               $2,616,887

Accounts receivable, net                         1,877,077           1,263,824                3,397,509

Prepaid expenses and
other receivables (Note 3)                         527,569             340,944                  954,899

Loan to shareholder (Note 4)                        42,889              54,070                   77,630
                                          ----------------    ----------------               ----------

Total Current Assets                             3,893,330           2,635,846                7,046,925
                                          ----------------    ----------------               ----------

Loan to shareholder (Note 4)                       232,666             232,666                  421,125
                                          ----------------    ----------------               ----------

Fixed assets (Note 5)

Cost                                               801,256             559,786                1,450,272

Less - accumulated depreciation                   -189,376            -138,071                 -342,772
                                          ----------------    ----------------               ----------

Total fixed assets                                 611,880             421,715                1,107,500
                                          ----------------    ----------------               ----------

Total assets                              (pound)4,737,875    (pound)3,290,227               $8,575,550
                                          ================    ================               ==========

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                                  BALANCE SHEET

                                                                 June              December                         June
                                                                 2004                2003                           2004
                                                          ----------------    ----------------                   ----------
                                                             (Unaudited)         (Audited)               Convenience translation
                                                                                                                into U.S.$
Current liabilities
Dividend payable                                          (pound)        -    (pound)   86,270                   $        -
Notes payable - current portion (Note 8)                             4,000               4,000                        7,240
Trade payables                                                   1,656,611           1,637,430                    2,998,469
Other liabilities and accrued expenses (Note 7)                    290,613             379,809                      526,010
Obligations under capital leases - current portion                  98,358              66,774                      178,027
                                                          ----------------    ----------------                   ----------

Total current liabilities                                 (pound)2,049,582    (pound)2,174,283                   $3,709,745

Deferred taxes                                                      36,109              36,109                       65,352
Notes payable (Note 8)                                               1,166               3,166                        2,111
Obligation under capital lease                                     108,834              86,563                      196,989
                                                          ----------------    ----------------                   ----------

Total liabilities                                         (pound)2,195,691    (pound)2,300,121                   $3,974,198
                                                          ----------------    ----------------                   ----------

Minority Interest (Note 2)                                                                                               $0

Shareholders' equity
Preferred stock - 50,000,000 shares authorised, none issued
Common stock:
25,000,000 shares authorised,(pound).0006896 par value;
       6,126,832 issued and outstanding                              4,210               3,530                        7,619
Contributions in excess of shares                                1,570,984             193,514                    2,843,481

Retained earnings                                                  966,990             793,062                    1,750,252
                                                          ----------------    ----------------                   ----------

Total shareholders' equity                                       2,542,184             990,106                    4,601,352
                                                          ----------------    ----------------                   ----------

Total liabilities and shareholders' equity                (pound)4,737,875    (pound)3,290,228                   $8,575,550
                                                          ================    ================                   ==========

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                             STATEMENT OF OPERATIONS

                                                                                                        -----------------------
                                                                                                        Convenience translation
                                                                                                              into U.S.$
                                                                                                        -----------------------
                               Three Months       Three Months        Six Months        Six Months    Three Months    Six Months
                                  June'04            June '03           June '04          June'03       June'04       June '04
                             ----------------   ----------------  ----------------  ----------------    ----------   ----------
                               (Unaudited)         (Unaudited)        (Unaudited)       (Unaudited)   (Unaudited)    (Unaudited)
Revenues                     (pound)2,232,495   (pound)1,410,947  (pound)4,539,710  (pound)2,485,609    $4,040,816   $8,216,875
Cost of revenues                  - 1,615,797           -870,109        -3,177,036        -1,452,333    -2,924,592  -$5,750,435

Gross profit                          616,698            540,838         1,362,674         1,033,276     1,116,224    2,466,440
                             ----------------   ----------------  ----------------  ----------------    ----------   ----------

Operating expenses: (Note 13)
Research and development              -10,000            -10,000           -20,000           -19,000       -18,100      -36,200
Marketing and selling                -319,591           -211,616          -686,798          -449,523      -578,460   -1,243,104
General and administrative           -187,480           -214,563          -421,648          -344,554      -339,339     -763,183
                             ----------------   ----------------  ----------------  ----------------    ----------   ----------

Total operating expenses             -517,071           -436,179        -1,128,446          -813,077      -935,899   -2,042,487
                             ----------------   ----------------  ----------------  ----------------    ----------   ----------

Operating profit                       99,627            104,659           234,228           220,199       180,325      423,953
Financing expenses - net (Note 13)     18,073             -3,509             7,228           -10,864        32,712       13,082
Other income                            1,709             -2,954             7,022               200         3,093       12,711
                             ----------------   ----------------  ----------------  ----------------    ----------   ----------
Income before taxes and
minority Interest                     119,409             98,196           248,478           209,535       216,130      449,746

Minority Interest                                                                                                             0
                             ----------------   ----------------  ----------------  ----------------    ----------   ----------
Income Before taxes                   119,409             98,196           248,478           209,535       216,130      449,746

Taxes on income                       -48,550            -20,000           -74,550           -37,000       -87,876     -134,936
                             ----------------   ----------------  ----------------  ----------------    ----------   ----------

Net income                      (pound)70,859      (pound)78,196    (pound)173,928    (pound)172,535      $128,255     $314,810
                             ================   ================  ================  ================    ==========   ==========

Earnings Per Share:
Basic                             (pound)0.01        (pound)0.01       (pound)0.03       (pound)0.03         $0.02        $0.05
                             ================   ================  ================  ================    ==========   ==========

Diluted                           (pound)0.01        (pound)0.01       (pound)0.02       (pound)0.03         $0.01        $0.04
                             ================   ================  ================  ================    ==========   ==========

                                                                                        Exchange rate 1.81 Dollar per Pound

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                    Number of                     Contributions                        Total
                                     Ordinary                     in excess of       Retained      Shareholders'
                                      Shares     Share Capital     par value         Earnings          Equity
                                    ---------    ------------    --------------   --------------   --------------
Balance at January 1, 2003          5,060,889    (pound)3,490    (pound)180,219   (pound)457,887   (pound)641,596
Issuance of shares                     56,795              40            13,295                -           13,335
Net income                                  -               -                 -          421,445          421,445
Dividend payable                                                                         -86,270          -86,270
                                    ---------    ------------    --------------   --------------   --------------

Balance at December 31, 2003        5,117,684    (pound)3,530    (pound)193,514   (pound)793,062   (pound)990,106
                                    ---------    ------------    --------------   --------------   --------------


Balance at January 1, 2004          5,117,684           3,530           193,514          793,062   (pound)990,106
Issuance of shares                  1,009,148             680         1,377,470                - (pound)1,378,150
Net income                                  -               -                 -          173,928   (pound)173,928
                                    ---------    ------------    --------------   --------------   --------------

Balance at June 30, 2004            6,126,832    (pound)4,210  (pound)1,570,984   (pound)966,690 (pound)2,542,184
                                    =========    ============    ==============   ==============   ==============

Convenience translation into U.S.$:
Balance at January 1, 2004          5,117,684          $6,495          $356,066       $1,459,234       $1,821,795
Issuance of shares                  1,009,148           1,231         2,493,220                -       $2,494,451
Net income                                  -               -                 -          314,810         $314,810
Change of currency rates                                 -107            -5,805          -23,792         -$29,704
                                    ---------    ------------    --------------   --------------   --------------

Balance at June 30, 2004            6,126,832          $7,619        $2,843,481       $1,750,252       $4,601,352
                                    =========    ============    ==============   ==============   ==============

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS

                                                       Six months          Six months           Year             Six months
                                                         Jun-30             Jun-30             Dec-31              Jun-30
                                                          2004               2003               2003                2004
                                                       (Unaudited)        (Unaudited)         (Audited)           (Unaudited)
                                                                                                                 Convenience
                                                                                                               translation into
                                                                                                                    U.S.$
                                                                                                              ------------------
Cash flow from operating activities
Net income                                           (pound)173,928      (pound)172,535      (pound)421,445   $         314,810
Adjustments to reconcile net cash
provided by (used in) operating activities                 -965,068             259,609             234,898          -1,746,776
                                                   ----------------      --------------      --------------   -----------------
Net cash provided by operating activities                  -791,140             432,144             656,343          -1,431,966
                                                   ----------------      --------------      --------------   -----------------

Cash flow from investing activities
Investments made in year                                         --                  --                  --                  --

Purchase of equipment                                       -83,809            -179,421            -108,270            -151,694
                                                   ----------------      --------------      --------------   -----------------
Net cash used in investing activities                      - 83,809            -179,421            -108,270            -151,694
                                                   ----------------      --------------      --------------   -----------------

Cash flow from financing activities
Repayment of long term debt                                  -2,000              52,109              -4,001              -3,619
Repayment of capital lease obligation                        53,856                  --             -55,862              97,475
Proceeds from issuance of long term debt                         --              24,906                  --              --
Proceed from sale of fixed assets                                --                  --               3,500                  --
Proceed from issue of Capital stock                              --                  --              13,335               --
Dividend paid                                               -86,270             -63,261                  --            -156,149
Proceeds from issuance of common stock                    1,378,150               9,335                  --           2,494,451
                                                   ----------------      --------------      --------------   -----------------
Net cash provided by financing activities                 1,343,736              23,089             -43,028           2,432,158
                                                   ----------------      --------------      --------------   -----------------
Net increase in cash                                        468,786             275,812             505,045             848,498
Difference rates of exchange                                                                                            -29,306
Cash, beginning of year                                     977,008             471,963             471,963           1,797,695
                                                   ----------------      --------------      --------------   -----------------
Cash at end of quarter                             (pound)1,445,794      (pound)747,775      (pound)977,008   $       2,616,887
                                                   ================      ==============      ==============   =================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
For the period ended June 30, 2004

                                                       Six months          Six months           Year             Six months
                                                         Jun-30             Jun-30             Dec-31              Jun-30
                                                          2004               2003               2003                2004
                                                       (Unaudited)        (Unaudited)         (Audited)           (Unaudited)
                                                                                                                 Convenience
                                                                                                               translation into
                                                                                                                    U.S.$
                                                                                                              ------------------
Acquiring equipment under capital lease
obligation                                           (pound)157,660                  --       (pound)86,316   $         285,364

Issuance of shares of common stock for
Compensation for professional services
Number of shares                                             52,500                  --              45,014              52,500

Amount                                                (pound)28,533                  --       (pound)28,775   $          51,645

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                        STATEMENTS OF CASH FLOWS (Cont.)


(1) Adjustments to reconcile net income to net cash provided by operating activities

                                                       Six months          Six months           Year             Six months
                                                         Jun-30             Jun-30             Dec-31              Jun-30
                                                          2004               2003               2003                2004
                                                       (Unaudited)        (Unaudited)         (Audited)           (Unaudited)
                                                                                                                 Convenience
                                                                                                               translation into
                                                                                                                    U.S.$
                                                                                                              ------------------
Depreciation                                          (pound)51,305       (pound)38,511       (pound)89,592     $92,861
Bad debt expense                                              9,274                  --             109,532              16,785

Stock issued for professional services                       28,533                  --                  --              51,644
                                                   ----------------      --------------      --------------   -----------------
                                                             89,112              38,511             199,124             161,290
Changes in assets and liabilities:
Increase in equipment held under capital lease             -157,660
-285,365
Increase in trade receivables                              -622,527            -125,916            -412,627          -1,126,774
(Increase)decrease in other receivables & prepaid expenses -186,625               4,497            -160,359            -337,791
Decrease (Increase) in shareholder loans                     11,181             -18,366              16,394              20,237
Dividend payable                                                                                    -63,261                   0
Decrease (Increase) in trade payables                        19,180             297,563             461,247              34,716
Decrease (Increase) in other payables                      -117,729              63,320             183,271            -213,089
Minority Interest                                                                                                             0
Increase in deferred taxes                                       --                  --              11,109                  --
                                                   ----------------      --------------      --------------   -----------------
Total adjustments                                        -1,054,180             221,098              35,774          -1,908,066
                                                   ----------------      --------------      --------------   -----------------
                                                    (pound)-965,068     (pound) 259,609      (pound)234,898   $       1,746,776
                                                   ================      ==============      ==============   =================


              The accompanying notes are an integral part of these
                       consolidated financial statements

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Nature of Business

      A. Xfone, Inc. ("Xfone") was incorporated in Nevada, U.S.A. in September, 2000 and is a provider of long distance voice and data telecommunications services, primarily in the United Kingdom. The financial statements consolidate the During the period the Company has made an investment in Xfone Communication Ltd, a company located in Israel, and owns 74%. The remaining 26% is shown as a Minority Interest. The financial statements consolidate the operations of Xfone, Swiftnet Limited. ("Swiftnet"), its wholly owned U.K. subsidiary and Xfone Communication Ltd. (collectively the "Company").

      B. The financial statements of the company have been prepared in Sterling ("(pound)") since this is the currency of the prime economic environment, the U.K., in which the operations of the Company are conducted. Transactions and balances denominated in Sterling are presented at their original amounts. Transactions and balances in other currencies are translated into Sterling in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52 of the U.S. Financial Accounting Standards Board ("FASB"). Accordingly, items have been translated as follows: Monetary items - at the exchange rate effective at the balance sheet date. Revenues and expense items - at the exchange rates in effect at the date of recognition of those items. Exchange gains and losses from the aforementioned translation are included in financing expenses, net.

      C. The financial statements have been translated into U.S. dollars using the rate of exchange of the U.S. dollar at June 30, 2004. The translation was made solely for the convenience of the readers. It should be noted that the (pound) figures do not necessarily represent the current cost amounts of the various elements presented and that the translated U.S. dollars figures should not be construed as a representation that the (pound) currency amounts actually represented, or could be converted into, U.S. dollars. The representative rate of exchange of the (pound) at June 30, 2004 was (pound)1 = 1.81 U.S.$.

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 2 - Significant Accounting Policies

      The financial statements are prepared in accordance with generally accepted accounting principles in the United States. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are as follows:

      A. Principles of Consolidation and Basis of Financial Statement Presentation - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

            A minority interest in the loss of a subsidiary will cease to be recorded when it's respective equity interest is reduced to zero and below. Such unrecorded minority losses will only be recorded as the respective subsidiary's future profits exceed such cumulative unrecorded losses.

      B.    Accounts Receivable

            Accounts receivable are recorded at net realizable value consisting of the carrying amount less the allowance for uncollectible accounts.

            The Company uses the allowance method to account for uncollectible accounts receivable balances. Under the allowance method, and estimate of uncollectible customer balances is made using factors such as the credit quality of the customer and the economic conditions in the market. Accounts are considered past due once the unpaid balance is 90 days or more outstanding, unless payment terms are extended. When an account balance is past due and attempts have been made to collect the receivable through legal or other means the amount is considered uncollectible and is written off against the allowance balance.

            At June 30, 2004 and at December 31, 2003 the accounts receivable are presented net of an allowance for doubtful accounts of (pound)152,266 and (pound)142,993, respectively.

      C.    Investments

            Investments in companies in which the company has a 20% to 50% interest are carried at cost, adjusted for the Company's proportionate share of their undistributed earnings or losses.

      D.    Equipment

            Equipment is stated at cost. Depreciation is calculated by the declining balance method over the estimated useful lives of the assets. Annual rates of depreciation are as follows.

                                       Method                   Useful Life
                                       ------                   -----------
           Switching equipment         straight line            10 years
           Machinery and equipment     reducing balance         4 years
           Furniture and fixtures      reducing balance         4 years
           Motor vehicles              reducing balance         4 years

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

Note 2 -  Significant Accounting Policies (Cont.)

      E.    Revenue Recognition

            The Company's source of revenues results from charges to customers for the call minutes they use while on the Company's telecommunications system. Such revenues are recognized at the time this service is rendered. Amounts prepaid by customers are deferred and recorded as a liability and then recorded as revenue when the customer utilizes the service. Messaging services customers are being charged on a per minute basis, per fax page or email. Commissions to agents are accounted as marketing costs for the Company.

            Management believes that the Company's revenue recognition policies are in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101).

      F.    Reclassification

            Certain reclassification of 2003 amounts have been made to conform to the 2004 presentation.

      G.    Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reports amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      H.    Earnings Per Share

            Earnings per share are calculated and reported in accordance with Statement of Financial Accounting Standards No. 128, Earning Per Share ("EPS") ("SFAS 128"). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock that then shared in the earnings of the entity.

      I.    Income Taxes

            Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

Note 2 Significant Accounting Policies (Cont.)

      J.    Stock-Based Compensation

            The Company accounts for equity-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." All equity-based awards to non-employees are accounted for their fair value in accordance with SFAS No. 123. Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price.

      K.    New Accounting Pronouncements

            In December 2002, the FASB issued SFAS No. 148 "Accounting For Stock-Based Compensation - "Transition and Disclosure" which provides alternative methods of transition for voluntary change to fair value based method of accounting for stock-based employee compensation. The Company does not have any formal equity based compensation arrangements. However, when it does issue equity as compensation it continues to account for such transactions in accordance with provisions of APB No. 25 as permitted under the provisions of SFAS No. 123 (see item J above). The effect of this statement is not expected to have a material impact on the Company's financial condition, results of operations or cash flows.

            The FASB issued Interpretation No 46 (FIN 46), "Consolidation of Variable Interest Entities," in January 2003 and amended the Interpretation in December 2003. FIN 46 requires an investor with a majority of the variable interests (primary beneficiary) in a variable interest entity (VIE) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the voting equity investors do not have a controlling financial interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. Development-stage entities that have sufficient equity invested to finance the activities they are currently engaged in and entities that are businesses, as defined in the Interpretation, are not considered VIE'S. The provisions of FIN 46 were effective immediately for all arrangements entered into with new VIE's created after January 31, 2003. Intel has completed a review of its investments to determine whether Xfone is the primary beneficiary of any such VIE's. The review did not identify any VIE's that would require consolidation or any significant exposure to VIE's that would require disclosure.

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

Note 3 - Prepaid Expenses and Other Receivables

                                               Jun-30        Dec-31             Jun-30
                                           -----------------------------------------------------
                                                2004          2003               2004
                                           -----------------------------------------------------
                                                                               Convenience
                                                                             translation into
                                                                                  US$
Due from Swiftglobal, Ltd.
(non-affiliated entity)                     (pound)28,687  (pound)37,687        $51,923
Other prepaid expenses                            153,810        117,650        278,396
Due from Story Ltd (affiliated entity)             15,960         15,960         28,888
Due from Auracall Ltd (affiliated entity)          70,000                       126,700
Due from WS Telecom (see Note 18)                  51,289                        92,833
Others receivables                                207,823        169,647        376,159
                                           -----------------------------     ----------
                                           (pound)527,569 (pound)340,944       $954,899
                                           =============================     ==========

Note 4 - Loan to the Chairman of the Board and Shareholder

            The Company has a non-interest bearing demand loan of (pound)42,889 due from shareholders. In addition, the Company has a non-interest bearing loan of (pound)232,666 due from such shareholders. Which has been classified as nonrcurrent and is to be repaid as follows:

                       2004               (pound)42,889
                       2005                     116,333
                       2006                     116,333
                                         --------------
                                         (pound)275,555
                                         ==============

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 5 -  Fixed Assets

                                                              June 30,           Dec 31,          June 30,
                                                        ----------------------------------   -----------------
                                                                2004              2003              2004
                                                        ----------------------------------   -----------------
                                                                                                  Convenience
                                                                                                 translation
                                                                                                  into US$
                                                                                             -----------------
          Cost
          Equipment held under capital lease            (pound)522,237      (pound)364,577   $         945,249
          Office furniture and equipment                        27,978              26,593              50,639
          Development costs                                     60,060              32,060             108,709
          Computers Equipment                                  190,981             136,556             345,675
                                                        ----------------------------------   -----------------
                                                        (pound)801,256      (pound)559,786   $       1,450,272
                                                        ==================================   =================

          Accumulated Depreciation
          Equipment held under capital lease             (pound)90,198       (pound)61,869   $         163,259
          Office furniture and equipment                        12,011               9,730              21,739
          Development costs                                     23,538              16,030              42,603
          Computers Equipment                                   63,629              50,442             115,171
          Motor Vehicle                                                                                     --
                                                        ----------------------------------   -----------------
                                                        (pound)189,376      (pound)138,071   $         342,772
                                                        ==================================   =================

Note 6 -  Investments

      The Company has investments in two business ventures of approximately 47 1/2% of Auracall Limited and 40% of Story, both start up entities in the U.K. Through June 30, 2004, these entities cumulative respective net losses have exceeded the Company's investments therein, respectively. Accordingly, such investments have been reduced to zero. Story and Auracall Limited buy their telecommunications services from the Company.

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

Note 7 -   Other Liabilities and Accrued Expenses

                                                              June 30,           Dec 31,          June 30,
                                                        ----------------------------------   -----------------
                                                                2004              2003              2004
                                                        ----------------------------------   -----------------
                                                                                                 Convenience
                                                                                                 translation
                                                                                                   into US$
                                                                                                ------------
      Corporate taxes                              (pound)182,767      (pound)289,777           $   330,808
      Professional fees                                    81,902              29,545               148,243
      Payroll and other taxes                              14,837              48,452                26,856
      Due to Auracall Ltd. (Affiliated entity)                275                   0
      Others                                               11,107              11,760                20,103
                                                   ----------------------------------      -----------------
                                                   (pound)290,613      (pound)379,809           $   526,010
                                                   ==================================      =================

Note 8 -   Notes Payable

                                                              June 30,           Dec 31,          June 30,
                                                        ----------------------------------   -----------------
                                                                2004              2003              2004
                                                        ----------------------------------   -----------------
                                                                                                 Convenience
                                                                                                 translation
                                                                                                  into US$
                                                                                                 ------------
      First National Finance - maturity 2004-5,
      annual interest rate 7.16%                        (pound)4,000        (pound)4,000          $    7,240

      Newcourt - maturity 2004-5, annual interest              1,166               3,166               2,111
      Rate 7.16%                                        ---------------------------------         -----------
                                                               5,166               7,166               9,351
      Less: current portion                                   -4,000              -4,000              -7,240
                                                        ---------------------------------         -----------

      Notes payable - non current                       (pound)1,166        (pound)3,166          $    2,111
                                                        ================================          ==========

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

Note 8 -   Notes Payable (cont.)

        B. Maturities of notes payable are as follows

                                                          Convenience
                                                      translation into U.S.$
                                                      ----------------------
            June 30,
            --------
             Year 1              (pound)4,000               $7,240
             Year 2                     1,166                2,111
                                 ------------               ------
                                 (pound)5,166               $9,351
                                 ============               ======

Note 9 -   Capital Lease Obligations

      The Company is the lessee of switching equipment under capital leases expiring in various years through 2007. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expenses for 2004.

      Minimum future lease payments under capital leases as of June 30, 2004 for each of the next five years are:

                                                                                        Convenience
                                                                                        translation
                                                                                         into U.S.$
                                                                                        -----------
         Jun-30
         ------
         Year 1                                          (pound)115,147                    $208,415
         Year 2                                                  80,355                     145,442
         Year 3                                                  43,167                      78,132
         Year 4
                                                         --------------                    --------
       Total minimum lease payments                             238,669                     431,989
       Less: amount representing interest                       -31,477                     -56,973
                                                         --------------                    --------
       Present value of net minimum lease payment        (pound)207,192                    $375,016
                                                         ==============                    ========

       Interest rates on capitalized leases vary up to 9.6%, per annum.

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 10 - INCOME TAXES

          The Company accounts for income taxes under the provisions of SFAS
          109. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carry forward. The Company does not file consolidated tax returns.

          The following table reflects the Company's deferred tax liabilities at June 30, 2004:

          The following table reflects the Company's deferred tax assets and (liabilities) at June 30, 2004:

                                                                               Convenience
                                                                         translation into U.S.$
                                                                         ----------------------

          Accelerated tax writeoff of fixed assets     (pound)36,109                $65,352
                                                       -------------       -----------------

          Deferred Tax liability                       (pound)36,109                $65,352
                                                       =============       =================

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 11 - CAPITAL STRUCTURE, STOCK OPTIONS AND DIVIDEND

          In connection with a Stock Purchase Agreement, clarified on July 30, 2001, Campbeltown Business Limited ("Campbeltown"), an entity owned by the Nissenson family including the Company's President and Principal Executive Officer, a shareholder, holds options from the Company and one of its directors to purchase 500,000 additional shares of the Company for the amount of $200,000. This transaction can be executed either by the Company issuing new shares, or by the director selling his private shares as long as he has an adequate amount of shares, as the director will decide. This option will expire on December 31, 2005

          The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no pre-emptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

          During January 2004, the Company issued 17,500 shares and 17,500 warrants A, and 17,500 warrants B for consulting services. In addition the Company granted 100,000 warrants A for legal services. During February, 2004 the Company granted 50,000 warrants A for consulting services.

          On February 12, 2004, the Company closed an offering of 986,737 restricted shares of common stock, with 1,136,737 Warrants A and 986,737 Warrants B. The Company sold 969,237 shares of common stock with a Warrant A and B attached for aggregate proceeds of (pound)1,580,278. Costs associated with this funding were (pound)202,128 from the proceeds of the offering and an additional 150,000 Warrant A, valued at 33,179. Each Warrant A, which is not freely transferable, entitles the owner to purchase one share, until not later than January/February 2009 at an exercise price of $5.50. Each Warrant B, which is not freely transferable, entitles the owner to purchase one share, until not later than until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange. The Warrants B are exercisable at an exercise price of $3.50 and expire 375 days from the date of purchase of the attached shares of restricted common stock. The Company sold shares with attached Warrants A and B to a total of 16 persons and 8 entities.

          The offering agreement requires the Company to issue additional shares for nil consideration to the participants of the offering under certain conditions, as defined. Accordingly, during June 2004 the Company recognised it's obligation to issue 22,411 shares.

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 12 - EARNINGS PER SHARE

                                                                                 SIX MONTHS JUNE 2004
                                                         -------------------------------------------------------------------
                                                                               Weighted Average
                                                            INCOME          SHARES        PER SHARE        PER SHARE
                                                          (NUMERATOR)    (DENOMINATOR)     AMOUNTS          AMOUNTS
                                                         ------------   --------------   ----------   ----------------------
                                                                                                           Convenience
                                                                                                      translation into U.S.$
                                                                                                      ----------------------
          Net Income                                    (pound)173,928
          BASIC EPS:
            Income available to common stockholders     (pound)173,928     5,863,339    (pound)0.03           $0.05
          Effect of dilutive securities:
            Options and warrants                                           1,967,605
          DILUTED EPS:
            Income available to common stockholders     (pound)173,928     7,830,944    (pound)0.02           $0.04


                                                                                THREE MONTHS JUNE 2004
                                                         -------------------------------------------------------------------
                                                                               Weighted Average
                                                            INCOME          SHARES        PER SHARE        PER SHARE
                                                          (NUMERATOR)    (DENOMINATOR)     AMOUNTS          AMOUNTS
                                                         ------------   --------------   ----------   ----------------------
                                                                                                           Convenience
                                                                                                      translation into U.S.$
                                                                                                      ----------------------
          Net Income                                     (pound)70,859
          BASIC EPS:
            Income available to common stockholders      (pound)70,859     6,115,626    (pound)0.01           $0.02
          Effect of dilutive securities:
            Options and warrants                                           2,623,474
          DILUTED EPS:
            Income available to common stockholders      (pound)70,859     8,739,100    (pound)0.01           $0.01

--------------------------------------------------------------------------------
                          Xfone, Inc. and Subsidiaries
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 13 - SELECTED STATEMENT OF OPERATIONS DATA

                                  Six Months      Six Months     Three Months   Three Months     Three Months  Six Months
                                    JUNE            JUNE             JUNE           JUNE            JUNE          JUNE
                                    2004            2003             2004           2003            2004          2004
                                -----------------------------  ------------------------------    ------------------------
A. MARKETING & SELLING:                                                                     Convenience translation into U.S.$

Advertising                     (pound)26,093   (pound)15,355    (pound)7,327   (pound)10,269       $13,260     $47,227
Consultancy                            33,138          57,223          19,539          45,653        35,371      59,984
Commissions                           616,843         376,945         282,000         155,694       510,418   1,116,483
Others                                 10,725              --          10,725               0        19,411      19,410
                                -------------------------------------------------------------      --------------------

                               (pound)686,798  (pound)449,523  (pound)319,591  (pound)211,616      $578,460  $1,243,104
                                =============================================================      ====================

B. GENERAL & ADMINISTRATIVE:
Salaries & benefits            (pound)188,316  (pound)154,437   (pound)94,433   (pound)88,529      $170,924    $340,853
Rent & maintenance                     83,706          39,690          50,849          17,376        92,039     151,507
Communications                         17,973          52,410          15,100          43,876        27,331      32,531
Professional fees                      95,868          91,121          10,109          48,956        18,297     173,522
Bad debts                               9,274         -10,000               0         -10,000             0      16,785
Depreciation                           19,682          16,896          10,159          18,697        18,388      35,625
Others                                  6,830               0           6,830           7,129        12,360      12,360
                                -------------------------------------------------------------      --------------------

                               (pound)421,648  (pound)344,554  (pound)187,480  (pound)214,563      $339,339    $763,183
                                =============================================================      ====================

--------------------------------------------------------------------------------
                          XFONE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 13 - SELECTED STATEMENT OF OPERATIONS DATA (cont.)

                                     Six Months      Six Months     Three Months   Three Months     Three Months  Six Months
                                       JUNE            JUNE             JUNE           JUNE            JUNE          JUNE
                                       2004            2003             2004           2003            2004          2004
                                   -----------------------------  ------------------------------    ----------------------
C. FINANCING EXPENSES, NET:                                                                        Convenience translation
                                                                                                          into U.S.$

Bank charges                        (pound)2,152     -(pound)317   -(pound)2,861   -(pound)4,438       $3,895      -$5,178
Interest on capital leases                 6,428           3,650           3,931           2,682       11,635       $7,115
Foreign currency exchange                -24,605          -1,357         -23,083           1,863      -44,535     -$41,780
Other interest and charges                 8,797           8,887           3,940           3,402       15,923       $7,131
                                   -------------------------------------------------------------    ----------------------

                                   -(pound)7,228   (pound)10,864  -(pound)18,073    (pound)3,509     -$13,082     -$32,712
                                   =============================================================    ======================

--------------------------------------------------------------------------------
                          XFONE, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

         NOTE 14 - RELATED PARTY TRANSACTIONS
         Refer to notes 4 and 11 for additional related party activity

                                          Three Months                 Six Months            Year ended    Three months  Six Months
                                ----------------------------  ----------------------------   ----------    ------------------------
                                    JUNE '04      JUNE '03       JUNE '04       JUNE '03      DEC '03        JUNE '04     JUNE '04
                                ----------------------------  ----------------------------   ----------    ------------------------
                                                                                                      Convenience translations into
                                                                                                               U.S. Dollar

Shareholder's salaries          (pound)24,000  (pound)24,000  (pound)48,000  (pound)39,000  (pound)  --       $43,440      $86,880
Bonus                                   5,000                         5,000                                     9,050

CAMBELTOWN BUSINESS LIMITED:

         Fees                          12,133          9,467         25,355         20,906                    219,561       45,892
         Consultancy                   14,250         14,250         28,500         23,106                     25,792       51,586
         Trade payables                 6,472                         6,472                       6,950        11,714       11,714

VISION CONSULATANTS LIMITED:

         Fees                          13,222         11,439         25,355         20,906                     23,932       45,892

STORY TELECOM LIMITED:

         Revenues                     993,398        340,588      1,980,193        394,938                  1,798,050    3,584,149
         Cost of Revenues             939,244        321,309      1,868,107        372,583                  1,700,031    3,381,273
         Due from Story Telecom (net) 783,863                       783,863                     422,793     1,418,792    1,418,792

AURACALL LIMITED:

         Revenues                     211,177         23,491        369,899         82,501                    382,230      669,517
         Cost of Revenues              91,654         11,888        166,290         31,229                    165,894      300,985
         Commissions                  106,278          7,348        180,920         36,650                    192,363      327,465
         Due from Auracall (net)       49,097                        49,097                                    88,866       88,866
         Trade payable                                                                           18,040

NOTE 15 -  FINANCIAL COMMITMENTS

The Company has annual rent commitments under a non-cancelable operating lease of (pound)38,200, which terminates in December 2012. Rent expense for the two quarters ended June 30, 2004 and 2003, was (pound)27,396 & (pound)26,267

The Company has a performance based incentive agreement with its Chairman of the Board and Campbeltown for which sets an amount due to such person/entity amounting to 1% of the Company's revenues exclusive of revenues resulting from Story.

The Company has an 18 month renewable consulting agreement with Campbeltown, which is to expire on November 11, 2004 and is expected to be renewed. Under this agreement Campbeltown agrees to provide (a) analysis of proposed acquisitions; (b) such markets for the Company's telecommunications services in additional countries; (c) formulate strategies for the Company's future growth plans; and (d) introduce potential customers to the Company's business. The Company is obligated to pay Campbeltown (pound)2,000 ($3,620) per month plus an additional performance bonus based upon monthly revenue targets as follows:

     Target Monthly Revenue                   Monthly Bonus    Convenience Translation US$
     ----------------------                   --------------   ---------------------------
     Up to (pound)125,000                                --                 --
     From (pound)125,000 to (pound)150,000     (pound)1,250             $2,263
     From (pound)150,000 to (pound)175,000     (pound)2,500             $4,525
     Over (pound)175,000                       (pound)2,750             $4,978

The Company has commission agreements with various resellers that are entitled to 10% of the revenues that they generate.

The Company anticipates annual maintenance of equipment to be approximately (pound)50,000 ($90,050).

During January 2004, the Company issued 17,500 shares and 17,500 warrants A, and 17,500 warrants B for consulting services. In addition the Company granted 100,000 warrants A for legal services. During February, 2004 the Company granted 50,000 warrants A for consulting services.

On February 12th, 2004, the Company closed an offering of 986,737 restricted shares of common stock, with 1,136,737 Warrants A and 986,737 Warrants B. Each Warrant A, which is not freely transferable, entitles the owner to purchase one share, until not later than January/February 2009 at an exercise price of $5.50. Each Warrant B, which is not freely transferable, entitles the owner to purchase one share, until not later than until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange. The Warrants B are exercisable at an exercise price of $3.50 and expire 375 days from the date of purchase of the attached shares of restricted common stock. The Company sold shares with attached Warrants A and B to a total of 16 persons and 8 entities.

In February 2004 the Company issued 986,737 shares in a private placement. According to the agreement the Company is committed to issue additional 2% of the shares issued, for every month or proportionally for part of a month, up to twelve months, that exceeds 120 days from the closing of the transaction, while the registration statement is not declared effective by the SEC. As of August 16, 2004 the registration statement is not effective. If the registration statement is not declared effective until February 11, 2005, the maximum number of shares that the company might issue under this agreement is 236,816.

NOTE 16 - ECONOMIC DEPENDENCY AND CREDIT RISK

Approximately, 44% of total half year ended June 2004, revenues and 43% of Accounts Receivable are derived from one customer Story Telecom.

The Company may periodically maintain cash balances at a commercial bank in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000.

NOTE 17 - SEGMENT INFORMATION

      The percentage of the Company's revenues is derived from the following segments.

                                                           Three Months   Three Months   Six Months   Six Months
                                                             JUNE '04       JUNE '03      JUNE '04     JUNE '03
                                                           ------------   ------------   ----------   ----------
Telephone minute billing plus messaging services,
including facsimile, nodal, and e-mail related services         48%            70%            48%          76%
Mobile phone services                                            3%             4%             4%           6%
Calling cards                                                   49%            26%            48%          18%
                                                              -----          -----          -----        -----
                                                               100%           100%           100%         100%
                                                              =====          =====          =====        =====

The Company has four major types of customers:

      o Residential - These customers either must dial "dial 1 service" or acquire a box that dials automatically.

      o Commercial - Smaller business are treated the same as residential customers. Larger businesses' PBX units are programmed.

      o Governmental agencies - Include the United Nations World Economic Forum, the Argentine Embassy and the Israeli Embassy.

      o Resellers, such as WorldNet and Vsat - We provide them with our telephone and messaging services. For WorldNet we also provide the billing system.

                              Three Months      Three Months     Three Months      Six Months        Six Months      Six Months
                                JUNE '04          JUNE '03         JUNE '04         JUNE '04          JUNE '03        JUNE '04
                             ---------------    -------------   --------------   --------------    -------------    -------------
                                                                 Convenience                                          Convenience
                                                                 Translation                                          Translation
                                                                   into USD                                             into USD
Revenues

Telephone & Messaging       (pound)1,061,198    (pound)997,589   $1,920,768     (pound)2,162,866  (pound)1,867,761    $3,914,787
Mobile                         (pound)66,655     (pound)51,865     $120,645       (pound)186,215    (pound)160,745      $337,049
Calling Cards               (pound)1,104,642    (pound)361,493   $1,999,402     (pound)2,190,629    (pound)457,103    $3,965,038
                            ------------------------------------------------    ------------------------------------------------
Total Revenues              (pound)2,232,495  (pound)1,410,947   $4,040,815     (pound)4,539,710  (pound)2,485,609    $8,216,874
                            ------------------------------------------------    ------------------------------------------------

Direct Operating Expenses

Telephone & Messaging         (pound)812,320    (pound)563,139   $1,470,299     (pound)1,599,153  (pound)1,139,724    $2,894,467
Mobile                         (pound)57,153     (pound)49,491     $103,447       (pound)160,111    (pound)149,380      $289,801
Calling Cards               (pound)1,028,324    (pound)344,111   $1,861,266     (pound)2,034,614    (pound)424,267    $3,682,651
                            ------------------------------------------------    ------------------------------------------------
Total Expenses              (pound)1,897,797    (pound)956,741   $3,435,012     (pound)3,793,878  (pound)1,713,371    $6,866,919
                            ------------------------------------------------    ------------------------------------------------
Direct Operating Profit

Telephone & Messaging         (pound)248,878    (pound)434,450     $450,469       (pound)563,713    (pound)728,037    $1,020,321
Mobile                          (pound)9,502      (pound)2,374      $17,199        (pound)26,104     (pound)11,365       $47,248
Calling Cards                  (pound)76,318     (pound)17,348     $138,136       (pound)156,015     (pound)32,836      $282,387
                            ------------------------------------------------    ------------------------------------------------
Total Profits                 (pound)334,698    (pound)454,172     $605,803       (pound)745,832    (pound)772,238    $1,349,956
                            ------------------------------------------------    ------------------------------------------------

Corporate and common
operating expenses            (pound)235,070    (pound)336,180     $425,477       (pound)511,603    (pound)552,038      $926,001

Operating Profit               (pound)99,628    (pound)118,026     $180,327       (pound)234,229    (pound)220,199      $423,954

Assets

The assets of the company are for common usage for all reportable segments.

NOTE 18 -     SUBSEQUENT EVENTS

On April 15, 2004, the Company established an Israel based subsidiary, Xfone Communication Ltd. On July 4, 2004 the Ministry of Communications of the state of Israel granted Xfone Communication a license to provide international telecom services in Israel.

According to the Israeli government regulations and the license, at least 26% of Xfone Communication holdings are to be owned by Israeli citizens who reside in Israel. Xfone Communication is owned 74% by the Company and 26% by H.S.N. Communication Investments Ltd., an Israel based company, that is owned: 40% by Mrs. Naama Harish, the wife of Dr. Eyal Harish, a member of the Company's Board of Directors, 40% by Dionysos Investments Ltd., a company owned by members of the family of Mr. Guy Nissenson, the Company's Chief Executive Officer, and 20% by Margo Sport Ltd., a company owned by Mr. Giora Spigel and his wife.

Xfone Communication Ltd., received a credit facility from Bank Hapoalim B.M. in Israel to finance its activities. The credit facility includes a 10 Million NIS (New Israeli Shekel) Bank Guarantee in favor of the Government of Israel, a revolving credit line of 1 million NIS and an on call short term credit line of 850,000 NIS. In addition, the bank made available for Xfone Communication a long term facility of 3,150,000 NIS to procure equipment. As of September 1, 2004, the Company secured the credit facility with a cash deposit of $1,000,000, a floating charge on Xfone Communication's assets and personal collateral by Mr. Keinan. In addition, the Company, Swiftnet Limited and H.S.N. Communication Investments Ltd. issued a Letter of Guarantee, unlimited in amount, in favor of the bank, guaranteeing all debt and indebtedness of Xfone Communication towards the bank. As of September 1, 2004 the Company used only the Bank Guarantee and approximately $45,000.

The Company plans to start providing services in Israel through Xfone Communication by November 1, 2004.

On May 28, 2004, the Company entered into an agreement to acquire WS Telecom Inc., a Mississippi corporation, and its two wholly owned subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, through the merger of WS Telecom into the Company's wholly owned subsidiary Xfone USA, Inc. The Company anticipates that this acquisition will require approximately $1,000,000 for working capital.

The terms and conditions of the Agreement provide that:

            1) all of WS Telecom's issued and outstanding capital stock will be acquired and converted into the right to receive from the Company certain shares of the Company's restricted common stock and warrants convertible into shares of the Company's common stock;

            2) the Company will issue a number of shares of its restricted common stock with an agreed market value of $2,200,000, which will be determined using the weighted average price of the Company's common stock for the ten trading days preceding the trading day immediately prior to the date the Company and WS Telecom Inc. enter into a Management Operating Agreement;

            3) the weighted average price of the Company's common stock, as referred to in 2) immediately above, will in no event be less than $3.30 per share or greater than $4.30 per share;

            4) the Company will issue a number of warrants with a value of $1,300,000, the value of which will be calculated as of the date the Company and WS Telecom Inc. enter into a Management Operating Agreement, assuming 90% volatility of the underlying share of common stock of the Company in accordance with the Black Scholes option - pricing model;

            5) each share of MS Telecom, Inc.'s Preferred Stock issued and outstanding immediately prior to the effective time of the Acquisition will be canceled and extinguished and be converted automatically into the right to receive upon surrender of certificate(s) representing MS Telecom, Inc.'s Preferred Stock, as follows: (i) an amount of the Company's stock consideration equal to the product of the Company's stock consideration times 28.6% divided by total of MS Telecom, Inc.'s Preferred Stock; and
      (ii) an amount of the Company's warrant consideration equal to the product of MS Telecom, Inc.'s warrant consideration times 28.6% divided by the total of MS Telecom, Inc.'s Preferred Stock;

            6) each share of MS Telecom, Inc.'s common stock issued and outstanding immediately prior to the effective time of the cquisition will be canceled and extinguished and be converted automatically into the right to receive upon surrender of certificate(s) representing MS Telecom, Inc's common stock, as follows: (i) an amount of our stock consideration equal to the product of the Company's stock consideration times 71.4% divided by the total of MS Telecom, Inc.'s common stock; and (ii) an amount of the Company's warrant consideration equal to the product of the Company's warrant consideration times 71.4% divided by the total of MS Telecom, Inc.'s common stock;

            7) completion of the Acquisition is subject to certain conditions, including: (a) approval of the Agreement and the Acquisition by shareholders; (b) receipt of regulatory approvals; and (c) certain other customary conditions; and

            8) concurrent with the execution of the Agreement and as material inducements to us and WS Telecom, Inc. as the acquired company, the following agreements will be entered into: (a) employment agreement between Xfone USA, Inc. and Wade Spooner; (b) employment agreement between Xfone USA, Inc. and Ted Parsons; and (c) escrow agreement among the Company, Xfone USA, Inc., Wade Spooner, Ted Parsons, and the escrow agent.

On July 1, 2004, the Company entered into a management agreement which provides that Xfone USA will provide management services to WS Telecom pending the consummation of the merger. The management agreement provides that all revenues generated from WS Telecom's business operations will be assigned and transferred to Xfone USA.

OUTSIDE COVER OF PROSPECTUS

Until 90 days after the date of this prospectus, or until _______________, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. As used in this prospectus the terms "we", "us", "our", and "Xfone" mean Xfone, Inc., unless otherwise indicated.


                                     PART II

         INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Our bylaws provide that we will subject to the provisions of Nevada Corporation Law, indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to the corporation if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is therefore unenforceable

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses.

            ITEM                                                    EXPENSE
          --------                                                -----------
      SEC Registration Fee                                        $  1,792.30
      Legal Fees and Expenses                                     $    48,500
      Finders Fees                                                $   162,800
      Accounting Fees and Expenses                                $    20,000
      Miscellaneous*                                              $     5,000
                                                                  -----------
      Total**                                                     $238,092.30
                                                                  ===========

*  Printing, administrative, and mailing costs
** Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On August 21, 2003, we issued 400,000 options to acquire shares of our restricted common stock to Abraham Keinan. These options were issued to Abraham Keinan for services rendered by Abraham Keinan as the Chairman of our Board of Directors. These options are exercisable at a price of $0.475 per share. Each option is convertible into one (1) share of stock. These options vested immediately and expire on August 21, 2008. We relied upon Section 4(2) of the Act for the offers and sales to Abraham Keinan. We believed that Section 4(2) was available because the offer and sale did not involve a public offering. On March 1, 2004, our Board of Directors cancelled these options. This cancellation was in accordance with our August 21, 2003 board resolution signed by all members of the Board of Directors, including Messrs Keinan and Nissenson, the proposed recipients of the options, which states that the "options are cancelable at the sole discretion of Xfone for a period not exceeding 210 days from the date these options are granted.

On August 21, 2003, we issued 200,000 options to acquire shares of our restricted common stock to Guy Nissenson. These options were issued to Guy Nissenson for services rendered by Mr. Nissenson as our President and Principal Executive Officer. These options are exercisable at a price of $0.475 per share. Each option is convertible into one (1) share of stock. These options vested immediately and expire on August 21, 2008. We relied upon Section 4(2) of the Act for the offers and sales to Guy Nissenson. We believed that Section 4(2) was available because the offer and sale did not involve a public offering. On March 1, 2004, our Board of Directors cancelled these options. This cancellation was in accordance with our August 21, 2003 board resolution signed by all members of the Board of Directors, including Messrs Keinan and Nissenson, the proposed recipients of the options, which states that the "options are cancelable at the sole discretion of Xfone for a period not exceeding 210 days from the date these options are granted.

On September 30, 2002 we entered into an agreement with Nir Davison. Nir Davison had the option to our shares of common stock 12 months after the September 30, 2002 agreement, if the Story Telecom project generated a sufficient amount of sales and profits according to a specified formula in the agreement; however, the project failed to meet the profits criteria and on September 30, 2003 the right for the options was cancelled.

Separate and apart from this agreement, because Story Telecom achieved growth since its inception, which has enabled us to attain certain achievements in our business plan, our Board of Directors issued a resolution on September 3, 2003 which provided that we or our major shareholders, Mr. Keinan, who is our Chairman of the Board, Vision Consultants, an affiliated entity, and Campbeltown Business Ltd., also an affiliated entity, in order to provide an incentive to Mr. Davison and to enhance his loyalty to us, will grant him options to purchase 500,000 shares of common stock. The September 3, 2003 resolution further provides that these major shareholders have the first right to sell to Mr. Davison their own shares or a portion of them at the same terms, rather than our issuing such shares. Immediately after the September 3, 2003 resolution was passed, the major shareholders, Vision Consulting and/or Abraham Keinan and/or Campbeltown Business, Ltd., notified Mr. Davison and us that they decided to exercise their first right by granting Mr. Davison the options to purchase the 500,000 shares from their own shares of our common stock. Therefore, as of the date of this notice we were no longer under the obligation to grant an option or issue shares of common stock to Mr. Davison under this resolution.

On January 9, 2004, we granted 17,500 restricted shares of our common stock, 17,500 Warrants A, and 17,500 Warrants B to Stern & Company, a limited liability company registered in New York which is owned, managed and controlled by Shai Stern, in exchange for strategic planning related services. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 17,500 shares of common stock, the 17,500 shares underlying the Warrants A and the 17,500 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 9, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv.  Stern  and  Company  had  a  preexisting   relationship  with  Guy
         Nissenson, our Principal Executive Officer and President.

On January 9, 2004, we sold 16,667 restricted shares of our common stock, 16,667 Warrants A, and 16,667 Warrants B to WEC Partners, LLC, a Delaware limited liability company owned and controlled by Ethan Benovitz, Daniel Saks, and Jaime Hartman, in exchange for $50,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 16,667 shares of common stock, the 16,667 shares underlying the Warrants A and the 16,667 shares underlying the Warrants
B. The Warrants A are exercisable at any time before January 9, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. WEC Partners had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 9, 2004, in exchange for $300,000, we sold 100,000 restricted shares of our common stock, 100,000 Warrants A, and 100,000 Warrants B to Platinum Partners Value Arbitrage, a Cayman Islands based limited partnership; Mark Nordlicht is the Managing Member of Platinum Management LLC, the General Partner of this limited partnership, which is a limited liability company registered in new York. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 100,000 shares of common stock, the 100,000 shares underlying the Warrants A and the 100,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 9, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Platinum Management LLC had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 9, 2004, we sold 50,000 restricted shares of our common stock, 50,000 Warrants A, and 50,000 Warrants B to Countrywide Partners, LLC, a Delaware limited liability company owned, managed, and controlled by Harry Adler, in exchange for $150,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 50,000 shares of common stock, the 50,000 shares underlying the Warrants A and the 50,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 9, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by
Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Countrywide Partners had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On or about January 15, 2003, we sold 5,000 restricted shares of our common stock to WorldNet Global.com Ltd., a United Kingdom corporation controlled by Vic Chhabria, at a price of $0.50 per share or an aggregate purchase price of $2,500. On or about February 17, 2003, we sold an additional 5,650 restricted shares of our common stock to WorldNet Global.com Ltd. at a price of $0.44 per share or an aggregate purchase price of $2,500. On or about April 24, 2003, we sold an additional 20,000 restricted shares of our common stock to WorldNet Global.com Ltd. at a price of $0.25 per share or an aggregate purchase price of $5,000. On or about May 16, 2003, we sold an additional 9,615 restricted shares of our common stock to WorldNet Global.com Ltd. at a price of $0.26 per share or an aggregate purchase price of $2,500. On or about August 28, 2003, we sold an additional 11,750 restricted shares of our common stock to WorldNet Global.com Ltd. at a price of $0.425 per share or an aggregate purchase price of $5,000. On or about September 3, 2003, we sold an additional 4,780 restricted shares of our common stock to WorldNet Global.com Ltd. at a price of $0.523 per share or an aggregate purchase price of $2,500. On or about October 27 2003, we sold an additional 1,025 restricted shares of our common stock to WorldNet Global.com Ltd. at a price of $2.43 per share or an aggregate purchase price of $2,500. We relied upon Section 4(2) of the Act for the offers and sales to WorldNet Global.com, Ltd. We believed that Section 4(2) was available because the sales did not involve a public offering and there was no general solicitation or general advertising involved in the sales. WorldNet Global.com Ltd. had a pre-existing relationship with us as a reseller of our telecommunications services. We placed legends on the stock certificates stating that the securities were not registered under the Securities Act of 1933 and set forth the restrictions on their transferability and sale.

On January 15, 2004, we sold 5,000 restricted shares of our common stock, 5,000 Warrants A, and 5,000 Warrants B to Arik Ecker in exchange for $15,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 5,000 shares of common stock, the 5,000 shares underlying the Warrants A and the 5,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 15, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Arik Ecker had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 15, 2004, we sold 8,500 restricted shares of our common stock, 8,500 Warrants A, and 8,500 Warrants B to Zwi Ecker in exchange for $25,500. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 8,500 shares of common stock, the 8,500 shares underlying the Warrants A and the 8,500 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 15, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Zwi Ecker had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 15, 2004, we sold 13,000 restricted shares of our common stock, 13,000 Warrants A, and 13,000 Warrants B to Simon Langbart in exchange for $39,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 13,000 shares of common stock, the 13,000 shares underlying the Warrants A and the 13,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 15, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Simon Langbart had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 15, 2004, we sold 5,000 restricted shares of our common stock, 5,000 Warrants A, and 5,000 Warrants B to Robert Langbart in exchange for $15,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 5,000 shares of common stock, the 5,000 shares underlying the Warrants A and the 5,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 15, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Robert Langbart had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 15, 2004, we sold 3,000 restricted shares of our common stock, 3,000 Warrants A, and 3,000 Warrants B to Michael Derman in exchange for $9,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 3,000 shares ofcommon stock, the 3,000 shares underlying the Warrants A and the 3,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 15, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Michael Derman had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 15, 2004, we sold 7,000 restricted shares of our common stock, 7,000 Warrants A, and 7,000 Warrants B to Errol Derman in exchange for $21,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 7,000 shares of common stock, the 7,000 shares underlying the Warrants A and the 7,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 15, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Errol Derman had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 15, 2004, we sold 8,000 restricted shares of our common stock, 8,000 Warrants A, and 8,000 Warrants B to Yuval Haim Sobel in exchange for $24,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 8,000 shares of common stock, the 8,000 shares underlying the Warrants A and the 8,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 15, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Yuval Haim Sobel had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 15, 2004, we sold 8,000 restricted shares of our common stock, 8,000 Warrants A, and 8,000 Warrants B to Zvi Sobel in exchange for $24,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 8,000 shares of common stock, the 8,000 shares underlying the Warrants A and the 8,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 15, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Zvi Sobel had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 15, 2004, we sold 8,400 restricted shares of our common stock, 8,400 Warrants A, and 8,400 Warrants B to Tenram Investments, Ltd. in exchange for $25,200. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 8,400 shares of common stock, the 8,400 shares underlying the Warrants A and the 8,400 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 15, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Tenram Investments, Ltd. had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 15, 2004, we sold 10,000 restricted shares of our common stock, 10,000 Warrants A, and 10,000 Warrants B to Michael Zinn in exchange for $30,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 10,000 shares of common stock, the 10,000 shares underlying the Warrants A and the 10,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 15, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Michael Zinn had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 22, 2004, we granted 100,000 Warrants A to Hamilton, Lehrer & Dargan, P.A. in exchange for legal services rendered to us. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. We agreed to register the 100,000 shares of common stock underlying the Warrants A. The Warrants A are exercisable at any time before January/February 2009. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Hamilton, Lehrer & Dargan, P.A. had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 25, 2004, we sold 20,000 restricted shares of our common stock, 20,000 Warrants A, and 20,000 Warrants B to Michael Weiss in exchange for $60,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 20,000 shares of common stock, the 20,000 shares underlying the Warrants A and the 20,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 25, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Michael Weiss had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 30, 2004, we sold 16,667 restricted shares of our common stock, 16,667 A Warrants, and 16,667 B Warrants to Oded Levy in exchange for $50,000. Each A Warrant is exercisable into one share of common stock at an exercise price of $5.50 per share. Each B Warrant is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 16,667 shares of common stock, the 16,667 shares underlying the A Warrants and the 16,667 shares underlying the B Warrants. The A Warrants are exercisable at any time before January 30, 2009. The B Warrants are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We paid a finders fee in the amount of $4,000 to Oberon Group, LLC, a limited liability company registered in New York, which is owned, managed and controlled by Adam Breslawsky, in connection with the sale. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed
Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment.

On January 30, 2004, we sold 66,667 restricted shares of our common stock, 66,667 A Warrants, and 66,667 B Warrants to Southridge Partners, LP, a limited partnership registered in Delaware, in exchange for $200,000. Stephen Hicks is the President of the limited partnership's general partner, Southridge Capital Management. Each A Warrant is exercisable into one share of common stock at an exercise price of $5.50 per share. Each B Warrant is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 66,667 shares of common stock, the 66,667 shares underlying the A Warrants and the 66,667 shares underlying the B Warrants. The A Warrants are exercisable at any time before January 30, 2009. The B Warrants are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We paid a finders fee in the amount of $16,000 to Oberon Group, LLC, a limited liability company registered in New York, which is owned, managed and controlled by Adam Breslawsky, in connection with the sale. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and


         iv. Southridge Partners, LP had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 30, 2004,we sold 5,000 restricted shares of our common stock, 5,000 A Warrants, and 5,000 B Warrants to Adam Breslawsky in exchange for $15,000. Each A Warrant is exercisable into one share of common stock at an exercise price of $5.50 per share. Each B Warrant is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 5,000 shares of common stock, the 5,000 shares underlying the A Warrants and the 5,000 shares underlying the B Warrants. The A Warrants are exercisable at any time before January 30, 2009. The B Warrants are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We paid a finders fee in the amount of $1,200 to Oberon Group, LLC, a limited liability company registered in New York, which is owned, managed and controlled by Adam Breslawsky, in connection with the sale. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed
Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Adam Breslawsky had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On January 30, 2004, we sold 6,667 restricted shares of our common stock, 6,667 Warrants A, and 6,667 Warrants B to Michael Epstein in exchange for $20,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 6,667 shares of common stock, the 6,667 shares underlying the Warrants A and the 6,667 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 30, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We paid a finders fee in the amount of $1,600 to Oberon Group, LLC, a limited liability company registered in New York, which is owned, managed and controlled by Adam Breslawsky, in connection with the sale. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed
Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment

On January 30, 2004, we sold 13,334 restricted shares of our common stock, 13,334 Warrants A, and 13,334 Warrants B to Stephen Frank in exchange for $40,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 13,334 shares of common stock, the 13,334 shares underlying the Warrants A and the 13,334 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 30, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We paid a finders fee in the amount of $3,200 to Oberon Group, LLC, a limited liability company registered in New York, which is owned, managed and controlled by Adam Breslawsky, in connection with the sale. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment.

On January 30, 2004, we sold 66,667 restricted shares of our common stock, 66,667 Warrants A, and 66,667 Warrants B to Southshore Capital Fund LTD, a Cayman Islands corporation, in exchange for $200,000. Navigator Management is the Corporate Director of Southshore Capital Fund, Ltd. and the Director and control person of Navigator Management is David Sims. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 66,667 shares of common stock, the 66,667 shares underlying the Warrants A and the 66,667 shares underlying the Warrants B. The Warrants A are exercisable at any time before January 30, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We paid a finders fee in the amount of $16,000 to Oberon Group, LLC, a limited liability company registered in New York, which is owned, managed and controlled by Adam Breslawsky, in connection with the sale. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed
Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment

On February 2, 2004, we sold 500,000 restricted shares of our common stock, 500,000 Warrants A, and 500,000 Warrants B to Crestview Capital Master, LLC, a limited liability company registered in Delaware which is controlled by Richard Levy and Stuart Flink, in exchange for $1,500,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 500,000 shares of common stock, the 500,000 shares underlying the Warrants A and the 500,000 shares underlying the Warrants B. The Warrants A are exercisable at any time before February 2, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We paid a finders fee in the amount of $120,000 to Oberon Group, LLC, a limited liability company registered in New York, which is owned, managed and controlled by Adam Breslawsky, in connection with the sale. We relied upon the exemption from registration provided by
Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment.

On February 11, 2004, we sold 3,334 restricted shares of our common stock, 3,334 Warrants A, and 3,334 Warrants B to Joshua Lobel in exchange for $10,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 3,334 shares of common stock, the 3,334 shares underlying the Warrants A and the 3,334 shares underlying the Warrants B. The Warrants A are exercisable at any time before February 11, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We paid a finders fee in the amount of $800 in connection with the sale. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Joshua Lobel had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On February 11, 2004, we sold 8,334 restricted shares of our common stock, 8,334 Warrants A, and 8,334 Warrants B to Joshua Kazam in exchange for $25,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 8,334 shares of common stock, the 8,334 shares underlying the Warrants A and the 8,334 shares underlying the Warrants B. The Warrants A are exercisable at any time before February 11, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. Joshua Kazam had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

On February 12, 2004, we sold 20,000 restricted shares of our common stock, 20,000 Warrants A, and 20,000 Warrants B to The Oberon Group, LLC, a limited liability company registered in New York, which is owned, managed and controlled by Adam Breslawsky, in exchange for $60,000. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. Each Warrant B is exercisable into one share of common stock at an exercise price of $3.50 per share. We agreed to register the 20,000 shares of common stock, the 20,000 shares underlying the Warrants A and the 20,000 shares underlying the Warrants
B. The Warrants A are exercisable at any time before February 12, 2009. The Warrants B are exercisable until the earlier of 10 days after this registration statement is effective or 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange or up until the date that is 375 days following the date of purchase. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. the Oberon Group, LLC had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

During February 2004, we granted 50,000 Warrants A to The Oberon Group, LLC., a limited liability company registered in New York, in exchange for services rendered to us. Each Warrant A is exercisable into one share of common stock at an exercise price of $5.50 per share. We agreed to register the 50,000 shares of common stock underlying the Warrants A. The Warrants A are exercisable at any time before February 2009. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believed Section 4(2) was available because:

         i. the offer and sale did not involve a public offering;

         ii. all certificates were marked with restrictive legends;

         iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

         iv. the Oberon Group had a preexisting relationship with Guy Nissenson, our Principal Executive Officer and President.

EXHIBITS

2.    Agreement and plan or reorganization between Xfone, Inc. and Swiftnet
      Ltd. dated September 20, 2000 (1)
3.1   Articles of Incorporation of Xfone, Inc.(1)
3.2a  Bylaws of Xfone, Inc.(1)
3.2b  Amended Bylaws of Xfone, Inc.(4)
3.3   Articles of Incorporation of Swiftnet, Ltd.(1)
3.4   Bylaws of Swiftnet, Ltd.(1)
3.5   Amended bylaws of Xfone, Inc.(3)
3.6   By-Laws of Xfone USA, Inc. (6)
3.7 Office of the Mississippi Secretary of State, Articles of Merger or Share Exchange Profit Corporation (6)
4.    Specimen Stock Certificate(1)
5.    Opinion of Hamilton, Lehrer & Dargan, P.A.
10.1  Agreement between Swiftnet Ltd. and Guy Nissenson dated May 11, 2000(1)
10.2  Employment Agreement with Bosmat Houston dated January 1, 2000(1)
10.3 Loan Agreement with Swiftnet Ltd., Guy Nissenson, and Nissim Levy dated August 5, 2000(1)
10.4 Promissory Note executed between Xfone and Swiftnet Ltd. dated September 29, 2000(1)
10.5 Stock Purchase Agreement between Swiftnet, Ltd, Abraham Keinan, and Campbeltown Business, Ltd. dated June 19, 2000(1)
10.6 Consulting Agreement between Swiftnet, Ltd. and Campbeltown Business, Ltd. dated May 11, 2000(1)
10.7  Agreement with Campbeltown Business Ltd. dated July 30, 2001(1)
10.8  Contract with WorldCom International, Ltd. dated June 20, 1998(1)
10.9  Contract with VoiceNet Inc. dated April 11, 2000(1)
10.10 Contract with InTouchUK.com Ltd. dated April 25, 2000(1)
10.11 Letter of Understanding from Campbeltown Business, Ltd. to Xfone, Inc. dated July 30, 2001 (2)
10.12 Agreement between Adar International, Inc./Mr. Sidney J. Golub and Swiftnet dated April 6, 2000 (2)
10.13 Lease Agreement between Elmtree Investments, Ltd. and Swiftnet, Ltd. dated December 4, 1991 (2)
10.14 Lease Agreement between Postwick Property Holdings Limited and Swiftnet, Ltd. dated October 8, 2001.(2)
10.15 Agreement between Xfone, Inc., Swiftnet, Ltd., and Nir Davison dated September 30, 2002 (5)
10.16 As to Form: Shares and Warrant Purchase Agreement, Irrevocable Proxy, Warrant A, Warrant B and Registration Rights Agreement of Selling Shareholders Platinum Partners Value Arbitrage Fund LP, Countrywide Partners LLC and WEC Partners LLC. [3 investors]
10.17 As to Form: Shares and Warrant Purchase Agreement, Irrevocable Proxy, Warrant A, Warrant B and Registration Rights Agreement of Selling Shareholders Simon Langbart, Robert Langbart, Arik Ecker, Zwi Ecker, Michael Derman, Errol Derman,Yuval Haim Sobel, Zvi Sobel, Tenram Investment Ltd., Michael Zinn, Michael Weiss. [11 investors]
10.18 As to Form: Shares and Warrant Purchase Agreement, Irrevocable Proxy, Warrant A, Warrant B and Registration Rights Agreement of Selling Shareholders Southridge Partners LP and Southshore Capital Fund Ltd. [2 investors]
10.19 As to Form: Shares and Warrant Purchase Agreement, Irrevocable Proxy, Warrant A, Warrant B and Registration Rights Agreement of Selling Shareholders Crestview Capital Master LLC. [1 investors]
10.20 As to Form: Shares and Warrant Purchase Agreement, Irrevocable Proxy, Warrant A, Warrant B and Registration Rights Agreement of Selling Shareholders Adam Breslawsky, Oded Levy, Michael Epstein, Steven Frank, Joshua Lobel, Joshua Kazan and The Oberon Group LLC. [7 investors]
10.21 Newco (Auracall Limited) Formation Agreement.
10.22 Agreement with ITXC Corporation
10.23 Agreement with Teleglobe International
10.23.1 Amendment to Agreement with Teleglobe International
10.24 Agreement with British Telecommunications
10.25 Agreement with Easyair Limited (OpenAir)
10.26 Agreement with Worldnet
10.27 Agreement with Portfolio PR
10.28 Agreement with Stern and Company
10.29 December 31, 2003 letter to Xfone from A. Keinan
10.30 Agreement between Swiftnet, Ltd. and Dan Kirschner
10.31 Agreement and Plan of Acquisition (6)
10.32 Escrow Agreement (6)
10.33 Release Agreement (6)
10.34 Employment Agreement between WS Telecom, Inc. and Wade Spooner (6)
10.35 Employment Agreement between WS Telecom, Inc. and Ted Parsons (6)
10.36 First Amendment to Agreement and Plan of Merger (WS Telecom, Inc./Xfone, Inc./Xfone USA, Inc.)
10.37 Finders Agreement with The Oberon Group, LLC
10.38 Agreement with The Oberon Group, LLC
10.39 Management Agreement (WS Telecom, Inc. and Xfone USA, Inc.)
10.40 Engagement Letter to Tommy R. Ferguson, Confidentiality Agreement, and Executive Inventions Agreement dated August 19, 2004.
21.1  List of Subsidiaries (Amended)
23.   Consent of  Chaifetz & Schreiber, P.C.
24.   Consent of Hamilton, Lehrer & Dargan, P.A. included in Exhibit 5


- ----------
(1) Denotes previously filed exhibits: filed on August 10, 2001 with Xfone, Inc.'s SB-2 registration statement, file # 333-67232.

(2) Denotes previously filed exhibits: filed on October 16, 2001 with Xfone, Inc.'s SB-2/Amendment 1 registration statement, file # 333-67232.

(3) Denotes previously filed exhibit: filed on November 28, 2001 with Xfone, Inc.'s SB-2/Amendment 2 registration statement, file # 333-67232.

(4) Denotes previously filed exhibit: filed on December 5, 2002 with Xfone, Inc.'s Form 8-K.
(5) Denotes previously filed exhibit: filed on March 3, 2003 with Xfone, Inc.'s SB-2/Post Effective Amendment No. 2 registration statement, file # 333-67232
(6) Denotes previously filed exhibit: filed on June 1, 2004 with Xfone, Inc.'s Form 8-K

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period a post-effective amendment to this registration statement is required to:


         a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         b)       Reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information in the registration statement;

         c) Include any additional or changed material information on the plan of distribution; and

         (d) To remove from registration any of the securities that remain unsold at the end of the offering.

2. That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.    Insofar  as  indemnification   for  liabilities  arising  under  the
      Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

4. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on September 13, 2004.

XFONE, INC.


Title                           Name                Date                   Signature
--------------------------------------------------------------------------------------------
Chairman of the Board           Abraham Keinan      September 13, 2004      /s/ Abraham Keinan
--------------------------------------------------------------------------------------------
President                       Guy Nissenson       September 13, 2004      /s/ Guy Nissenson
--------------------------------------------------------------------------------------------
Principal Executive Officer     Guy Nissenson       September 13, 2004      /s/ Guy Nissenson
--------------------------------------------------------------------------------------------
Principal Accounting Officer    Guy Nissenson       September 13, 2004      /s/ Guy Nissenson
--------------------------------------------------------------------------------------------
Principal Financial Officer     Guy Nissenson       September 13, 2004      /s/ Guy Nissenson
--------------------------------------------------------------------------------------------c

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                 Signature             Title                            Date
---------------------------------------------------------------------------------------------
Abraham Keinan       /s/ Abraham Keinan    Chairman of the Board            September 13, 2004
---------------------------------------------------------------------------------------------
Guy Nissenson        /s/ Guy Nissenson     President,
                                           Principal Executive Officer,
                                           Principal Financial Officer,
                                           Principal Accounting Officer,
                                           and Director                     September 13, 2004
---------------------------------------------------------------------------------------------